Exhibit 10.1

Execution Version

AMENDMENT NO. 4 TO LOAN AGREEMENT

This Amendment No. 4 to Loan Agreement (this “Agreement”), dated as of May 20, 2020, is among KEY ENERGY SERVICES, INC., a Delaware corporation (the “Company”), KEY ENERGY SERVICES, LLC, a Texas limited liability company (“Key Energy LLC”, and together with the Company, collectively, “Borrowers” or “Borrower”), Lenders party to this Agreement constituting Required Lenders and BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, Borrowers, the Lenders from time to time party thereto, the Administrative Agent, and Bank of America, N.A., as Collateral Agent, are parties to that certain Loan and Security Agreement dated as of December 15, 2016 (as amended, supplemented, restated or otherwise modified from time to time prior to the date hereof, the “Existing Loan Agreement”; unless otherwise defined herein, capitalized terms used herein that are not otherwise defined herein shall have the respective meanings assigned to such terms in the Amended Loan Agreement defined below); and

WHEREAS, the Borrowers have requested that the Lenders and the Administrative Agent amend certain provisions of the Existing Loan Agreement, and, subject to the satisfaction of the conditions set forth herein, the Lenders signatory hereto and the Administrative Agent are willing to do so, on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

1.    Amendments. Borrower, Lenders party hereto and Administrative Agent agree that the Existing Loan Agreement shall hereby be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double underlined text) as set forth in Exhibit A attached hereto (the Existing Loan Agreement as so amended, the “Amended Loan Agreement”).

1.1    Schedule 1.1 to the Existing Loan Agreement is hereby amended and restated as Schedule 1.1 to this Agreement; and

2.    Revolving Commitment Reduction. It is hereby acknowledged and agreed that, pursuant to Section 2.1.4 of the Existing Loan Agreement, Borrowers are deemed to have given irrevocable notice of a permanent reduction of the Revolving Commitments in the aggregate amount of $20,000,000, which reduction shall be applied to each Lender’s Commitment on a ratable basis for all Lenders on the date hereof. After giving effect to such reduction, the aggregate Revolving Commitments shall be $50,000,000.

3.    No Other Amendments or Waivers.

This Agreement, and the terms and provisions hereof, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes any and all prior or contemporaneous amendments relating to the subject matter hereof. Except for the amendments to the Existing Loan Agreement set forth in Section 1 hereof, the Existing Loan Agreement shall remain unchanged and in full force and effect. The execution, delivery, and performance of this Agreement shall not operate as a waiver of or as an amendment of, any right, power, or remedy of Administrative Agent or the Lenders under the Existing Loan Agreement or any of the other Loan Documents as in effect prior to the date hereof, nor constitute a waiver of any provision of the Existing Loan Agreement or any of the other Loan Documents except for the amendments to the Existing Loan Agreement as set forth in Section 1 hereof. The agreements set forth herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance under the Amended Loan Agreement or other Loan Documents, and shall not operate as a consent to any further or other matter, under the Loan Documents.

4.    Conditions Precedent. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent on the date hereof:

4.1    Execution of Agreement. Each Borrower, Administrative Agent and Lenders constituting Super Majority Lenders shall have duly executed and delivered this Agreement.

4.2    Accuracy of Representations and Warranties. All representations and warranties contained in Section 5 hereof shall be true and correct in all respects.

4.3    Fees and Expenses. The Administrative Agent shall have received all reasonable and documented fees and expenses of the Administrative Agent and of counsel to the Administrative Agent for which invoices (including estimates) have been presented prior to the date hereof shall have been paid.

4.4    Corporate Authorization. Administrative Agent shall have received a certificate of a duly authorized officer of each Borrower, certifying that an attached copy of resolutions authorizing execution and delivery of this Agreement is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to the credit facility as amended hereby.

4.5    Absence of Defaults. No Default or Event of Default has occurred and is continuing or would reasonably be expected to result after giving effect to this Agreement.

4.6    Initial Cash Flow Forecast. Administrative Agent shall have received a preliminary cash flow forecast of the Company and its Subsidiaries covering the 13-week period ending July 31, 2020, in Excel format (the “13-Week Forecast”), which 13-Week Forecast and any amendments thereto shall reflect, for the periods covered thereby, projected weekly disbursements (in line item detail), cash receipts (in line item detail), and ending cash for each week covered by the 13-Week Forecast.

5.    Representations and Warranties. Each Borrower hereby jointly and severally represents and warrants to Administrative Agent and Lenders, that

5.1    the execution, delivery and performance by the Borrowers of this Agreement:

(a)    are within each Borrower’s corporate, limited liability company or partnership powers, as applicable, and have been duly authorized by all necessary corporate, limited liability company or partnership, as applicable, and, if required, equity holder action (including, without limitation, any action required to be taken by any class of directors or other governing body of any Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the execution, delivery and performance by the Borrowers of this Agreement);

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(b)    do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or other equity holders or any class of directors or other governing body, whether interested or disinterested, of any Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby, except such as have been obtained or made and are in full force and effect other than those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, or could not reasonably be expected to have a Material Adverse Effect;

(c)    will not violate any Sanctions and Applicable Law, any Organic Documents of any Borrower or any Restricted Subsidiary, or any order of any Governmental Authority;

(d)    will not violate or result in a default under any Material Contract, or give rise to a right thereunder to require any payment to be made by any Borrower or any Restricted Subsidiary; and

(e)    will not result in the creation or imposition of any Lien on any Property of any Borrower or any Restricted Subsidiary (other than the Liens created by the Loan Documents).

5.2    this Agreement has been duly executed and delivered by such Borrower and constitutes a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

5.3    no Default or Event of Default has occurred and is continuing.

6.    Reaffirmation. Each of the Borrowers hereby confirms its respective guarantees, pledges, grants of security interests and other obligations, as applicable, under and subject to the terms of each of the Loan Documents to which it is party, and agrees that such guarantees, pledges, grants of security interests and other obligations, and the terms of each of the Loan Documents to which it is a party, are not impaired or affected in any manner whatsoever and shall continue to be in full force and effect. Each Borrower acknowledges and agrees that any of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect, and that all of its obligations thereunder (other than as expressly amended hereby) shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Agreement.

7.    Miscellaneous.

7.1    Captions. Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.

7.2    Governing Law. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

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7.3    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

7.4    Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the sole benefit of the parties and their respective successors and assigns.

7.5    References. Any reference to the Loan Agreement contained in any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Agreement shall be deemed to include this Agreement unless the context shall otherwise require.

7.6    Loan Document. This Agreement shall be deemed to be and shall constitute a Loan Document.

7.7    Continued Effectiveness. Notwithstanding anything contained herein, the terms of this Agreement are not intended to and do not serve to effect a novation as to the Existing Loan Agreement. The Amended Loan Agreement and each of the Loan Documents remain in full force and effect.

7.8    Entire Agreement. This Agreement constitutes the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

7.9    Counterparts; Execution. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Administrative Agent has received counterparts bearing the signatures of all parties hereto and each of the other conditions set forth in Section 4 hereof is satisfied. Delivery of a signature page of this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement. Any signature, contract formation or record-keeping through electronic means shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.

[Remainder of Page Intentionally Left Blank]

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

KEY ENERGY SERVICES, INC.

By /s/ J. Marshall Dodson
Name: J. Marshall Dodson
Title: Interim Chief Executive Officer, Senior Vice President and Chief Financial Officer

KEY ENERGY SERVICES, LLC.

By /s/ J. Marshall Dodson
Name: J. Marshall Dodson
Title: Interim Chief Executive Officer, Senior Vice President and Chief Financial Officer

[Signature Page to Amendment No. 4 to

Loan Agreement]

ADMINISTRATIVE AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Administrative Agent and a Lender

By /s/ Ajay Jagsi
Name: Ajay Jagsi
Title: Vice President

[Signature Page to Amendment No. 4 to

Loan Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By /s/ Brad Miller
Name: Brad Miller
Title: Vice President

[Signature Page to Amendment No. 4 to

Loan Agreement]

SIEMENS FINANCIAL SERVICES, INC., as a Lender

By /s/ Mark Schafer
Name: Mark Schafer
Title: Vice President

By /s/ Maria Levy
Name: Maria Levy
Title: Vice President

[Signature Page to Amendment No. 4 to

Loan Agreement]

SCHEDULE 1.1

to

Amendment No. 4 to Loan Agreement

which amends and replaces

Schedule 1.1

to

Loan and Security Agreement

COMMITMENTS OF LENDERS

Lender	Revolver Commitment		Total Commitments
Bank of America, N.A.	~~$~~ $	~~28,000,000.00~~ 20,000,000.00	~~$~~ $	~~28,000,000.00~~ 20,000,000.00
PNC Bank, National Association	~~$~~ $	~~28,000,000.00~~ 20,000,000.00	~~$~~ $	~~28,000,000.00~~ 20,000,000.00
Siemens Financial Services, Inc.	~~$~~ $	~~14,000,000.00~~ 10,000,000.00	~~$~~ $	~~14,000,000.00~~ 10,000,000.00
	~~$~~ $	~~70,000,000.00~~ 50,000,000.00	~~$~~ $	~~70,000,000.00~~ 50,000,000.00

EXHIBIT A

Amended Loan Agreement

See Attached

LOAN AND SECURITY AGREEMENT

Dated as of December 15, 2016

KEY ENERGY SERVICES, INC., and

KEY ENERGY SERVICES, LLC,

as Borrowers

BANK OF AMERICA, N.A.,

as Administrative Agent

and

BANK OF AMERICA, N.A.

as Sole Collateral Agent

and

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

BANK OF AMERICA, N.A.

as Lead Arranger and Sole Bookrunner

7.4.	Other Collateral	77
7.5.	Limitations	77
7.6.	Further Assurances	77
7.7.	Certain Limited Exclusions	78
7.8.	Intercreditor Agreement	79
Section 8.	COLLATERAL ADMINISTRATION	79
8.1.	Borrowing Base Reports	79
8.2.	Accounts	79
8.3.	Proceeds of the Term Loans	80
8.4.	Equipment	81
8.5.	Deposit Accounts and Securities Accounts	81
8.6.	General Provisions	81
8.7.	Power of Attorney	83
Section 9.	REPRESENTATIONS AND WARRANTIES	83
9.1.	General Representations and Warranties	83
9.2.	Complete Disclosure; Financial Statements and Projections	92
Section 10.	COVENANTS AND CONTINUING AGREEMENTS	92
10.1.	Affirmative Covenants	93
10.2.	Negative Covenants	99
10.3.	Financial Covenants	109
Section 11.	GUARANTY	109
11.1.	Guaranty	109
11.2.	No Setoff or Deductions; Taxes; Payments	110
11.3.	Rights of Secured Parties	110
11.4.	Certain Waivers	110
11.5.	Obligations Independent	111
11.6.	Subrogation	111
11.7.	Termination; Reinstatement	111
11.8.	Subordination	112
11.9.	Stay of Acceleration	112
11.10.	Expenses	112
11.11.	Miscellaneous	112
11.12.	Condition of Borrowers	112
11.13.	Additional Guarantors	113
Section 12.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	113
12.1.	Events of Default	113
12.2.	Remedies upon Default	114
12.3.	License	115
12.4.	Setoff	115
12.5.	Remedies Cumulative; No Waiver	115
Section 13.	AGENTS	116
13.1.	Appointment, Authority and Duties of Agents	116
13.2.	Agreements Regarding Collateral and Borrower Materials	117
13.3.	Reliance By Administrative Agent	118
13.4.	Action Upon Default	118
13.5.	Ratable Sharing	118
13.6.	Indemnification	119
13.7.	Limitation on Responsibilities of Administrative Agent	119
13.8.	Successor Administrative Agent	119
13.9.	Due Diligence and Non-Reliance	120
13.10.	Remittance of Payments and Collections	120
13.11.	Individual Capacities	121

(ii)

13.12.	Titles	121
13.13.	Bank Product Providers	121
13.14.	[Reserved]	121
13.15.	No Third Party Beneficiaries	122
13.16.	Certain ERISA Matters.	122
Section 14.	BENEFIT OF AGREEMENT; ASSIGNMENTS	124
14.1.	Successors and Assigns	124
14.2.	Participations	124
14.3.	Assignments	124
14.4.	Replacement of Certain Lenders	125
Section 15.	MISCELLANEOUS	126
15.1.	Consents, Amendments and Waivers	126
15.2.	Indemnity	127
15.3.	Notices and Communications	127
15.4.	Performance of Borrowers’ Obligations	128
15.5.	Credit Inquiries	129
15.6.	Severability	129
15.7.	Cumulative Effect; Conflict of Terms	129
15.8.	Counterparts; Execution	129
15.9.	Entire Agreement	129
15.10.	Relationship with Lenders	129
15.11.	No Advisory or Fiduciary Responsibility	130
15.12.	Confidentiality	130
15.13.	Acknowledgement Regarding Any Supported QFCs	131
15.14.	GOVERNING LAW	132
15.15.	Consent to Forum; Bail-In of EEA Financial Institutions	132
15.16.	Waivers by Borrowers	132
15.17.	PATRIOT Act Notice	133
15.18.	NO ORAL AGREEMENT	133

(iii)

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment
Exhibit B	Form of Compliance Certificate

Schedule 1.1	Commitments of Lenders
Schedule 1.1(A)	Closing Date Unrestricted Subsidiaries
Schedule 1.1(B)	Closing Date Immaterial Domestic Subsidiaries
Schedule 1.1(C)	Mortgaged Real Property as of the Third Amendment Effective Date
Schedule 1.1(D)	Specified Account Debtors
Schedule 2.3	Existing Letters of Credit
Schedule 7.3.4	Post-Amendment Effective Date Covenant
Schedule 7.4.1	Commercial Tort Claims
Schedule 8.5	Deposit Accounts
Schedule 9.1.4	Existing Liabilities
Schedule 9.1.16	Restrictive Agreements
Schedule 9.1.18	Names and Capital Structure
Schedule 9.1.19	Locations of Offices
Schedule 9.1.21	Intellectual Property
Schedule 9.1.24	Hedging Agreements
Schedule 9.1.25(a)	Filing Offices
Schedule 10.2.1(k)	Closing Date Borrowed Money
Schedule 10.2.4	Investments

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of December 15, 2016 (this “Agreement”), among KEY ENERGY SERVICES, INC., a Delaware corporation (the “Company”), KEY ENERGY SERVICES, LLC, a Texas limited liability company (“Key Energy LLC”, and together with the Company, collectively, “Borrowers” or “Borrower”), certain subsidiaries of Borrowers named as guarantors herein, the financial institutions party to this Agreement from time to time as Lenders, BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, “Administrative Agent”) and other agents party hereto.

R E C I T A L S:

WHEREAS, Borrowers, certain subsidiaries of the Borrowers party thereto as guarantors, the Administrative Agent, other agents party thereto, and certain financial institutions or entities party thereto as lenders were party to that certain Loan and Security Agreement (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Original Credit Agreement”), dated as of June 1, 2015, pursuant to which the lenders party thereto extended credit and other accommodations to Borrowers in an aggregate principal amount of up to $100,000,000;

WHEREAS, on October 24, 2016, Borrowers and certain of their Subsidiaries commenced voluntary cases under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which cases are being jointly administered under Case No. Case No. 16-12306 (the “Chapter 11 Cases”);

WHEREAS, on December 6, 2016, the Bankruptcy Court entered the Confirmation Order confirming the Prepackaged Plan (as defined below); and

WHEREAS, Borrowers have requested that Lenders provide, substantially concurrently with the effective date of the Prepackaged Plan and pursuant to the Prepackaged Plan, a credit facility to finance their mutual and collective business enterprise; and

WHEREAS, Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1.    DEFINITIONS; RULES OF CONSTRUCTION

1.1.    Definitions. As used herein, the following terms have the meanings set forth below:

ABL Priority Collateral: as defined in the Intercreditor Agreement.

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person obligated under an Account, Chattel Paper or General Intangible.

Accounts Formula Amount: (a) 85% of the Value of Eligible Accounts; provided, however, that such percentage shall be reduced by 1.0% for each percentage point (or portion thereof) that the Dilution Percent exceeds 5% plus (b) the lesser of (i) the greater of (x) $~~30,000,000~~15,000,000 and (y) 25.0% of the

aggregate amount of Revolver Commitments then in effect, and (ii) 80% of the Value of Eligible Unbilled Accounts; provided, however, that such percentage shall be reduced by 1.0% for each percentage point (or portion thereof) that the Dilution Percent exceeds 5%.

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or all or substantially all assets of a Person; (b) record or beneficial ownership of more than 50% of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Borrower or a Restricted Subsidiary with another Person.

Additional Issuing Bank: any financial institution that is a Lender selected by the Borrower Agent and approved by Administrative Agent (which approval shall not be unreasonably withheld or delayed) to issue one or more Letters of Credit hereunder, provided that such financial institution consents to becoming an Additional Issuing Bank and provided further that such financial institution shall become a party to this Agreement in the capacity as an Issuing Bank by executing a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and signed by the Borrower, the Additional Issuing Bank and Administrative Agent.

Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Affiliate Transaction: as defined in Section 10.2.10.

Agent: each of Administrative Agent and Collateral Agent.

Agent Excluded Real Property: any Real Estate (including any Material Real Property) as to which (a) the Collateral Agent has elected in its sole discretion not to require to be subject to a Mortgage or not be transferred to the SPV (in each case, as provided in Section 7.3.1 or 7.3.3) or (b) the Collateral Agent has elected in its sole discretion to require to be subject to a Mortgage or transferred to the SPV at a later date (in each case, as provided in Section 7.3.1 or 7.3.3).

Agent Fee Letter: a letter agreement dated as of the Third Amendment Effective Date among the Company and Bank of America.

Agent Indemnitees: each Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by any Agent.

Agreement: as defined in the preamble hereto.

Allocable Amount: as defined in Section 5.11.3(b).

Amendment Agreement: the Amendment No. 1 to Loan Agreement dated as of the Amendment Effective Date, among Borrowers, Agent, Issuing Banks and the Lenders party thereto.

Amendment Effective Date: means April 5, 2019.

Anti-Corruption Laws: all laws, rules and regulations of any jurisdiction applicable to the Borrowers or their Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act (FCPA) and the U.K. Bribery Act.

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the PATRIOT Act.

Applicable Law: all laws, rules, regulations and binding governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: with respect to LIBOR Revolver Loans or Base Rate Loans, as applicable, the per annum margin set forth below, based upon the Fixed Charge Coverage Ratio for the four-Fiscal Quarter period ended on the last day of the applicable first three Fiscal Quarters of each Fiscal Year or for each Fiscal Year, as applicable:

From the Closing Date until the Amendment Effective Date:

Level	Fixed Charge Coverage Ratio	Base Rate Loans	LIBO Rate Loans
I	> 1.50:1	1.50%	2.50%
II	>1.00:1 but ≤ 1.50:1	2.50%	3.50%
III	≤ 1.00:1	3.50%	4.50%

From the Amendment Effective Date until the Third Amendment Effective Date:

Level	Fixed Charge Coverage Ratio	Base Rate Loans	LIBO Rate Loans
I	> 1.50:1	1.00%	2.00%
II	>1.00:1 but ≤ 1.50:1	1.25%	2.25%
III	≤ 1.00:1	1.50%	2.50%

From the Third Amendment Effective Date until the Fourth Amendment Effective Date:

Level	Fixed Charge Coverage Ratio	Base Rate Loans	LIBO Rate Loans
I	> 1.50:1	1.75%	2.75%
II	>1.00:1 but ≤ 1.50:1	2.00%	3.00%
III	≤ 1.00:1	2.25%	3.25%

From the Fourth Amendment Effective Date:

Level	Fixed Charge Coverage Ratio	Base Rate Loans	LIBO Rate Loans
I	> 1.50:1	2.75%	3.75%
II	>1.00:1 but ≤ 1.50:1	3.00%	4.00%
III	≤ 1.00:1	3.25%	4.25%

Until receipt by Administrative Agent of the financial statements and corresponding Compliance Certificate for the Fiscal Quarter ended June 30, 2020 pursuant to Section 10.1.2, Applicable Margin shall be determined as if Level III were applicable. Upon receipt thereof, any increase or decrease in Applicable Margin shall be effective on the first day of the calendar month following receipt. Thereafter, the Applicable Margins shall be subject to increase or decrease upon receipt by Administrative Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the most recent Fiscal Quarter or Fiscal Year completed, as the case may be, whereupon the Applicable Margins shall be adjusted by the Administrative Agent based on the information contained in the Compliance Certificate, which change shall be effective on the first day of the calendar month following receipt. If by the first day of the a month any financial statements and Compliance Certificate due in the preceding month have not been received, then, at the option of Required Lenders, the Applicable Margins shall be determined as if Level III were applicable, from such day until the first day of the calendar month following actual receipt.

Approved Fund: any Person (other than a natural Person) engaged in making, purchasing, holding or otherwise investing in commercial loans in its ordinary course of activities and that is administered or managed by a Lender, an entity that administers or manages a Lender or an Affiliate of either.

Asset Coverage Ratio: has the meaning assigned to such term in the Term Loan Credit Agreement as in effect on the Third Amendment Effective Date.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any Obligor or any Restricted Subsidiary, including any disposition in connection with a sale-leaseback transaction or synthetic lease.

Assignment: an assignment and acceptance agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise reasonably satisfactory to Administrative Agent.

Availability: the Borrowing Base minus Revolver Usage.

Availability Reserve: the sum (without duplication) of (a) the Bank Product Reserve; (b) the aggregate amount of liabilities secured by Liens upon the ABL Priority Collateral that are senior to Administrative Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (c) such additional reserves, in such amounts and with respect to such matters, as Collateral Agent in its Permitted Discretion may elect to impose from time to time.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.

Bank Product: any of the following products, services or facilities extended to any Borrower or Affiliate of a Borrower by a Lender, an Affiliate of a Lender or any Person who, at the time of establishing any of the following was a Lender or an Affiliate of a Lender: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card, purchase cards and merchant card services; and (d) other banking products or services, other than Letters of Credit.

Bank Product Reserve: the aggregate amount of reserves established by Collateral Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations.

Bankruptcy Code: as defined in the recitals hereto.

Bankruptcy Court: as defined in the recitals hereto.

Base Rate: for any day, a per annum rate equal to the greatest of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as of such day, plus 1.0%; provided, that in no event shall such rate be less than zero2.00%.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.

Benefit Plan: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor or (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments; (b) Capital Leases; (c) reimbursement obligations with respect to drawn letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrower Materials: Borrowing Base Reports, Compliance Certificates, Payment Conditions Certificate and other information, reports, financial statements (other than projections and any other forward-looking statements) and other materials delivered by Borrowers hereunder, as well as other Reports and information provided by any Agent to Lenders.

Borrowing: a group of Loans that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.

Borrowing Base: on any date of determination, an amount equal to (a) the lesser of (i) the aggregate Revolver Commitments; or (ii) the sum of the Accounts Formula Amount plus the Segregated Account Cash Balance, minus (b) the Availability Reserve.

Borrowing Base Report: a report of the Borrowing Base by Borrowers, in form and substance satisfactory to Administrative Agent.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and New York, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted in the London interbank market.

Capital Expenditures: all expenditures made by a Borrower or Restricted Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year and which are accounted for as “capital expenditures” in accordance with GAAP.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Administrative Agent to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account established by Administrative Agent at such commercial bank as Administrative Agent may select in its Permitted Discretion, which account shall be subject to a Lien in favor of Administrative Agent for the benefit of Secured Parties.

Cash Collateralize: the delivery of cash to Administrative Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), in an amount equal to Administrative Agent’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one (1) year from the date of creation thereof; (b) deposits maturing within one (1) year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively or, in the case of any Foreign Subsidiary, a bank organized in a jurisdiction in which the Foreign Subsidiary conducts operations having assets in excess of $500,000,000; (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) hereof, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (d) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) hereof; (f) deposits in money market funds investing exclusively in Investments described in clauses (a) through (e) hereof; and (g) instruments equivalent to those referred to in clauses (a) through (f) above of comparable tenor to those referred to above, (i) denominated in Canadian dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business, and (ii) used in the ordinary course of business of the Company and its Subsidiaries for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required or advisable in connection with any business conducted by the Company or any Subsidiary.

Cash Management Services: services relating to operating, cash management, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, treasury services, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

CFC: as defined in the definition of “Foreign Subsidiary”.

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: the occurrence of one or more of the following events:

(a) any sale, lease, transfer, conveyance or other disposition (in one transaction or a series of related transactions) of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Agreement) unless immediately following such sale, lease, transfer, conveyance or other disposition in compliance with this Agreement such properties or assets are owned, directly or indirectly, by (i) the Company or a Subsidiary of the Company or (ii) a Person controlled by the Company or a Subsidiary of the Company;

(b) the approval by the holders of Equity Interests of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(c) the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of the Equity Interests of the Company by any Person or Group (other than Permitted Holders) that, as a result of such acquisition, either (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, 50.1% or more of the Company’s then outstanding Equity Interests or Voting Stock or (ii) otherwise has the ability to elect, directly or indirectly, a majority of the members of the board of directors of the Company, including, without limitation, by the acquisition of revocable proxies for the election of directors;

(d) a “change in control”, “change of control offer” or any comparable term under, and as defined in the Term Loan Credit Agreement (to the extent then in effect); or

(e) (i) the Company ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in Key Energy LLC or any other Borrower or (ii) the sale or transfer of all or substantially all assets of a Borrower, except to another Borrower;

provided, that, none of the transactions contemplated or expressly authorized by the Restructuring Support Agreement or the Exchange Agreement shall constitute, or be deemed to constitute, a Change of Control.

Chapter 11 Cases: as defined in the recitals hereto.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of any Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Co-Collateral Agent: has the meaning assigned to such term in the preamble hereto.

Code: the Internal Revenue Code of 1986, as amended.

Collateral: all Property described in Section 7.1 (and not excluded by Section 7.7), all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Collateral Agent: Bank of America.

Commitment: for any Lender, the aggregate amount of such Lender’s Revolver Commitment. “Commitments” means the aggregate amount of all Revolver Commitments.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 12.2.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Company: as defined in the introductory paragraph hereto.

Compliance Certificate: a certificate, substantially in the form attached hereto as Exhibit B or such other form reasonably satisfactory to Administrative Agent, by which Borrowers (a) certify compliance with Section 10.3, (b) calculate the Fixed Charge Coverage Ratio for the applicable date (regardless of whether compliance with the Fixed Charge Coverage Ratio for the applicable date is tested for such period), including for the purposes of determining the Applicable Margin, (c) to the extent applicable, attach related consolidating financial statements reflecting the adjustments necessary to eliminate (1) the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements and (2) the financial and other operational results of Unrestricted Subsidiaries (if any), (d) set forth reasonably detailed calculations satisfactory to the Administrative Agent demonstrating that the aggregate value of the Excluded Property designated under clause (i) of the definition thereof as of the last day of the period covered by such Compliance Certificate does not exceed $5,000,000, and (e) list any office or place of business that was opened or was closed during the period covered by the certificate.

Confirmation Order: as defined in Section 6.1(f).

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Consolidated Cash Interest Expense: Consolidated Interest Expense excluding any amount described in clause (a) of the definition thereof and any amount not payable in cash (including any interest payable-in-kind).

Consolidated Depreciation and Amortization Expense: with respect to the Company, for any period, the total amount of depreciation and amortization expense, including (i) amortization of deferred financing fees and debt issuance costs, commissions, fees and expenses, (ii) amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits and (iii) amortization of intangibles (including goodwill and organizational costs) (excluding any such adjustment to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such adjustment is subsequently reversed), in each case of the Company and its Consolidated Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

Consolidated Interest Expense: for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Company and the Consolidated Subsidiaries for such period, whether paid or accrued, including to the extent included in interest expense under GAAP: (a) amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Agreement; (b) any interest expense on Debt of another Person that is guaranteed by the Company or any Consolidated Subsidiary or secured by a Lien on assets of the Company or any Consolidated Subsidiary (whether or not such guarantee or Lien is called upon); (c) capitalized interest and (d) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under synthetic leases allocable to interest expense whether or not the same constitutes interest expense under GAAP.

Consolidated Net Income: with respect to the Company for any period, the aggregate of the net income (loss) of the Company and its Consolidated Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (without duplication):

(i)

any after-tax effect of all extraordinary, nonrecurring or unusual gains or losses or income or expenses (including related to the Transactions on the Closing Date) or any restructuring charges or reserves, including, without limitation, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, retention, severance, system establishment cost, contract termination costs, costs to consolidate facilities and relocate employees, advisor fees and other out of pocket costs and non-cash charges to assess and execute operational improvement plans and restructuring programs, will be excluded;

(ii)

any expenses, costs or charges incurred, or any amortization thereof for such period, in connection with any equity issuance, Investment, acquisition, disposition, recapitalization or incurrence or repayment of Debt, including a refinancing thereof (in each case whether or not consummated) (including any such costs and charges incurred in connection with the Transactions on the Closing Date and the Chapter 11 Cases), and all gains and losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities or the early extinguishment of Debt, together with any related provision for taxes on any such gain, loss, income or expense will be excluded;

(iii)

the net income (or loss) of any Person that is not a Consolidated Subsidiary or that is accounted for by the equity method of accounting will be excluded, provided that the income of the Company will be included to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the specified Person or a Consolidated Subsidiary of the Person;

(iv)

effects of non-cash adjustments (including the effects of such adjustments pushed down to the Company and its Consolidated Subsidiaries) in the Company’s consolidated financial statements (including to property, equipment, inventory and other assets) pursuant to GAAP resulting from the application of purchase accounting or any consummated acquisition or the amortization or write-off of any amounts thereof (including the impact on net income (or loss) arising from mark-to-market adjustments with respect to earn-outs), net of taxes, will be excluded;

(v)

the net income (or loss) of the Company and its Consolidated Subsidiaries will be calculated without deducting the income attributed to, or adding the losses attributed to, the minority equity interests of third parties in any non-wholly-owned Consolidated Subsidiary except to the extent of the dividends paid in cash (or convertible into cash) during such period on the shares of Equity Interests of such Consolidated Subsidiary held by such third parties;

(vi)	the cumulative effect of any change in accounting principles will be excluded;

(vii)

(a) any non-cash expenses resulting from the grant or periodic remeasurement of stock options, restricted stock grants or other equity incentive programs (including any stock appreciation and similar rights) and (b) any costs or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent, in the case of clause (b), that such costs or expenses are funded with cash proceeds contributed to the common equity capital of the Company or a Consolidated Subsidiary of the Company, will be excluded;

(viii)

the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities resulting from the application of GAAP and the amortization of intangibles arising from the application of GAAP, including pursuant to ASC 805, Business Combinations, ASC 350, Intangibles-Goodwill and Other, or ASC 360, Property, Plant and Equipment, as applicable, will be excluded;

(ix)

any net after-tax income or loss from disposed, abandoned or discontinued operations or assets and any net after-tax gains or losses on disposed, abandoned or discontinued, transferred or closed operations or assets will be excluded;

(x)

any increase in amortization or depreciation, or effect of any adjustments to inventory, property, plant or equipment, software, goodwill and other intangibles, debt line items, deferred revenue or rent expense, any one time cash charges (such as purchased in process research and development or capitalized manufacturing profit in inventory) or any other effects, in each case, resulting from purchase accounting in connection with the Transactions on the Closing Date or any other acquisition prior to or following the Closing Date will be excluded;

(xi)

unrealized gains and losses relating to foreign currency transactions, including those relating to mark-to-market of Debt resulting from the application of GAAP, including pursuant to ASC 830, Foreign Currency Matters (including any net loss or gain resulting from hedge arrangements for currency exchange risk) will be excluded;

(xii)	any net gain or loss from Obligations or in connection with the early extinguishment of obligations under Hedging Agreements (including of ASC 815, Derivatives and Hedging) shall be excluded;

(xiii)

subject to the Cost Savings Cap, the amount of any costs and charges related to restructuring, business optimization, acquisition and integration (including, without limitation, retention, severance, systems establishment costs, excess pension charges, information technology costs, rebranding costs, contract termination costs, including future lease commitments, costs related to the start-up, closure or relocation or consolidation of facilities and costs to relocate employees) shall be excluded;

(xiv)

costs, charges and expenses related to the closure, disposition or wind-down of any operations or assets located or conducted outside of the United States, including severance and contract termination costs, shall be excluded as long as the aggregate amount excluded pursuant this clause (xiv) does not exceed $5,000,000 in the aggregate; and

(xv)

accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established as a result of the Transactions on the Closing Date in accordance with GAAP shall be excluded.

Consolidated Subsidiaries: each Restricted Subsidiary of the Company (whether now existing or hereafter created or acquired) the financial statements of which shall be consolidated with the financial statements of the Company in accordance with GAAP.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Control: means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Covenant Trigger Period: the period (a) commencing on the day that Availability is less than the greater of (X) $~~10,000,000~~7,500,000 and (Y) 12.5% of the Line Cap on such day; and (b) continuing until the day (1) Availability has been greater than the greater of (X) $~~10,000,000~~7,500,000 and (Y) 12.5% of the Line Cap and (2) no Default has occurred and is continuing, in the case of each of the clauses (b)(1)(X), (b)(1)(Y) and (b)(2), for a period of 30 consecutive calendar days.

Cost Savings Cap: as defined in the definition of the term “Pro Forma Cost Savings.”

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: for any Person, the sum of the following (without duplication): (a) all obligations of such Person for Borrowed Money; (b) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (c) all obligations under synthetic leases; (d) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (e) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (f) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (g) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (h) any Debt of a partnership for which such Person is liable either by agreement or by Applicable Law but only to the extent of such liability; and (i) Disqualified Capital Stock; provided that Debt shall not include (i) prepaid or deferred revenue arising in the ordinary course of business and not overdue for more than 60 days, (ii) purchase price holdbacks arising in the Ordinary Course of Business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset so long as such holdbacks are not carried as a liability on the balance sheet of such Person or (iii) earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP.

Debtor Relief Laws: as defined in Section 11.1.

Debtors: as defined in the Prepackaged Plan.

Deemed Cash Equivalents: each of the following:

(a)    the assumption of any liabilities (as shown on the Company’s or the Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to Loans or any Guaranty) by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or the Restricted Subsidiary from further liability;

(b)    any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or the Restricted Subsidiary into cash or Cash Equivalents within 180 days following their receipt (to the extent of cash or Cash Equivalents received; and

(c)    accounts receivable of a business retained by the Company or any of its Restricted Subsidiaries following the sale of such business; provided, that such accounts receivable (i) are not past due more than 60 days and (ii) do not have a payment date greater than 90 days from the date of the invoice creating such accounts receivable.

Default: any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto, and with respect to the fee payable pursuant to Section 3.2.2 herein as provided in the last sentence thereof.

Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Administrative Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Administrative Agent or any Borrower, to confirm in a manner satisfactory to Administrative Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

Definitive Restructuring Documents: as defined in the Third Amendment Agreement.

Deposit Account Control Agreement: control agreement satisfactory to Administrative Agent executed by an institution maintaining a Deposit Account for an Obligor, to perfect Administrative Agent’s Lien on such account.

Designated Jurisdiction: a country or territory that is the subject of a Sanction.

Dilution Percent: the percent, determined for Borrowers’ most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.

Discharge of Term Obligations: as defined in the Intercreditor Agreement.

Disqualified Capital Stock: any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the later of (a) the Revolver Termination Date and (b) the latest maturity of the Term Loans at the date of issuance of such Equity Interest.

Disqualified Institutions: (a) (i) persons identified by name in writing to the Administrative Agent by the Borrower Agent on or prior to the date of this Agreement and (ii) any strategic competitor of the Borrowers or any of their Subsidiaries, in each case of this clause (a)(ii), identified by name in writing to Administrative Agent by the Borrower Agent from time to time and (b) any Affiliate of a person identified pursuant to clause (a) that is either (x) identified in writing by the Borrower Agent to the Administrative Agent or (y) readily identifiable by the Lenders or the Administrative Agent by name (excluding in the case of clauses (x) and (y), Affiliates that are bona fide debt funds or investment vehicles that purchase commercial loans in the ordinary course of business and with respect to which none of the persons identified in clauses (a) or (b) (other than such debt fund affiliates or investment vehicles) makes investment decisions or has the power, directly or indirectly, to direct or cause the direction of such debt fund affiliate’s or investment vehicle’s investment decisions); it being understood and agreed that the term “Disqualified Institutions” shall not include the lenders as of the Third Amendment Effective Date (or any of their Affiliates) (it being understood and agreed that (x) the Administrative Agent (a) shall not have any responsibility or obligation to determine, monitor or inquire as to whether any person or any potential assignee (or any Affiliate thereof) is a Disqualified Institution and (b) shall not have any liability with respect to any assignment or participation of any Loan or Commitment made to a Disqualified Institution and (y) no action or inaction by the Administrative Agent shall be deemed to alter the persons constituting Disqualified Institutions).

Distribution: any payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dividing Person: as defined in the definition of “Division.”

Division: the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

Division Successor: any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

Dollars: lawful money of the United States.

Domestic Subsidiary: any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

Dominion Account: a special account established by Borrowers at Bank of America or another bank acceptable to Administrative Agent, over which Administrative Agent has control (and either has or may obtain exclusive control for withdrawal purposes).

Drawing Document: any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

EBITDA: with respect to the Company for any period, Consolidated Net Income of the Company for such period; plus (without duplication)

(i)

provision for taxes based on income, profits or capital (including state, franchise, excise and similar taxes in the nature of income taxes) of the Company and its Consolidated Subsidiaries for such period, franchise taxes and foreign withholding taxes; plus

(ii)

Consolidated Depreciation and Amortization Expense (as defined below) of the Company and its Consolidated Subsidiaries for such period, to the extent such expenses were deducted in computing such Consolidated Net Income; plus

(iii)

the Consolidated Interest Expense of the Company and its Consolidated Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(iv)

any other consolidated non-cash charges of the Company and its Consolidated Subsidiaries for such period, to the extent that such consolidated non-cash charges were included in computing such Consolidated Net Income; provided that if any such non-cash charge represents an accrual or reserve for anticipated cash charges in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(v)

any losses from foreign currency transactions (including losses related to currency remeasurements of Debt) of the Company and its Consolidated Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(vi)

any (a) salary, benefit and other direct savings resulting from workforce reductions or shutdown of operations by the Company implemented during or reasonably expected to be implemented within the 12 months following such period, (b) severance or relocation costs or expenses of the Company during such period and (c) costs and expenses incurred after the Closing Date related to employment of terminated employees incurred by the Company during such period; in each case to the extent that such costs and expenses were deducted in computing such Consolidated Net Income and, in each case, subject to the “Cost Savings Cap”; plus

(vii)

losses in respect of post-retirement benefits of the Company, as a result of the application of ASC 715, Compensation-Retirement Benefits, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(viii)

(i) with respect to any Fiscal Year ending on or prior to December 31, 2019, the amount of management, monitoring, consulting and advisory fees and related indemnities, charges and expenses paid or accrued to or on behalf of any of the Permitted Holders, in each case, to the extent permitted hereunder and, in any event, the amount added back pursuant to this clause (viii)(i) shall not exceed $3,500,000 in any Fiscal Year and (ii) the amount of any indemnities, charges and expenses paid or accrued to or on behalf of any of the Permitted Holders, in each case, to the extent permitted hereunder and, in any event, the amount added back pursuant to this clause (viii)(ii) shall not exceed $1,000,000 in the aggregate during the term of this Agreement; plus

(ix)

any proceeds from business interruption insurance received by the Company during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus

(x)	[reserved]; plus

(xi)	[reserved]; plus

(xii)	fees, costs, charges, commissions, operating losses, write-downs and expenses (including (i) fees, costs and expenses related to legal, financial, restructuring and other advisors, auditors and accountants, (ii) printer costs and expenses, (iii) Securities and Exchange Commission and other filing fees and (iv) underwriting, arrangement, syndication, issuance backstop and placement premiums, discounts, fees, costs and expenses) paid, reimbursed or incurred during such period in connection with the negotiation and execution of the Loan Documents (and any Refinancing Debt with respect to the foregoing) and the Definitive Restructuring Documents and, in each case, any transaction (including any financing, acquisition or disposition, whether or not consummated) or litigation related thereto or contemplated by any of the foregoing, in each case, regardless of whether initially incurred by the Company or paid by the Company to reimburse others for such fees, costs and expenses, in each case incurred prior to March 31, 2021 as long as the total amount added back pursuant to this clause (xii) does not exceed $10,000,000 in the aggregate; minus

(xiii)

the amount of any gain in respect of post-retirement benefits as a result of the application of ASC 715, to the extent such gains were taken into account in computing such Consolidated Net Income; minus

(xiv)

any gains from foreign currency transactions (including gains related to currency remeasurements of Debt) of the Company and its Consolidated Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(xv)

non-cash gains increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than reversals of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding any of the foregoing to the contrary, for purposes of calculating all financial ratios and tests for any four-Fiscal Quarter period that includes the Fiscal Quarter ending March 31, 2016, June 30, 2016 and September 30, 2016, EBITDA shall be based on the sum of (a) the applicable amounts specified below for such Fiscal Quarter, and (b) EBITDA for the portion of such four-Fiscal Quarter period not including such Fiscal Quarter:

Fiscal Quarter Ending	EBITDA
March 31, 2016	$2,823,000
June 30, 2016	$(10,646,000)
September 30, 2016	$(4,002,000)

Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Collateral Agent, in its Permitted Discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 20% (or 30% for any Account Debtor listed on Schedule 1.1(D) (each such Account Debtor, together with any additional Account Debtor that may be approved by Collateral Agent from time to time in their discretion in writing, a “Specified Account Debtor”) for so long as such Specified Account Debtor has and maintains Investment Grade Rating) of the aggregate Eligible Accounts (or such higher percentage as Collateral Agent may establish for the Account Debtor from time to time) (provided that only the amount in excess of 20% (or in excess of 30% for the Specified Account Debtor that has and maintains Investment Grade Rating (or in excess of such higher percentage as Collateral Agent may establish for the Account Debtor from time to time) shall be deemed ineligible); (d) it does not conform in any material respect with a covenant or representation herein; (e) it is owing by a creditor or supplier who has not entered into an agreement reasonably satisfactory to Collateral Agent waiving applicable rights of setoff, or is otherwise reasonably determined to be subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent (other than Accounts approved by Collateral Agent in its Permitted Discretion owing to a Borrower pursuant to an order granting critical vendor status to a Borrower), or is subject to any Sanction or on any specially designated nationals list maintained by OFAC; or the Borrowers are not able to bring suit or enforce remedies against the Account Debtor through judicial process (unless such Account is guaranteed or supported by a guarantor or support provider reasonably acceptable to Collateral Agent, on such terms as a reasonably acceptable to Collateral Agent); (g) the Account Debtor is organized or has its principal offices or 50% or more of its assets outside the United States or Canada unless Collateral Agent has consented to such Account Debtor in its Permitted Discretion or the Account is supported by a letter of credit (delivered to and directly drawable by Administrative Agent) or credit insurance reasonably satisfactory in all respects to Collateral Agent; (h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Collateral Agent in compliance with the federal Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Administrative Agent, or is subject to any other Lien (other than Liens permitted by clauses (i) or (j) of Section 10.2.2 and inchoate Liens permitted by Section 10.2.2 that are at all times junior to Administrative Agent’s Liens); (j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended beyond the periods specified in clause (a) above or the Account Debtor has made a partial payment (solely with respect to the invoice relating to such Account); (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or (p) it has not been billed or is not evidenced by an invoice. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

Eligible Assignee: a Person that is (a) a Lender (except for any Defaulting Lender and its Affiliates), Affiliate of a Lender or Approved Fund; (b) any other assignee approved by (i) Administrative Agent (other than a Disqualified Institution (to the extent a reasonably detailed list of Disqualified Institutions complying with the terms of the definition of the term “Disqualified Institutions” is disclosed by the Borrower Agent to all Lenders)) and (ii) so long as no Event of Default has occurred and is continuing, the Borrower Agent (which approval by the Borrower Agent shall not be unreasonably withheld or delayed and which shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment is given to the Borrower Agent); and (c) during an Event of Default, any Person acceptable to Administrative Agent in its discretion.

Eligible Unbilled Account: an Account which would be Eligible Accounts but for the failure to satisfy the terms of clause (p) of the definition of Eligible Account; provided that any such Account shall cease to be an Eligible Unbilled Account if an invoice with respect thereto shall not be delivered to the applicable Account Debtor within 30 calendar days following the date on which such Account was originally created.

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, action in an Obligor’s Insolvency Proceeding or otherwise).

Environmental Laws: Applicable Laws (including permits and legally-binding guidance promulgated by regulators) relating to public health as it relates to Hazardous Material exposure or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Permit: any permit, registration, license, notice, approval, consent, exemption, variance, spill or response plan, or other authorization required under or issued pursuant to applicable Environmental Laws.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal by an Obligor or ERISA Affiliate from a Multiemployer Plan; (d) filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or the institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that any Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

Event of Default: as defined in Section 12.1.

Excepted Liens: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being Properly Contested; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being Properly Contested; (c) landlord’s liens, maritime liens, liens granted under storage contracts, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case arising in the Ordinary Course of Business or incident to the operation and maintenance of Properties each of which is in respect of obligations that are not delinquent or which are being Properly Contested; (d) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board of Governors and no such deposit account is intended by any Borrower or any Restricted Subsidiaries to provide collateral to the depository institution; (e) easements, zoning restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of any Borrower or any Restricted Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines or distribution lines, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by any Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto; (f) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature, in each case incurred in the Ordinary Course of Business and (g) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided, further that Liens described in clauses (a) through (d), (f) and (g) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens (other than such Excepted Liens that have priority by operation of law).

Exchange Act: Securities Exchange Act of 1934 and any successor statute thereto, in each case as amended from time to time.

Exchange Agreement: as defined in the Third Amendment Agreement.

Excluded Accounts: as defined in Section 8.3.

Excluded Property: (i) any Real Estate and Vehicles owned by an Obligor that are designated by such Obligor as Excluded Property (provided that no Obligor may designate any individual Real Property owned as of the Closing Date with a fair market value in excess of $175,000 or any individual Real Property acquired after the Closing Date with a fair market value in excess of $500,000 as Excluded Property) and (ii) any asset held by the SPV (but not the Equity Interests issued by the SPV); provided that the aggregate value of all Real Estate and Vehicles owned by Obligors that constitute Excluded Property under clause (i) above may not exceed $5,000,000 (it being understood and agreed that if the aggregate value of all such Real Estate and Vehicles exceeds $5,000,000, Obligors shall subject one or more pieces of Real Estate to the Mortgages pursuant to Section 7.3.1(a) or (b), as applicable and/or subject one or more Vehicles to the Lien in favor of Agent pursuant to Section 7.3.2 such that the aggregate value of all such Real Estate and Vehicles that are not subject to a Mortgage or Lien is less than $5,000,000); provided further that in no event shall (x) any Specified Vehicle or (y) any Vehicle owned by any Obligor as of the date hereof constitute Excluded Property unless, in the case of clause (y), the Borrower, after use of commercially reasonable efforts, is unable to perfect the Lien thereon. For purposes of calculating the aggregate value of the Property described above, (a) the value assigned to any Real Estate shall be the individual net book value of such Real Estate and (b) the value assigned to any Vehicle shall be the fair market value thereof.

Excluded Subsidiary: (a) an Immaterial Domestic Subsidiary, (b) a captive insurance Subsidiary, (c) a Foreign Subsidiary, and (d) an Unrestricted Subsidiary.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Taxes: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Agent under Section 14.4) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.9, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately prior to such assignment or to such Lender immediately prior to its change in Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.10 and (d) any U.S. federal withholding Taxes imposed under FATCA.

Existing Letters of Credit: the letters of credit previously issued under the Original Credit Agreement that are outstanding as of the Closing Date and listed on Schedule 2.3 hereto.

Existing Loan Agreement: as defined in the Third Amendment Agreement.

Extraordinary Expenses: all reasonable and documented costs, expenses or advances that Administrative Agent may incur during an Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Administrative Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Administrative Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Administrative Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and reasonable and documented standby fees, legal fees, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Fair salable value: means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

FCPA Settlement: the cease and desist order entered by the SEC with respect to the Company on August 11, 2016 and effective as of August 11, 2016.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Administrative Agent; provided, that in no event shall such rate be less than zero.

Fee Letters: as defined in Section 3.2.3.

Final: an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which (i) the time to appeal, petition for certiorari, or move for reargument or rehearing (other than a request for rehearing under Federal Rule of Civil Procedure 60(b), which shall not be considered for purposes of this definition) has expired and no appeal or petition for certiorari has been timely taken, or (ii) any timely appeal that has been taken or any petition for certiorari that has been or may be timely filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or has otherwise been dismissed with prejudice).

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrowers and Restricted Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for the Company and its Consolidated Subsidiaries for the most recently completed 12-month period or, if applicable, for the most recently completed four-Fiscal Quarter period, of (a) EBITDA minus Capital Expenditures (excluding (i) those financed or funded with Borrowed Money (other than Revolver Loans), (ii) the portion thereof funded with the Net Proceeds from Asset Dispositions of Equipment or Real Estate which Borrowers are permitted to use to purchase assets pursuant to Section 8.6.2(c) and (iii) the portion thereof funded with the proceeds of casualty insurance or condemnation awards in respect of any Equipment and Real Estate which Borrowers are not required to use to prepay the Loans pursuant to Section 8.6.2(b) or with the proceeds of casualty insurance or condemnation awards in respect of any other Property) and minus cash taxes paid (net of cash tax refunds received during such period), to (b) Fixed Charges.

Fixed Charges: the sum of Consolidated Cash Interest Expense, scheduled principal payments made on Borrowed Money, and Distributions (other than Upstream Payments) paid in cash.

Flood Laws: (a) the National Flood Insurance Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, and (d) all other Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders relating to flood matters, in each case, as now or hereafter in effect or any successor statute thereto.

FLSA: the Fair Labor Standards Act of 1938.

Flood Disaster Protection Act: the federal Flood Disaster Protection Act of 1973.

Foreign Lender: any Lender that is not a U.S. Person.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code (a “CFC”).

Fourth Amendment Agreement: the Amendment No. 4 to Loan Agreement dated as of the Fourth Amendment Effective Date, among Borrowers, Agent and the Lenders party thereto.

Fourth Amendment Effective Date: means May 20, 2020.

Fronting Exposure: a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

Full Payment: with respect to any Obligations or Guaranteed Obligations, as applicable, (a) the full cash payment thereof (other than inchoate or contingent or reimbursable obligations for which no claim has been asserted), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations or Guaranteed Obligations are LC Obligations or inchoate or contingent in nature (other than inchoate or contingent or reimbursable obligations for which no claim has been asserted), Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Administrative Agent in its Permitted Discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies, such as the European Union or the European Central Bank).

Group: as defined in the definition of “Change of Control”.

Guaranteed Obligations: as defined in Section 11.1.

Guarantor Payment: as defined in Section 5.11.3(b).

Guarantors: each Domestic Subsidiary and each other Person that guarantees payment or performance of the Obligations, provided that the Excluded Subsidiaries, any Borrower and the SPV shall not be Guarantors (it being understood and agreed that nothing in this definition shall affect or detract from the joint and several liability of the Borrowers pursuant to the terms of this Agreement).

Guaranty: the guaranty of each Guarantor set forth in Section 11.

Hazardous Material: any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance, “ “hazardous material, “ “hazardous waste, “ “solid waste, “ “toxic waste, “ “extremely hazardous substance,” “toxic substance, “ “contaminant, “ “pollutant, “ or words of similar meaning or import found in any applicable Environmental Law; (b) hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes, to the extent any of the foregoing are present in quantities or concentrations prohibited under applicable Environmental Laws.

Hedging Agreement: a “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.

Hedging Termination Value: in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined by the counterparties to such Hedging Agreements.

Immaterial Domestic Subsidiary: any Domestic Subsidiary of the Company (other than a Subsidiary that is a Borrower or a Subsidiary that is a Guarantor on the Closing Date) designated by Borrower Agent in writing as an Immaterial Domestic Subsidiary which has assets with a net book value of $1,000,000 or less and annual revenues of $1,000,000 or less; provided that all Domestic Subsidiaries so designated as Immaterial Domestic Subsidiary may not have at any time, in the aggregate, assets with a net book value exceeding $5,000,000 or annual revenues exceeding $5,000,000; and in the event such thresholds are exceeded at any time, and Borrower Agent does not promptly deliver to Administrative Agent a written notice asserting that such Domestic Subsidiary shall no longer be deemed an Immaterial Domestic Subsidiary, then the most recently designated Immaterial Domestic Subsidiary shall no longer be deemed an Immaterial Domestic Subsidiary and shall comply with the provisions of Section 10.1.13 to become a Guarantor. All of the Immaterial Domestic Subsidiaries as of the Closing Date are listed on Schedule 1.1(B) and designated thereon as Immaterial Domestic Subsidiaries.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment on account of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Information: as defined in Section 15.12.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Restricted Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intercreditor Agreement: the amended and restated intercreditor agreement as of the Third Amendment Effective Date, between the Term Loan Agent and Administrative Agent.

Intercompany Note: as defined in Section 10.2.1(e).

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Investment: with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Debt, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If any Borrower or any Restricted Subsidiary of the Borrowers sells or otherwise disposes of less than all of the Equity Interests of any direct or indirect Restricted Subsidiary of the Borrowers such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Borrowers, Borrowers will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Borrowers’ Investments in such Subsidiary that were not disposed of or sold.

Investment Grade Rating: short-term unsecured debt ratings equal to or higher than P-3 (or equal to or higher than Baa3 long term unsecured senior debt ratings) assigned by Moody’s and short-term unsecured debt ratings equal to or higher than A-3 (or equal to or higher than BBB- long term unsecured senior debt ratings) assigned by S&P.

IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Administrative Agent, as security for its Obligations.

IRS: the United States Internal Revenue Service.

Issuing Bank: as the context may require, (a) Bank of America (including any Lending Office of Bank of America), (b) any Additional Issuing Bank, (c) any replacement issuer appointed pursuant to Section 2.3.4, or (d) collectively, all of the foregoing. For the avoidance of doubt, the reference to “Issuing Bank” in Section 15.1 shall have the meaning specified in clause (d) of the foregoing sentence. Except as provided in the immediately preceding sentence, any reference to “Issuing Bank” herein shall be to the applicable Issuing Bank, as appropriate..

Issuing Bank Indemnitees: any Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

Key Energy LLC: as defined in the introductory paragraph hereto.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance reasonably satisfactory to Issuing Bank and Administrative Agent. In the event of any conflict between the terms of any LC Application and this Agreement, the terms of this Agreement shall govern.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6.2; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and Revolver Usage does not exceed the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars or other currency satisfactory to Administrative Agent and the applicable Issuing Bank; and (d) the purpose and form of the proposed Letter of Credit are reasonably satisfactory to Administrative Agent and Issuing Bank.    Additionally, no Issuing Bank shall have any obligation to issue a Letter of Credit if (i) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular or (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to an Issuing Bank or Administrative Agent in connection with any Letter of Credit.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for drawings under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Administrative Agent and Issuing Bank.

Lender Indemnitees: Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: lenders party to this Agreement (including Administrative Agent in its capacity as provider of Swingline Loans) and any Person who hereafter becomes a “Lender” pursuant to an Assignment, other than any Person that shall have ceased to be a party hereto pursuant to an Assignment.

Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by a Lender or Issuing Bank by notice to Administrative Agent and Borrower Agent.

Letter of Credit: each Existing Letter of Credit and any standby or documentary letter of credit, foreign guaranty, documentary bankers’ acceptance or similar instrument issued by Issuing Bank for the account or benefit of a Borrower or Affiliate of a Borrower.

Letter of Credit Subline: $~~55,000,000~~45,000,000.

LIBOR: the per annum rate of interest (rounded up to the nearest 1/8th of 1% and in no event less than ~~zero~~1.00%) determined by Administrative Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Administrative Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Administrative Agent from time to time); provided, that (a) any comparable or successor rate shall be applied by Administrative Agent, if administratively feasible, in a manner consistent with market practice and (b) if LIBOR shall be less than ~~zero~~1.00%, such rate shall be deemed ~~zero~~1.00% for purposes of this Agreement.

LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

LIBOR Screen Rate: the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

LIBOR Successor Rate: as defined in Section 3.6.2.

LIBOR Successor Rate Conforming Changes: with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: a Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Administrative Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Administrative Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Administrative Agent, and agrees to deliver the Collateral to Administrative Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Administrative Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Administrative Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Administrative Agent the right, vis-à-vis such Licensor, to enforce Administrative Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Line Cap: as of any time or date of determination, the lesser of the (i) the Borrowing Base then in effect and (ii) the aggregate amount of Revolver Commitments then in effect.

Loan: a Revolver Loan.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Management Fees: as defined in Section 10.2.10(b).

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: a material adverse effect on (a) the business, Properties, condition (financial or otherwise) or results of operations of the Borrowers and their Subsidiaries, taken as a whole; (b) the rights and remedies of Administrative Agent or any Lender under the Loan Documents, or of the ability of Obligors to perform their respective obligations under the Loan Documents, in each case, taken as a whole; or (c) the validity or enforceability against any Obligor of any Loan Document to which it is a party; provided, that, the Transactions (as defined in the Term Loan Credit Agreement) and the events and circumstances leading up to the Transactions shall not constitute a Material Adverse Effect.

Material Contract: any agreement or arrangement to which a Borrower or Restricted Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Material Debt.

Material Debt: Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrowers and their Restricted Subsidiaries in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrowers or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the Hedging Termination Value.

Material Real Property: any owned Real Estate with a net book value greater than $250,000 located in any Mortgage State.

Maximum Rate: as defined in Section 3.10.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: a mortgage or deed of trust in which an Obligor grants a Lien on its Real Estate to Administrative Agent, as security for its Obligations.

Mortgage State: each of the following states: California, Louisiana, New Mexico, North Dakota, Oklahoma and Texas.

Mortgaged Property: any Real Estate owned by any Obligor that is subject to a Mortgage.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Restricted Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Administrative Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

Non-Recourse Debt: Debt (a) as to which neither the Company nor any of its Restricted Subsidiaries, (i) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt) or (ii) is directly or indirectly liable (as a guarantor or otherwise); (b) the incurrence of which will not result in any recourse against any of the assets of the Company or its Restricted Subsidiaries; and (c) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Debt (“Other Debt”) of the Company or any of its Restricted Subsidiaries to declare pursuant to the express terms governing such Debt a default on such Other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.

Notice of Borrowing: a request by Borrower Agent of a Borrowing of Revolver Loans, in form satisfactory to Administrative Agent.

Notice of Conversion/Continuation: a request by Borrower Agent of a conversion or continuation of any Loans as LIBOR Loans, in form reasonably satisfactory to Administrative Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: each Borrower, Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Administrative Agent to secure any Obligations.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: the ordinary course of business of any Borrower or Restricted Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability company agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

Original Credit Agreement: as defined in the recitals hereto.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each LC Document, Fee Letters, the Intercreditor Agreement, Borrower Materials, promissory note or Intercompany Note now or hereafter delivered by an Obligor or other Person to Administrative Agent or a Lender in connection with any transactions relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient as a result of a present or former connection between the Recipient and the jurisdiction imposing such Tax (other than connections arising from the Recipient having executed, delivered, become a party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 14.4(c)).

Overadvance: as defined in Section 2.1.5.

Overadvance Loan: a Base Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.

Participant: as defined in Section 14.2.1.

PATRIOT Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Conditions: with respect to any applicable payment or transaction, each of the following conditions:

(a) as of the date of any such payment or transaction, and after giving effect thereto, no Default shall exist or has occurred and is continuing,

(b) in the case of a Permitted Acquisition, Debt payment, designation of an Unrestricted Subsidiary or Section 10.1.16(c)(ii), either

(i) Availability at all times during the immediately preceding 30 consecutive day period on a pro forma basis shall have been at least the greater of (X) $16,000,000 and (Y) 20% of the Line Cap and (ii) after giving effect to any such payment or transaction, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, Availability shall be at least the greater of (X) $16,000,000 and (Y) 20% of the Line Cap, or

(ii) (A) Availability at all times during the immediately preceding 30 consecutive day period on a pro forma basis shall have been at least the greater of (X) $10,000,000 and (Y) 12.5% of the Line Cap and (ii) after giving effect to any such payment or transaction, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, Availability shall be at least (X) $10,000,000 and (Y) 12.5% of the Line Cap, and

(B) as of the date of any such payment or transaction, and after giving effect thereto, on a pro forma basis (including with respect to periods prior to the Closing Date), the Fixed Charge Coverage Ratio (x) for the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which Administrative Agent has received financial statements in accordance with Section 10.1.2(a) or 10.1.2(b) or (y) during the Reporting Trigger Period, for the 12-month period ending on the last day of the most recently completed month (on the basis of internally prepared monthly financial statements for the 12-month period then ended), prior to the date of such payment or transaction shall be at least 1.00 to 1,

(c) in the case of a Distribution, (i) Availability at all times during the immediately preceding 30 consecutive day period on a pro forma basis shall have been at least $~~30,000,000~~22,500,000 and (ii) after giving effect to any such payment or transaction, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, Availability shall be at least $~~30,000,000~~22,500,000 , and

(d) receipt by Administrative Agent of a certificate of a Senior Officer of the Borrower Agent certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby (each, a “Payment Conditions Certificate”).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by an Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: an Acquisition by any Borrower or any of its Restricted Subsidiaries, provided that (a) the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be engaged in substantially the same lines of business as one or more of the businesses of the Borrowers and their Restricted Subsidiaries or in a business or businesses reasonably related thereto; (b) immediately before giving effect to such Acquisition, no Event of Default shall have occurred and be continuing; (c) at the time of such Acquisition and immediately thereafter, (i) no Default shall have occurred and be continuing, and (ii) the Payment Conditions have been satisfied; (d) if such acquired Person has outstanding Debt at the time of such Acquisition, such Debt is permitted pursuant to Section 10.2.1; (e) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 10.1.13, (f) with respect to any Acquisition for which the consideration with respect to such Acquisition equals or exceeds

$25,000,000, the Borrowers shall have delivered to Administrative Agent and each Lender, at least five Business Days prior to the date on which such Acquisition is to be consummated, a certificate of a Senior Officer, in form and substance reasonably satisfactory to Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such Acquisition, and (g) the Person or assets being acquired have not less than $0 of EBITDA; provided, however, that for purposes of calculating EBITDA with respect to such Person or assets, Pro Forma Cost Savings shall be certified to the Lenders by a Senior Officer of Borrowing Agent and shall not exceed $10,000,000 in the aggregate unless supported by a quality of earnings report and shall not exceed a total of $20,000,000 in the aggregate.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment and other assets permitted hereunder; (f) arising under the Loan Documents; (g) arising with respect to customary provisions of any contract, customer agreement, purchase order, document or other agreement incurred in the Ordinary Course of Business; (h) arising by operation of law; or (i) in an aggregate amount of $10,000,000 or less at any time.

Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender).

Permitted Holders: (a) any Person that beneficially owns, directly or indirectly, 10% or more of the Company’s outstanding Equity Interests as of the Third Amendment Effective Date and (b) any Person that forms a Group with any of the Persons listed in clause (a) or Group consisting of any of the Persons listed in clause (a); provided that the Persons listed in clause (a) beneficially own in the aggregate, directly or indirectly, a majority of the Voting Stock in the Company held by all Persons in such Group (without giving effect to the application of any attribution rules).

Permitted Junior Debt Conditions: of an applicable Debt are that such Debt (i) is not scheduled to mature prior to the date that is 91 days after the latest maturity of the Loans and the Term Loans, (ii) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case prior to the latest maturity of the Loans and the Term Loans at the time such Debt is incurred, (iii) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and the terms of such guarantee shall be no more favorable to the secured parties in respect of such Debt than the terms of the Guaranty, and (iv) has covenants, default and remedy provisions and other terms and conditions (other than interest, fees, premiums and funding discounts) that are, taken as a whole, substantially identical to, or less favorable to the investors providing such Debt than, those set forth in this Agreement.

Permitted Junior Priority Secured/Unsecured Debt: secured (or, at the election of the Borrower Agent, unsecured) Debt incurred by Obligors in the form of one or more series of junior lien secured (or unsecured) notes or junior lien secured (or unsecured) loans; provided that (i) such Debt is secured by the Collateral (if at all) on a junior priority basis to the Liens in favor of Administrative Agent and the Liens in favor of the Term Loan Agent under security documents substantially similar to the Security Documents and is not secured by any property or assets of any Borrower or any Subsidiary other than the Collateral, (ii) the holders of such Debt (or their representative) and Administrative Agent and the Term Loan Agent

shall be party to an intercreditor agreement in form and substance reasonably satisfactory to Administrative Agent, (iii) such Debt has financial covenants that are, taken as a whole, substantially identical to, or less favorable to the investors of such Debt than, those set forth in this Agreement and the Term Loan Credit Agreement, (iv) interest payable thereon may only be made “in-kind” by increasing the outstanding principal amount thereof, (v) such Debt is subordinated in right of payment to the payment in full of the Obligations on customary terms reasonably satisfactory to the Administrative Agent and (vi) such Debt meets the Permitted Junior Debt Conditions.

Permitted Liens: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Restricted Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $30,000,000 at any time.

Permitted Unsecured Debt: unsecured Debt incurred by Obligors in the form of one or more series of senior unsecured notes or loans; provided that such Debt (i) meets the Permitted Junior Debt Conditions, (ii) has no financial maintenance covenants, and (iii) does not contain any provisions that cross-default to any Default hereunder.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.

Plan Support Agreement: the Plan Support Agreement (including the term sheets and any other attachments thereto), entered into on August 24, 2016 among the Company and the supporting holders party thereto, as may be amended, modified or supplemented from time to time in accordance with the terms thereof.

Platform: as defined in Section 15.3.3.

PNC: PNC Bank, National Association.

Post-Closing Collateral: as defined in Section 7.3.3..

Post-Closing Collateral Period: as defined in Section 7.3.3.

PP&E Value: has the meaning assigned to such term in the Term Loan Credit Agreement as in effect on the Third Amendment Effective Date.

PP&E Value Report: any report delivered pursuant to Section 10.1.17.

Prepackaged Plan: the Joint Prepackaged Plan of Reorganization of Key Energy Services, Inc. and its Debtor Affiliates pursuant to Chapter 11 of the Bankruptcy Code, dated September 21, 2016, in the form filed with the Bankruptcy Court (including all annexes, exhibits, schedules and supplements thereto, in each case, as may be amended, modified or supplemented from time to time only in accordance with the terms thereof.

Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate.

Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

Pro Forma Cost Savings: without duplication of any amounts referenced in Section 1.5, an amount equal to the amount of cost savings, operating expense reductions, operating improvements (including the entry into any material contract or arrangement) and acquisition synergies, in each case, projected in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken on or prior to, or to be taken by the Borrowers (or any successor thereto) or any Consolidated Subsidiary within 12 months of, the date of such pro forma calculation, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of EBITDA from such action; provided that (a) such cost savings, operating expense reductions, operating improvements and synergies are factually supportable and reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Borrowers (or any successor thereto) and set forth in a certificate of such financial or accounting officer) and are reasonably anticipated to be realized within 12 months after the date of such pro forma calculation and (b) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided, further, that (i) the aggregate amount added in respect of the foregoing proviso (or otherwise added to Consolidated Net Income pursuant to clause (xiii) of the definition thereof or added to EBITDA pursuant to clause (vi) of the definition thereof) shall not exceed with respect to any four quarter period 10% of EBITDA for such period (calculated prior to giving effect to any such adjustments) (such limitation, the “Cost Savings Cap”) and (ii) the aggregate amount added in respect of the foregoing proviso (or otherwise added to Consolidated Net Income pursuant to clause (xiii) of the definition thereof or added to EBITDA pursuant to clause (vi) of the definition thereof) shall no longer be permitted to be added back to the extent the cost savings, operating expense reductions, operating improvements and synergies have not been achieved within 12 months of the action or event giving rise to such cost savings, operating expense reductions, operating improvements and synergies.

Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Revolver Commitment by the aggregate outstanding Revolver Commitments; or (b) following termination of the Revolver Commitments, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full and/or Cash Collateralized, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment of which could not have a Material Adverse Effect, nor could such non-payment reasonably likely result in forfeiture or sale of any material assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Administrative Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

PTE: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Purchase Money Debt: (a) Debt (other than the Obligations), including Capital Leases, for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations), including Capital Leases, incurred within 20 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Real Property: all right, title and interest in any owned real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Administrative Agent, any Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Reference Period: as defined in Section 1.5.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced (other than an increase in an aggregate principal amount resulting solely from any capitalized or payment in-kind interest or an increase in the principal amount not in excess of the Term Cap Amount (as defined in the Intercreditor Agreement)); (b) it has a final maturity no sooner than, a weighted average life no less than, and, unless otherwise approved by Administrative Agent, an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) if subordinated, it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced or otherwise on terms and conditions acceptable to Administrative Agent; (d) with respect to Refinancing Debt with a principal amount in excess of $10,000,000, the representations, covenants and defaults applicable to it are no less favorable (taken as a whole in any material respect) to Borrowers, than those applicable to the Debt being extended, renewed or refinanced, unless otherwise approved by Administrative Agent; (e) no additional Lien is granted to secure it (other than additional Permitted Liens on Property not constituting Collateral); (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(g), (k) or (m).

Reimbursement Date: as defined in Section 2.3.2.

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following: (a) a mortgagee title policy (or binder therefor) covering the Administrative Agent’s interest under the Mortgage; (b) assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases with respect to other Persons having an interest in the Real Estate; (c) surveys of the Real Estate; (d) appraisals of the Real Estate; (e) flood hazard information requested by any Lender as needed for a life-of-loan flood hazard determination and, if the Real Estate is located in a special flood hazard zone, flood insurance documentation (including an acknowledged notice to borrower and real property and contents flood insurance by an insurer reasonably acceptable to Collateral Agent) in accordance with the Flood Disaster Protection Act or otherwise reasonably satisfactory to each Lender and other such documents as Administrative Agent or any Lender may reasonably require with respect to flood insurance for the Real Estate, in each case, in form and substance reasonably satisfactory to Administrative Agent and received by Administrative Agent for review at least 15 days (or such shorter period as agreed to by Collateral Agent Agent) prior to the effective date of the Mortgage and (f) environmental site assessments, and other reports, certificates, studies or data with respect to any environmental risks regarding the Real Estate.

Release: any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing in quantities or concentrations prohibited under Environmental Laws. “Released” has a correlative meaning.

Remedial Work: as defined in Section 10.1.12(a).

Report: as defined in Section 13.2.3.

Reportable Event: any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

Reporting Trigger Period: the period (i) from the Amendment Effective Date through and including the date on which the Borrowers deliver a Compliance Certificate to the Administrative Agent demonstrating that EBITDA for the four Fiscal Quarters then ending exceeds $40,000,000 if, during such period, there exists any outstanding Revolving Loans, (a) commencing on the day that a Default occurs, or Availability is less than the greater of (X) $15,000,000 and (Y) 15.0% of the Line Cap on such day; and (b) continuing until the day (1) Availability has been greater than the greater of (X) $15,000,000 and (Y) 15.0% of the Line Cap and (2) no Default has occurred and is continuing, in the case of each of clauses (i)(b)(1)(X), (i)(b)(1)(Y) and (i)(b)(2), for a period of 30 consecutive calendar days, and (ii) at all other times, (a) commencing on the day that a Default occurs, or Availability is less than the greater of (X) $10,000,000 and (Y) 12.5% of the Line Cap on such day; and (b) continuing until the day (1) Availability has been greater than the greater of (X) $10,000,000 and (Y) 12.5% of the Line Cap and (2) no Default has occurred and is continuing, in the case of each of clauses (ii)(b)(1)(X), (ii)(b)(1)(Y) and (ii)(b)(2), for a period of 30 consecutive calendar days.

Required Lenders: Secured Parties holding (x) if there are two or fewer Lenders, 100% and (y) in all other cases, more than 50% of (A) the aggregate outstanding Revolver Commitments; or (B) following termination of the Revolver Commitments, the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full, the aggregate remaining Obligations; provided, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Secured Party that funded the applicable Loan or issued the applicable Letter of Credit.

Restricted Subsidiary: any Subsidiary that is not an Unrestricted Subsidiary or a direct or indirect Subsidiary of an Unrestricted Subsidiary.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Restricted Subsidiary or other Obligor to incur or repay Borrowed Money, to grant, convey, create or impose Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt or requires the consent of other Persons in connection with any of the foregoing.

Restructuring Support Agreement: as defined in the Third Amendment Agreement.

Revolver Commitment: for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, as modified pursuant to Section 2.1.7 or an Assignment to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders, which aggregate amount on the ~~Third~~Fourth Amendment Effective Date will be, immediately following the effective date of the ~~Third~~Fourth Amendment Agreement, $~~70,000,000~~50,000,000 .

Revolver Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

Revolver Termination Date: the earlier of (a) the fifth anniversary of the Amendment Effective Date and (b) 181 days prior to the maturity date on which the principal amount of the Term Loans is scheduled to become due and payable in full or the maturity date on which the principal amount of any other Material Debt is scheduled to become due and payable in full.

Revolver Usage: (a) the aggregate amount of outstanding Revolver Loans; plus (b) the aggregate Stated Amount of outstanding Letters of Credit, except to the extent Cash Collateralized by Borrowers.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

Sanctions: any sanction administered or enforced by the U.S. government (including OFAC), United Nations Security Council, European Union, Her Majesty’s Treasury or other sanctions authority.

Scheduled Unavailability Date: as defined in Section 3.6.2.

SEC: the Securities and Exchange Commission or any successor thereto.

Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products (including a purchase card program provided by Bank of America or its Affiliate) owing by a Borrower or Affiliate of a Borrower to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) Bank of America or any of their Affiliates; and (b) any other Lender, Affiliate of a Lender or any Person who, at the time of providing any Bank Product, was a Lender or an Affiliate of a Lender, that is providing a Bank Product provided such provider delivers written notice to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 13.13.

Secured Parties: Administrative Agent, Issuing Banks, Lenders and Secured Bank Product Providers.

Security Documents: the Guaranties, Mortgages, IP Assignments, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Segregated Account Cash Balance: the aggregate amount of cash and Cash Equivalents credited to or on deposit in a segregated securities or deposit account maintained with Bank of America over which Administrative Agent has exclusive control and which is subject to a control agreement in favor of Administrative Agent, for the benefit of Secured Parties.

Senior Officer: the chairman of the board, president, chief executive officer, chief financial officer, controller, treasurer or any senior vice president of a Borrower or, if the context requires, an Obligor.

SOFR: with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the relevant Governmental Authority.

SOFR-Based Rate: SOFR or Term SOFR.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.11).

Specified Vehicle: any well service rig, contract drilling rig, heavy duty vehicle or coiled tubing unit.

SPV: Key Property Holding Company, LLC, a Delaware limited liability company, which is wholly-owned directly by the Company.

Standard Letter of Credit Practice: means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under (i) the International Standby Practices 1998 (International

Chamber of Commerce Publication No. 590) or (ii) the Uniform Customs and Practice for Documentary Credits 2007 Revision (International Chamber of Commerce Publication No. 600); each of (i) and (ii) above, as adopted by the International Chamber of Commerce and including any subsequent revisions thereof as of the date such Letter of Credit is issued, as chosen in the applicable Letter of Credit.

Stated Amount: the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.

Subsidiary: any entity more than 50% of whose voting securities or Equity Interests is owned by a Borrower or combination of Borrowers (including indirect ownership through other entities in which a Borrower directly or indirectly owns more than 50% of the voting securities or Equity Interests).

Super Majority Lenders: Secured Parties holding (x) if there are two or fewer Lenders, 100% and (y) in all other cases, not less than 67% of (A) the aggregate outstanding Revolver Commitments; or (B) following termination of the Revolver Commitments, the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full, the aggregate remaining Obligations; provided, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Secured Party that funded the applicable Loan or issued the applicable Letter of Credit.

Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Sweep Trigger Period: the period (i) from the Amendment Effective Date through and including the date on which the Borrowers deliver a Compliance Certificate to the Administrative Agent demonstrating that EBITDA for the four Fiscal Quarters then ending exceeds $40,000,000 if, during such period, there exists any outstanding Revolving Loans, (a) commencing on the day that a Default occurs, or Availability is less than the greater of (X) $15,000,000 and (Y) 15.0% of the Line Cap on such day; and (b) continuing until the day (1) Availability has been greater than the greater of (X) $15,000,000 and (Y) 15.0% of the Line Cap and (2) no Default has occurred and is continuing, in the case of each of clauses (i)(b)(1)(X), (i)(b)(1)(Y) and (i)(b)(2), for a period of 30 consecutive calendar days, and (ii) at all other times, (a) commencing on the day that a Default occurs, or Availability is less than the greater of (X) $~~10,000,000~~7,500,000 and (Y) 12.5% of the Line Cap on such day; and (b) continuing until the day (1) Availability has been greater than the greater of (X) $~~10,000,000~~7,500,000 and (Y) 12.5% of the Line Cap and (2) no Default has occurred and is continuing, in the case of each of clauses (ii)(b)(1)(X), (ii)(b)(1)(Y) and (ii)(b)(2), for a period of 30 consecutive calendar days.

Swingline Loan: any Borrowing of Base Rate Revolver Loans funded with Administrative Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan Amendment and Restatement Agreement: as defined in the Third Amendment Agreement.

Term Loan Credit Agreement: the Term Loan and Security Agreement, dated as of December 15, 2016, among the Company, as borrower, certain subsidiaries of the Company named as guarantors therein, the financial institutions party thereto as “Lenders”, and the Term Loan Agent, as amended and restated by the Term Loan Amendment and Restatement Agreement.

Term Loan Agent: Cortland Products Corp. a Delaware corporation, and solely with respect to Collateral consisting of Vehicles, Cortland Capital Market Services LLC, a Delaware limited liability company, together with their successors and assigns.

Term Loans: “Loans” under (and as defined) in the Term Loan Credit Agreement.

Term SOFR: the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the relevant Governmental Authority, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

Term Priority Collateral: as defined in the Intercreditor Agreement.

Third Amendment Agreement: the Amendment No. 3 to Loan Agreement dated as of the Third Amendment Effective Date, among Borrowers, Agent and the Lenders party thereto.

Third Amendment Effective Date: means March 6, 2020.

Third Amendment Mortgaged Real Property: as defined in Section 7.3.4.

TL Proceeds and Priority Collateral Account: account #xxxx xx74 at Merrill Lynch, Pierce, Fenner & Smith Incorporated and account #xxxx07 at Bank of America, N.A. and, subject to compliance with the requirements set forth in Section 8.3, any other account designated by the Borrowers Agent to Administrative Agent from time to time as the TL Proceeds and Priority Collateral Account.

Transactions: with respect to the Obligors, the execution, delivery and performance by the Obligors of this Agreement and each other Loan Document and the borrowing of Loans by the Borrowers, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, the guarantee of the Obligations and the grant of Liens by the Obligors on Collateral pursuant to the Loan Documents.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unrestricted Subsidiary: (a) any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) that is designated by the board of directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the board of directors of the Company as certified in a certificate delivered to the Administrative Agent by a Senior Officer of the Company; (b) each Subsidiary of an Unrestricted Subsidiary, whenever it shall become such a Subsidiary; and (c) those Subsidiaries listed on Schedule 1.1(A) so long as each such Subsidiary satisfies the conditions set forth in clause (A) below.

The board of directors of the Company may designate any Subsidiary of the Company to become an Unrestricted Subsidiary if:

(A) such Subsidiary:

(1)    has no Debt other than Non-Recourse Debt;

(2)     is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained, in light of all the circumstances, at the time from Persons who are not Affiliates of the Company;

(3)    is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect contractual obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Persons to achieve any specified levels of operating results;

(4)    has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of the Company or any of its Restricted Subsidiaries;

(5)    does not own any Equity Interest of, or own or hold any Lien on any property of, the Company or any Restricted Subsidiary of the Company; and

(6)    would constitute an Investment which the Company could make in compliance with Section 10.2.4; and

(B) the Payment Conditions are satisfied.

Notwithstanding the preceding, (a) if, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements in clause (A) as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Debt of such Subsidiary shall be deemed to be incurred as of such date and (b) no Subsidiary may be designated as an Unrestricted Subsidiary hereunder unless such Subsidiary is or contemporaneously herewith becomes designated as an “Unrestricted Subsidiary” under and within the meaning of the Term Loan Credit Agreement (to the extent then in effect).

Unused Line Fee Rate: a per annum rate equal to

(a)     from the Closing Date until the Amendment Effective Date, (a) until April 1, 2017, 1.25%, and (b) commencing on April 1, 2017 and thereafter, subject to increase or decrease based on Revolver Usage for the immediately preceding calendar quarter, which change shall be effective on the first day of the calendar month following such calendar quarter, as follows: (i) 1.25%, if Revolver Usage was 50% or less of the Revolver Commitments during the preceding calendar quarter, or (ii) 1.00%, if Revolver Usage was more than 50% of the Revolver Commitments during such quarter; and

(b)    from the Amendment Effective Date until July 1, 2019, 0.50%, and (b) commencing on July 1, 2019 and thereafter, subject to increase or decrease based on Revolver Usage for the immediately preceding calendar quarter, which change shall be effective on the first day of the calendar month following such calendar quarter, as follows: (i) 0.50%, if Revolver Usage was 50% or less of the Revolver Commitments during the preceding calendar quarter, or (ii) 0.375%, if Revolver Usage was more than 50% of the Revolver Commitments during such quarter.

Upstream Payment: Distribution by a Restricted Subsidiary made ratably with respect to its Equity Interests and Distributions by a Borrower to another Borrower or made with respect to Debt held by a holder of Equity Interests (other than holders of Equity Interests in the Company); it being understood and agreed that nothing in this definition shall permit or deemed to permit any Distribution by an Obligor with respect to Debt held by a holder of Equity Interest that is not an Obligor.

U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate: as defined in Section 5.10.2(b)(iii).

Value: for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Vehicles: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

Voting Stock: of any Person as of any date, the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

Write-Down and Conversion Powers: the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule.

13-Week Forecast as defined in the Fourth Amendment Agreement.

1.2.    Accounting Terms. Under the Loan Documents and the Borrower Materials (except as otherwise specified therein), all accounting terms not specifically defined therein shall be construed in accordance with GAAP. If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document or Borrower Material, and either the Company or the Required Lenders shall so request, the Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders); provided , that , until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the application thereof. All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification having a similar result or effect) to value any Debt or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (B) any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof).

1.3.    Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Securities Account” and “Supporting Obligation.”

1.4.    Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document and the Borrower Materials, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document and the Borrower Materials. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include such Person’s successors and assigns; (f) time of day mean time of day at Administrative Agent’s notice address under Section 15.3.1; or (g) except as expressly provided, discretion of Administrative Agent, any Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All calculations of Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Collateral Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Administrative Agent, any Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.5.    Pro Forma Calculations: With respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including the Fixed Charge Coverage Ratio, of any Person and its Consolidated Subsidiaries, as of any date, pro forma effect will be given to the Transactions on the Closing Date, any acquisition, merger, consolidation, Investment, any issuance, incurrence, assumption or repayment or redemption of Debt (including Debt issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated) (but excluding the identifiable proceeds of any Debt being incurred substantially simultaneously therewith or as part of the same transaction or series of related transactions for purposes of netting cash to calculate the applicable ratio), any issuance or redemption of preferred stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change (including the entry into any material contract or arrangement) or any designation of a Consolidated Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Consolidated Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of the Company being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Consolidated Subsidiary of the subject Person or was merged or consolidated with or into the subject Person or any other Consolidated Subsidiary of the subject Person after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period.

For purposes of making any computation referred to above:

(1)

if any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Hedging Agreements applicable to such Debt if such Hedging Agreements has a remaining term in excess of 12 months);

(2)

interest on a Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Borrower Agent to be the rate of interest implicit in such Capital Lease in accordance with GAAP;

(3)

interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower Agent may designate; and

(4)	interest on any Debt under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Debt during the applicable period.

Any pro forma calculation may include, without limitation, adjustments calculated in accordance with Regulation S-X under the Securities Act; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies (whether added pursuant to this definition, the definition “Pro Forma Cost Savings” or otherwise added to Consolidated Net Income or EBITDA) shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings”.

1.6.    Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.

SECTION 2.    CREDIT FACILITIES

2.1.    Revolver Commitment.

2.1.1.    Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if Revolver Usage at such time plus the requested Loan would exceed the Borrowing Base.

2.1.2.    Notes. Loans and interest accruing thereon shall be evidenced by the records of Administrative Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Loan(s).

2.1.3.    Use of Proceeds. No Borrowings (other than the issuance of any Existing Letters of Credit and other Letters of Credit) shall be made on the Closing Date. Thereafter, the proceeds of Revolver Loans shall be used by Borrowers solely (a) to pay Obligations in accordance with this Agreement; and (b) for ongoing working capital and for other lawful, general corporate, limited liability company or partnership purposes of Borrowers and their Subsidiaries, including without limitation to finance permitted restricted payments, share repurchases, acquisitions, permitted Capital Expenditures and other Investments of Borrowers and their Subsidiaries. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the subject of any Sanction; (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in a transaction); or (iii) for any purpose that would violate Anti-Corruption Laws.

2.1.4.    Voluntary Reduction or Termination of Revolver Commitments.

(a)    The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least three (3) Business Days prior written notice to Administrative Agent, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable; provided that such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of an acquisition or investment, in which case such notice may be revoked by Borrowers (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. On the termination date, Borrowers shall make Full Payment of all Obligations.

(b)    Borrowers may permanently reduce the Revolver Commitments, on a ratable basis for all Lenders, upon at least three (3) Business Days prior written notice to Administrative Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $10,000,000, or an increment of $5,000,000 in excess thereof.

2.1.5.    Overadvances. If Revolver Usage exceeds the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrowers on demand by Administrative Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Administrative Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Administrative Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Administrative Agent to exceed 5% of the Borrowing Base; and (b) regardless of whether an Event of Default exists, if Administrative Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance is not increased by more than $2,500,000 and does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause Revolver Usage to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Administrative Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6.    Protective Advances. Administrative Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make Base Rate Revolver Loans (“Protective Advances”) (a) up to an aggregate amount of the greater of (i) $10,000,000 and (ii) 10.0% of the aggregate amount of Revolver Commitment outstanding at any time, less, in each case, the amount of Overadvance Loans outstanding pursuant to Section 2.1.5, if Administrative Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as such Loans do not cause Revolver Usage to exceed the aggregate Revolver Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. Lenders shall participate on a Pro Rata basis in Protective Advances outstanding from time to time. Required Lenders may at any time revoke Administrative Agent’s authority to make further Protective Advances under clause (a) by written notice to Administrative Agent. Absent such revocation, Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.1.7.    Increase in Revolver Commitments. Borrowers may request an increase in Revolver Commitments from time to time upon notice to Administrative Agent by adding to this Agreement one or more Eligible Assignees that are not already Lenders hereunder to issue additional Revolver Commitments and become Lenders hereunder that are reasonably satisfactory to Administrative Agent (not to be unreasonably withheld, delayed or conditioned) or by allowing one or more existing Lenders to increase their respective Commitments, as long as (a) the requested increase is in a minimum amount of $10,000,000 and is offered on the same terms as existing Revolver Commitments, except for a closing fee specified by Borrowers, (b) increases under this Section do not exceed $~~30,000,000~~20,000,000 in the aggregate and no more than three (3) increases are made; (c) no reduction in Commitments pursuant to Section 2.1.4 has occurred prior to the requested increase, and (d) the requested increase does not cause the Commitments to exceed 90% of any applicable cap under the Term Loan Credit Agreement or any agreement evidencing or governing Permitted Junior Priority Secured/Unsecured Debt. Administrative Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Administrative Agent if and to what extent such Lender commits to increase its Revolver Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Revolver Commitments and become Lenders hereunder. Administrative Agent may allocate, in its discretion, the increased Revolver Commitments among committing Lenders and, if necessary, Eligible Assignees. Total Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Administrative Agent and Borrower Agent, provided (x) the conditions set forth in Section 6.2 are satisfied at such time, (y) Administrative Agent, Borrowers, and new and existing Lenders shall have executed and delivered such documents and agreements as Administrative Agent deems appropriate to evidence the increase in and allocations of Revolver Commitments and (z) flood hazard diligence and documentation has been completed as required by the Flood Disaster Protection Act or otherwise in a manner satisfactory to all Collateral Agent. On the effective date of an increase, the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders, and settled by Administrative Agent if necessary, in accordance with Lenders’ adjusted shares of such Commitments.

2.2.    [Reserved].

2.3.    Letter of Credit Facility.

2.3.1.    Issuance of Letters of Credit. The Issuing Banks shall also issue Letters of Credit from time to time until 15 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a)    Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of an LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Each LC Request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an authorized Person and delivered to Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Issuing Bank. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives an LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Administrative Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Administrative Agent or Required Lenders that an LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit until such notice is withdrawn in writing or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b)    Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Administrative Agent and the applicable Issuing Bank. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Issuing Bank may require a new LC Application in its discretion. Any other term or provision of this Agreement to the contrary notwithstanding, an Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of any Borrower or any Subsidiary in respect of (x) a lease of real property, or (y) an employment contract.

(c)    Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Administrative Agent, any Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or LC Document; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any Issuing Bank, Administrative Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of any Issuing Bank under the Loan Documents shall be cumulative. Each Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d)    In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, each Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

(e)    Borrowers are responsible for preparing or approving the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of

Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want such Letter of Credit to be renewed, Borrowers will so notify Administrative Agent and Issuing Bank at least 15 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

2.3.2.    Reimbursement; Participations.

(a)    If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid under any and all circumstances whatsoever, including: (i) any lack of validity, enforceability, or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein; (ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document which proves to be fraudulent, forged, or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit; (iii) Issuing Bank or any of its branches or affiliates being the beneficiary of any Letter of Credit; (iv) Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit; (v) the existence of any claim, set-off, defense or other right that any Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, Issuing Bank or any other Person; (vi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.3.2(a), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or (vii) the fact that any Default or Event of Default shall have occurred and be continuing. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b)    Each Lender hereby irrevocably and unconditionally purchases from Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all LC Obligations outstanding from time to time. Issuing Bank is issuing Letters of Credit in reliance upon this participation. If Borrowers do not make a payment to Issuing Bank when due hereunder, Administrative Agent shall promptly notify Lenders and each Lender shall within one Business Day after such notice pay to Administrative Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall provide copies of Letters of Credit and LC Documents in its possession at such time.

(c)    The obligation of each Lender to make payments to Administrative Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by Issuing Bank of a requirement that exists for its protection (and not a Borrower’s protection) or that does not materially prejudice a Borrower; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. No Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. No Issuing Bank makes to Lenders any express or implied warranty, representation or guaranty with respect to any Letter of Credit, Collateral, LC Document or Obligor. No Issuing Bank shall be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)    No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of its gross negligence or willful misconduct. Each Issuing Bank may (but is not obligated to) refrain from taking any action with respect to a Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the Required Lenders.

2.3.3.    Cash Collateral. Subject to Section 2.1.5, if at any time (a) an Event of Default exists, (b) the Commitment Termination Date has occurred, or (c) the Revolver Termination Date is scheduled to occur within 5 Business Days, then Borrowers shall, at Issuing Bank’s or Administrative Agent’s request, Cash Collateralize all the stated amount of all outstanding Letters of Credit and all other LC Obligations. Borrowers shall, at Issuing Bank’s or Administrative Agent’s request at any time, Cash Collateralize the Fronting Exposure of any Defaulting Lender. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Administrative Agent) advance, as Revolver Loans, the amount of Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

2.3.4.    Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Administrative Agent and Borrowers. From the effective date of such resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and other obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. Administrative Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to Borrowers.

2.3.5.    Indemnification. In addition to (and not in any way in limitation of) any other terms or provisions of this Agreement or any other Loan Document or LC Document providing for the indemnification of any Issuing Bank or otherwise, each Borrower agrees to indemnify, defend and hold harmless each Issuing Bank Indemnitee (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Issuing Bank Indemnitee (other than Taxes, which shall be governed by Section 5.9) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of this Agreement, any Letter of Credit, any LC Document, or any Drawing Document referred to in or related to any Letter of Credit, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration); in each case, including that resulting from the Issuing Bank Indemnitee’s own negligence; provided, however, that such indemnity shall not be available to any Issuing Bank Indemnitee claiming indemnification to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Issuing Bank Indemnitee claiming indemnity. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

2.3.6.    Limitation of Liability. The liability of Issuing Bank (or any other Indemnitee) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

SECTION 3.    INTEREST, FEES AND CHARGES

3.1.    Interest.

3.1.1.    Rates and Payment of Interest.

(a)    The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation not paid when due (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans.

(b)    During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Administrative Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c)    Interest shall accrue from the date a Loan is advanced or Obligation is not paid when due, until paid in full by Borrowers. Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each quarter with respect to a Base Rate Revolver Loan, and on the last day of the applicable Interest Period with respect to a LIBOR Revolver Loan (except in the case of a LIBOR Revolver Loan with an Interest Period of more than 90 days’ duration, each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period); (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2.    Application of LIBOR to Outstanding Loans.

(a)    Borrowers may on any Business Day, subject to delivery of a Notice of

Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Administrative Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b)    Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Administrative Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least two Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Administrative Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period for any LIBOR Loan, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loan into a Base Rate Loan. Administrative Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR.

3.1.3.    Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, 90 or 180 days (or, with the consent of all Lenders, such longer period not to exceed 360 days); provided, however, that:

(a)    the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b)    if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c)    no Interest Period shall extend beyond the Revolver Termination Date.

3.2.    Fees.

3.2.1.    Unused Line Fee. Borrowers shall pay to Administrative Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Revolver Commitments exceed the average daily Revolver Usage during any quarter. Such fee shall be payable quarterly in arrears, on the first day of each quarter and on the Commitment Termination Date.

3.2.2.    LC Facility Fees. Borrowers shall pay (a) to Administrative Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin for LIBOR Revolver Loans times the average daily Stated Amount of Letters of Credit, which fee shall be payable quarterly in arrears, on the first day of each quarter; (b) to the applicable Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit, which fee shall be payable quarterly in arrears, on the first day of each quarter; and (c) to the applicable Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum to the extent the Default Rate is applied pursuant to Section 3.1.1(b) hereof.

3.2.3.    Fee Letters. Borrowers shall pay all fees set forth in any fee letter executed in connection with this Agreement (including the Agent Fee Letter) (collectively, the “Fee Letters” and each a “Fee Letter”).

3.3.    Computation of Interest, Fees, Yield Protection. All interest (other than interest computed by reference to the Base Rate), as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days, and interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). Each determination by Administrative Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Administrative Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4.    Reimbursement Obligations. Borrowers shall pay all Extraordinary Expenses promptly upon request. Borrowers shall also reimburse Administrative Agent for all reasonable and documented out-of-pocket legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Administrative Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Administrative Agent’s personnel or a third party; provided that legal fees shall be limited to one firm of counsel and an additional local law firm in each applicable jurisdiction and, in the case of an actual or potential conflict of interest as determined by the affected party, one additional firm of counsel to such affected party and one additional firm of local counsel to such affected party in each applicable jurisdiction. All reasonable and documented legal, accounting and consulting fees shall be charged to Borrowers by Administrative Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Administrative Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Administrative Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Administrative Agent, including fees paid hereunder. If, for any reason (including inaccurate reporting in any Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Administrative Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

3.5.    Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Administrative Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Administrative Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6.    Inability to Determine Rates.

3.6.1.    Administrative Agent will promptly notify Borrower Agent and Lenders if, in connection with any Loan or request for a Loan, (a) Administrative Agent determines that (i) any Interest Period is not available on the basis provided herein, (ii) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period, or (iii) adequate and reasonable means do not exist for determining LIBOR for the Interest Period; or (b) Administrative Agent or Required Lenders determine for any reason that LIBOR for the Interest Period does not adequately and fairly reflect the cost to Lenders of funding the Loan. Thereafter, Lenders’ obligations to make or maintain affected LIBOR Loans and utilization of the LIBOR component (if affected) in determining Base Rate shall be suspended and no further Loans may be converted into or continued as such LIBOR Loans until Administrative Agent (upon instruction by Required Lenders) withdraws the notice.

3.6.2.    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower Agent or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower Agent) that the Borrower Agent or Required Lenders (as applicable) have determined, that:

(a)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”), or

(c)    syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower Agent may amend this Agreement solely for the purpose of replacing LIBOR in accordance with this Section 3.6.2 with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower Agent unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower Agent and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended, (to the extent of the affected LIBOR Loans or Interest Periods), and (y) the LIBOR component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than ~~zero~~1.00% for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

3.7.    Increased Costs; Capital Adequacy.

3.7.1.    Increased Costs Generally. If any Change in Law shall:

(a)    impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBOR) or any Issuing Bank;

(b)    subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)    impose on any Lender, any Issuing Bank or interbank market any other condition, cost or expense (other than Taxes) affecting any Loan, Letter of Credit, participation in LC Obligations, Commitment or Loan Document;

and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or

Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender or an Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or an Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.

3.7.2.    Capital Requirements. If a Lender or an Issuing Bank determines that a Change in Law affecting such Lender or Issuing Bank or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations or Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered; provided, that such Lender or such Issuing Bank is generally seeking, or intends generally to seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender or Issuing Bank has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital or liquidity requirements.

3.7.3.    LIBOR Loan Reserves. If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrowers shall pay additional interest to such Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by the Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Loan; provided, however, that if the Lender notifies Borrowers (with a copy to Administrative Agent) of the additional interest less than 10 days prior to the interest payment date, then such interest shall be payable 10 days after Borrowers’ receipt of the notice.

3.7.4.    Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or an Issuing Bank for any increased costs incurred or reductions suffered more than six months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that such Lender or Issuing Bank notifies Borrower Agent of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.

3.8.    Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.9, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9.    Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay a LIBOR Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan prior to the end of its Interest Period pursuant to Section 14.4, then Borrowers shall pay to Administrative Agent its customary administrative charge and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding. For purposes of calculating amounts payable under this Section, a Lender shall be deemed to have funded a LIBOR Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, whether or not the Loan was in fact so funded.

3.10.    Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate of non-usurious interest permitted by Applicable Law (“Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4.    LOAN ADMINISTRATION

4.1.    Manner of Borrowing and Funding Revolver Loans.

4.1.1.    Notice of Borrowing.

(a)    Whenever Borrowers desire funding of Revolver Loans, Borrower Agent shall give Administrative Agent a Notice of Borrowing. Such notice must be received by Administrative Agent by 11:00 a.m. (i) on the requested funding date, in the case of Base Rate Loans, and (ii) at least two Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or LIBOR Loan, and (D) in the case of a LIBOR Loan, the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b)    Unless payment is otherwise made by Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for a Base Rate Revolver Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Administrative Agent may, at its option, charge such amount against any operating, investment or other account of a Borrower maintained with Administrative Agent or any of its Affiliates.

(c)    If a Borrower maintains a disbursement account with Administrative Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Revolver Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.

4.1.2.    Fundings by Lenders. Except for Borrowings to be made as Swingline Loans, Administrative Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. on the proposed funding date for a Base Rate Loan or by 3:00 p.m. at least two Business Days before a proposed funding of a LIBOR Loan. Each Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Administrative Agent’s notice is received after the times provided above, in which case Lender shall fund by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Administrative Agent shall disburse the Borrowing proceeds as directed by Borrower Agent. Unless Administrative Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its share of a Borrowing, Administrative Agent may assume that such Lender has deposited or promptly will deposit its share with Administrative Agent, and Administrative Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Administrative Agent, then Borrowers agree to repay to Administrative Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. A Lender or an Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

4.1.3.    Swingline Loans; Settlement.

(a)    To fulfill any request for a Base Rate Revolver Loan hereunder, Administrative Agent may in its discretion advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $15,000,000. Swingline Loans shall constitute Revolver Loans for all purposes, except that payments thereon shall be made to Administrative Agent for its own account until Lenders have funded their participations therein as provided below.

(b)    Settlement of Loans, including Swingline Loans, among Lenders and Administrative Agent shall take place on a date determined from time to time by Administrative Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Administrative Agent to Lenders. Between settlement dates, Administrative Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrowers or any provision herein to the contrary. Each Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Swingline Loans outstanding from time to time until settled. If a Swingline Loan cannot be settled among Lenders, whether due to an Obligor’s Insolvency Proceeding or for any other reason, each Lender shall pay the amount of its participation in the Loan to Administrative Agent, in immediately available funds, within one Business Day after Administrative Agent’s request therefor. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.

4.1.4.    Notices. Borrowers may request, convert or continue Loans, select interest rates and transfer funds based on telephonic or e-mailed instructions to Administrative Agent. Borrowers shall confirm each such request by prompt delivery to Administrative Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Administrative Agent or Lenders, the records of Administrative Agent and Lenders shall govern. Neither Administrative Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Administrative Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Administrative Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2.    Defaulting Lender. Notwithstanding anything herein to the contrary:

4.2.1.    Reallocation of Pro Rata Share; Amendments. For purposes of determining

Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Administrative Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitments and Loans from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 15.1.1(c).

4.2.2.    Payments; Fees. To the extent the Borrowers are required to pay any amounts to a Defaulting Lender hereunder, Administrative Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Administrative Agent such amounts until all Obligations owing to Administrative Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Administrative Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1, and the Borrowers shall not be required to pay such unused line fee to such Defaulting Lender (or Administrative Agent for the benefit of such Defaulting Lender). If any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Administrative Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3.    Status; Cure. Administrative Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Administrative Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Administrative Agent (with appropriate payments by the reinstated Lender, including payment of any breakage costs for reallocated LIBOR Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Administrative Agent and Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. Unless expressly agreed by Borrowers, Agent and Issuing Bank, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.

4.3.    Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $1,000,000, plus an increment of $500,000 in excess thereof. No more than six (6) Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Administrative Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4.    Borrower Agent. Each Borrower hereby designates the Company (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrower Materials, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Administrative Agent, any Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Administrative Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Administrative Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Administrative Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5.    One Obligation. The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by Administrative Agent’s Lien on all Collateral; provided, however, that Administrative Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6.    Effect of Termination. On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products to the extent permitted by the agreements covering such Bank Products. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Administrative Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 13, 15.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5.    PAYMENTS

5.1.    General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, subject to Section 5.9, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Borrowers agree that after an Event of Default has occurred and is continuing, Administrative Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, in such manner as Administrative Agent deems advisable, but whenever possible, any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

5.2.    Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. Subject to Section 2.1.5, if an Overadvance exists at any time, Borrowers shall, on the sooner of Administrative Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay Revolver Loans in an amount sufficient to reduce Revolver Usage to the Borrowing Base. If any Asset Disposition includes the disposition of Accounts, Borrowers shall apply Net Proceeds to repay Revolver Loans equal to the greater of (a) the net book value of such Accounts, or (b) the reduction in Borrowing Base resulting from the disposition.

5.3.    [Reserved].

5.4.    Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5.    Marshaling; Payments Set Aside. None of Administrative Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Administrative Agent, any Issuing Bank or any Lender, or if Administrative Agent, any Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, an Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.6.    Application and Allocation of Payments.

5.6.1.    Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (b) third, to other Obligations specified by Borrowers; and (c) fourth, as determined by Administrative Agent in its discretion.

5.6.2.    Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows (subject to the terms of the Intercreditor Agreement):

(a)    first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Administrative Agent;

(b)    second, to all amounts owing to Administrative Agent on Swingline Loans, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;

(c)    third, to all amounts owing to Issuing Bank, ratably among each Issuing Bank in proportion to the respective amounts described in this clause payable to it;

(d)    fourth, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;

(e)    fifth, to all Obligations (other than Secured Bank Product Obligations) constituting interest;

(f)    sixth, to Cash Collateralize all LC Obligations;

(g)    seventh, to all Loans, and to Secured Bank Product Obligations arising under Hedging Agreements (including Cash Collateralization thereof) up to the amount of reserves existing therefor;

(h)    eighth, to all other Secured Bank Product Obligations; and

(i)    last, to all remaining Obligations.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in any applicable category. Administrative Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement of the affected Secured Parties, without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.

5.6.3.    Erroneous Application. Administrative Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.7.    Dominion and Other Accounts. The ledger balance in the main Dominion Account (and, at Administrative Agent option, any other Deposit Account or Securities Account over which Administrative Agent has a perfected Lien that Administrative Agent is able to sweep or otherwise direct the disposition of funds on deposit or credit therein) as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day, during any Sweep Trigger Period. If a credit balance results from such application, it shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Event of Default exists.

5.8.    Account Stated. Administrative Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Administrative Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Administrative Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9.    Taxes.

5.9.1.    Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a)    All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Administrative Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Administrative Agent or an Obligor, then Administrative Agent or such Obligor shall be entitled to make such deduction or withholding, taking into account information and documentation provided pursuant to Section 5.10. For the avoidance of doubt, this Section 5.9 overrides Section 5.1 with respect to deductions and withholding for any Taxes.

(b)    [Reserved].

(c)    If Administrative Agent or any Obligor is required by any Applicable Law to withhold or deduct Taxes from any payment, then (i) Administrative Agent or such Obligor, to the extent required by Applicable Law, shall apply such withholding or deduction and timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.9.2.    Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Administrative Agent’s option, timely reimburse Administrative Agent for payment of, any Other Taxes.

5.9.3.    Tax Indemnification.

(a)    Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or an Issuing Bank (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b)    Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Administrative Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Administrative Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Administrative Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Administrative Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Administrative Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or any Issuing Bank by Administrative Agent shall be conclusive absent manifest error.

5.9.4.    Evidence of Payments. If Administrative Agent or an Obligor pays any Taxes pursuant to this Section, then upon request, Administrative Agent shall deliver to Borrower Agent or Borrower Agent shall deliver to Administrative Agent, respectively, a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to Administrative Agent or Borrower Agent, as applicable.

5.9.5.    Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an Issuing Bank, nor have any obligation to pay to any Lender or any Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or an Issuing Bank. If a Recipient determines in its discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes)

incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers agree, upon request by the Recipient, to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Administrative Agent or any Recipient be required to make its tax returns (or any other information relating to its Taxes that it deems confidential) available to any Obligor or other Person.

5.9.6.    Survival. Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by or replacement of a Lender or an Issuing Bank, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.10.    Lender Tax Information.

5.10.1.    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Administrative Agent properly completed and executed documentation reasonably requested by Borrowers or Administrative Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Administrative Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.10.2.    Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,

(a)    Any Lender that is a U.S. Person shall deliver to Borrowers and Administrative Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Administrative Agent), executed originals of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b)    Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Administrative Agent), whichever of the following is applicable:

(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)    executed originals of IRS Form W-8ECI;

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate in form satisfactory to Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(c)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Administrative Agent to determine the withholding or deduction required to be made; and

(d)    if payment of an Obligation to a Recipient would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Recipient shall deliver to Borrowers and Administrative Agent at the time(s) prescribed by law and otherwise as reasonably requested by Borrowers or Administrative Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Administrative Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Recipient has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.10.3.    Administrative Agent Documentation On or before the date Bank of America becomes the Administrative Agent hereunder, it shall (and any successor or replacement Administrative Agent shall, on or before the date on which it becomes the Administrative Agent hereunder), deliver to the Borrower Agent two executed originals of either (i) IRS Form W-9, or (ii) IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments), establishing that the Borrowers can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA.

5.10.4.    Redelivery of Documentation. If any form or certification previously delivered by a Lender or Administrative Agent pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender or Administrative Agent, as applicable shall promptly update the form or certification or notify Borrowers and Administrative Agent in writing of its inability to do so.

5.11.    Nature and Extent of Each Borrower’s Liability.

5.11.1.    Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Administrative Agent and Lenders the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Administrative Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Administrative Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Administrative Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Administrative Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Obligations.

5.11.2.    Waivers.

(a)    Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Administrative Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower, Administrative Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Administrative Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)    Administrative Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Administrative Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to

“election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Administrative Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Administrative Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Administrative Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3.    Extent of Liability; Contribution.

(a)    Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower’s Allocable Amount.

(b)    If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)    Section 5.11.3(a) shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Administrative Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to a Borrower based on that calculation.

(d)    Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.11.4.    Joint Enterprise. Each Borrower has requested that Administrative Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Administrative Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.5.    Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

SECTION 6.    CONDITIONS PRECEDENT

6.1.    Conditions Precedent to Initial Credit Extensions. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit or deem to have issued any Existing Letters of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied (or waived in accordance with Section 15.1.1(d) hereof):

(a)    Each Loan Document shall have been duly executed and delivered to Administrative Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof, in each case subject to the post-closing collateral requirements set forth in Section 7.3.3.

(b)    Administrative Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral or arrangements reasonably satisfactory to the Administrative Agent for such filings and recordations shall have been made (and all filing and recording fees and taxes in connection therewith shall have been duly paid or arrangements reasonably satisfactory to the Administrative Agent for the payment of such fees and taxes shall have been made), as well as UCC and Lien searches and other evidence reasonably satisfactory to Administrative Agent that such Liens are the only Liens upon such Collateral, except Permitted Liens, in each case subject to the post-closing collateral requirements set forth in Section 7.3.3.

(c)    Administrative Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, reasonably satisfactory to Administrative Agent.

(d)    Administrative Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the transactions under the Loan Documents, (i) the Borrowers and the Obligors, taken as a whole, are Solvent; (ii) no Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(e)    Administrative Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; (iii) that an attached copy of the Confirmation Order (as defined below) authorizing execution and delivery of the Loan Documents and the Definitive Restructuring Documents (as defined in the Plan Support Agreement), is in full force and effect, and not subject to a stay; and (iv) to the title, name and signature of two Persons authorized to sign the Loan Documents (as used herein, “Confirmation Order” means the order confirming the Prepackaged Plan, as entered by the Bankruptcy Court, which shall be in form and substance reasonably satisfactory to Administrative Agent);

(f)    Administrative Agent shall have received a customary written opinion of Sullivan & Cromwell LLP, as well as Vinson & Elkins LLP, in form and substance reasonably satisfactory to Administrative Agent;

(g)    Administrative Agent shall have received good standing certificates (to the extent available in such Obligor’s jurisdiction of organization) for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization;

(h)    Administrative Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers;

(i)    No changes or developments shall have occurred, and no new or additional information, shall have been received or discovered by the Administrative Agent or the Lenders regarding the Obligors after August 24, 2016 that (A) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (B) purports to materially adversely affect the Transactions;

(j)    Administrative Agent shall have received, each in form and substance reasonably satisfactory to the Administrative Agent, (i) any updates or modifications to the monthly projected financial statements of Borrowers previously received by Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (ii) such other items or documents as may be reasonably required by Administrative Agent in connection with its due diligence.

(k)    Administrative Agent shall have received a Borrowing Base Report as of the last day of the most recently completed month (it being understood and agreed that the most recent weekly Borrowing Base Report delivered prior to the Closing Date pursuant to the final cash collateral order entered by the Bankruptcy Court on November 14, 2016 shall serve as an opening Borrowing Base Report hereunder and satisfy the requirements of this condition).

(l)    All reasonable and documented fees (including pursuant to the Agent Fee Letter) and expenses of the Lead Arrangers (as such term is defined in the engagement letter entered into in connection with this Agreement), Administrative Agent and the Lenders (including the reasonable and documented fees and expenses of one firm of counsel and one firm of local counsel in each appropriate jurisdiction and expenses and audit and appraisal fees and expenses (including, without limitation, reasonable and documented costs and expenses for travel, lodging and meals for personnel, out of pocket examination costs and customary charges for field examinations and the preparation of reports) for Administrative Agent) for which invoices have been presented at least two Business Days prior to the closing date shall have been paid;

(m)    (A) the Prepackaged Plan and any amendments thereto shall be in form and substance reasonably satisfactory to Administrative Agent, (B) all conditions precedent to the confirmation and effectiveness of the Prepackaged Plan, as set forth in the Prepackaged Plan, shall have been satisfied or waived in accordance with the terms thereof, (C) the Bankruptcy Court shall have entered the Confirmation Order, and such Confirmation Order shall be Final (it being understood and agreed that the Administrative Agent and Lenders have waived the requirement that such Confirmation Order be Final), (D) the effective date under the Prepackaged Plan shall have occurred (and all conditions precedent thereto as set forth therein shall have been satisfied or waived in accordance with the terms thereof), (E) substantial consummation under the Prepackaged Plan shall have occurred, and (F) no motion, action or proceeding by any creditor or other party-in-interest to the Chapter 11 Cases which could materially adversely affect the Prepackaged Plan, the consummation of the Prepackaged Plan, the business or operations of Borrowers or the transactions contemplated by the Loan Documents or the Prepackaged Plan shall be pending;

(n)     Administrative Agent shall have received a certificate of a duly authorized Senior Officer of the Borrowers, demonstrating, in form and detail reasonably satisfactory to Administrative Agent, that, after giving effect to all payments under the Prepackaged Plan (including on account of accrued and unpaid professional fees and expenses, but not including any fees paid or to be paid in connection with the Corporate Advisory Services Agreement (as defined in the Plan Support Agreement)), on the effective date of the Prepackaged Plan, the Debtors shall, on a pro forma basis after giving effect to the funding of the Rights Offering and the Incremental Liquidity Facility, if any (as such terms are defined in the Plan Term Sheet attached as Exhibit A to the Plan Support Agreement), have minimum total liquidity of $100,000,000 on the closing date (liquidity for the these purposes shall consist of (i) Availability hereunder, plus (ii) unrestricted domestic cash or cash equivalents) plus (iii) Expected Asset Sale Proceeds (as defined in the Existing Loan Agreement) in an aggregate amount not to exceed $5,000,000;

(o)    Administrative Agent shall have received evidence that the Original Credit Agreement has been, or concurrently with the closing of this Agreement is being, terminated and all Liens securing obligations under the Original Credit Agreement (including, without limitation, liens on real estate securing obligations under the Original Credit Agreement) have been have been, or concurrently with the closing of this Agreement are being, released;

(p)    Administrative Agent shall have received a true, correct and complete copy of the Term Loan Credit Agreement; and

(q)    Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act (including, but not limited to, the Obligors’ W-9), that has been reasonably requested in writing at least 10 Business Days prior to the Closing Date by the Lenders.

For purposes of determining whether any condition that requires the delivery of a document or other matter satisfactory to Administrative Agent or each Lender specified in this Section 6.1 has been satisfied, by releasing its signature page hereto, the Administrative Agent and such Lender shall be deemed to have been satisfied with each document or other matter required by the terms of this Section 6.1 to be satisfactory to the Administrative Agent or such Lender, as the case may be.

6.2.    Conditions Precedent to All Credit Extensions. Administrative Agent, Issuing Bank and Lenders shall not be required to fund any Loans or arrange for issuance of any Letters of Credit to or for the benefit of Borrowers, unless the following conditions are satisfied (or waived in accordance with Section 15.1.1(d) hereof):

(a)    No Default or Event of Default shall exist at the time of, or result from, such funding or issuance;

(b)    The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on the date of, and upon giving effect to, such funding or issuance (except for representations and warranties that expressly relate to an earlier date);

(c)    [Reserved.];

(d)    No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect;

(e)    With respect to issuance of a Letter of Credit, the Issuing Bank shall have received an LC Request and LC Application at least three Business Days prior to the requested date of issuance and the LC Conditions shall have been satisfied; and

(f)    Administrative Agent shall have received a Notice of Borrowing with respect to the funding of any Loan.

Each request (or deemed request) by Borrowers for funding of a Loan or issuance of a Letter of Credit shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding or issuance.

SECTION 7.    COLLATERAL

7.1.    Grant of Security Interest. To secure the prompt payment and performance of its Obligations, each Obligor hereby grants to Administrative Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of such Obligor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a)    all Accounts;

(b)    all Chattel Paper, including electronic chattel paper;

(c)    all Commercial Tort Claims, including those shown on Schedule 7.4.1;

(d)    all Deposit Accounts;

(e)    all Documents;

(f)    all General Intangibles, including Intellectual Property;

(g)    all Goods, including Inventory, Equipment and fixtures;

(h)    all Instruments;

(i)    all Investment Property;

(j)    all Letter-of-Credit Rights;

(k)    all Supporting Obligations;

(l)    all Vehicles;

(m)    all monies, whether or not in the possession or under the control of Administrative Agent, a Lender, or a bailee or Affiliate of Administrative Agent or a Lender, including any Cash Collateral;

(n)    all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral;

(o)    all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing; and

(p)    all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

Notwithstanding anything herein to the contrary, in no event shall the security interest attach to, or the term “Collateral” be deemed to include any of the Property set forth in Section 7.7.

7.2.    Lien on Deposit Accounts; Securities Accounts; Cash Collateral.

7.2.1.    Deposit Accounts; Securities Accounts. To further secure the prompt payment and performance of its Obligations, each Obligor hereby grants to Administrative Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account and Securities Account of such Obligor, including sums in any blocked, lockbox, sweep or collection account; provided that, subject to the Intercreditor Agreement, any security interest in the TL Proceeds and Priority Collateral Account shall have second priority (and subject to Permitted Liens (x) in favor of the account bank and (y) that have priority by operation of law). Each Obligor hereby authorizes and directs each bank or other depository or securities intermediary to deliver to Administrative Agent, upon request of Administrative Agent, all balances in any Deposit Account and Securities Account maintained for such Obligor, without inquiry into the authority or right of Administrative Agent to make such request. Administrative Agent hereby agrees that it will not issue any such request unless an Event of Default has occurred and is continuing.

7.2.2.    Cash Collateral. Cash Collateral may be invested, at Administrative Agent’s discretion (and with the consent of Borrower Agent, as long as no Event of Default exists), but Administrative Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. As security for its Obligations, each Obligor hereby grants to Administrative Agent a security interest in and Lien upon all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. After an Event of Default has occurred and is continuing, Administrative Agent may apply Cash Collateral to the payment of such Obligations as they become due, in such order as Administrative Agent may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Administrative Agent, and no Obligor or other Person shall have any right to any Cash Collateral, until Full Payment of the Obligations.

7.3.    Real Estate Collateral, Vehicles and Post Closing Collateral.

7.3.1.    Lien on Real Estate. (I) If, after the Closing Date, any Obligor acquires (x) any Restricted Subsidiary that owns Material Real Property or (y) any Material Real Property, other than, in each case, (A) Real Estate constituting Excluded Property and (B) Agent Excluded Real Property, or if any Real Estate ceases to be Excluded Property (other than any Agent Excluded Real Property), the Obligors shall, within 90 days (as may be extended by the Collateral Agent in its sole discretion), with respect to such Material Real Property, (a) execute, deliver and record a Mortgage sufficient to create a perfected Lien in favor of the Administrative Agent, (b) deliver a customary opinion of local counsel in the state in which such Material Real Property is located as to such Mortgage, (c) at least 15 days (or such shorter period as agreed to by the Collateral Agent in their sole discretion) prior to the effective date of the Mortgage, deliver or cause to be delivered to the Collateral Agent and each applicable Lender, flood hazard information requested by any Lender as needed for a life-of-loan flood hazard determination and, if the Real Estate is located in a special flood hazard zone, flood insurance documentation (including an acknowledged notice to the Borrower and real property and contents flood insurance by an insurer reasonably acceptable to Collateral Agent) in accordance with the Flood Disaster Protection Act or otherwise reasonably satisfactory to each Lender and other such documents as Administrative Agent or any Lender may reasonably require with respect to flood insurance for the Real Estate; (d) deliver to the Administrative Agent such existing documents, instruments or agreements as the Administrative Agent may reasonably request with respect to any environmental risks regarding such Real Estate (which, as long as Term Loans are outstanding, shall be satisfied by the delivery to the Administrative Agent of the existing documents, instruments or agreements requested by the Term Loan Agent), (e) upon request, deliver to the Administrative Agent any existing survey of such Material Real Property (which, as long as Term Loans are outstanding, shall be satisfied by the delivery to the Administrative Agent of the existing surveys requested by the Term Loan Agent); and (f) (A) upon the reasonable request of the Administrative Agent, deliver to the Administrative Agent a title report for all Real Estate referred to in clause (I) of this Section 7.3.1 with a net book value between $250,000 and $500,000, and (B) deliver a mortgagee title policy (or “marked” title commitment therefor) for all Real Estate referred to in this Section 7.3.1 with a net book value in excess of $500,000, in form and substance reasonably acceptable to the Administrative Agent, having a value not in excess of the fair market value of such Real Estate covering the Administrative Agent’s interest under the Mortgage, by an insurer reasonably acceptable to the Administrative Agent (which must be fully paid on such effective date) (all of which deliveries under clause (f)(A) above will be satisfied by corresponding deliveries required by the Term Loan Agent under this Section 7.3.1 of the Term Loan Credit Agreement; provided, that the Company shall not be obligated to deliver any mortgage title policies to the extent doing so would require the Company to obtain new surveys, zoning letters, appraisals, or environmental assessments of such Real Estate,

(II) within 90 days after the acquisition referenced below or such longer period as the Collateral Agent may agree (such extensions not to be unreasonably withheld, delayed or conditioned), the Obligors shall use commercially reasonable efforts to (i) transfer all leased Real Estate and all owned Real Estate, in each case acquired after the Closing Date and not constituting Excluded Property (other than Agent Excluded Real Property), if not required to be secured by a Mortgage pursuant to clause (I) above, to the SPV and, upon request of the Administrative Agent, provide evidence of same; provided that such commercially reasonable efforts shall not require the Obligors to (A) pay consent or similar fees to counterparties to leases or other contracts in order to effect such transfers or (B) transfer any lease to the extent that a grant of a perfected security interest in the equity interests in the SPV would violate or invalidate such lease or create a right of termination in favor of any other party thereto, and (ii) grant to the Administrative Agent a perfected security interest in the equity interests in the SPV (to the extent not then in place).

7.3.2.    Vehicles. If any Obligor acquires a Vehicle that does not constitute Excluded Property or a Vehicle that is a Specified Vehicle (or if any Vehicle ceases to be Excluded Property),

Obligors shall, within 90 days (as may be extended by Administrative Agent in its sole discretion), execute and deliver such documents and take such actions (including notation on the certificate of title) as Administrative Agent may reasonably request to create a perfected Lien in favor of Administrative Agent on such Vehicle.

7.3.3.    Post-Closing Collateral. Borrowers shall, and shall cause each other Obligor to, as promptly as reasonably practicable, but in no event later than the number of days after the Closing Date applicable to each clause set forth below as any such period may be extended by the Collateral Agent (such extensions not to be unreasonably withheld, delayed or conditioned), provide the items or perform the actions listed below (the assets subject to the below requirements, collectively, the “Post-Closing Collateral” and the time periods relating thereto, the “Post-Closing Collateral Period”):

(a)    [reserved];

(b)    within 90 days following the Closing Date the Obligors shall use commercially reasonable efforts to (i) transfer all leased Real Estate (other than the Borrower’s principal office) and all owned Real Estate not secured by a Mortgage (and in any event shall transfer owned Real Estate accounting for at least 90% of the aggregate net book value of all applicable Real Estate) to the SPV; provided that such commercially reasonable efforts shall not require the Obligors to pay consent or similar fees to counterparties to leases or other contracts in order to effect such transfers, and (ii) grant to the Administrative Agent a perfected security interest in the equity interests in the SPV;

(c)    the Obligors shall use commercially reasonable efforts to create a perfected Lien in favor of the Administrative Agent on each Vehicle that does not constitute Excluded Property that is not currently subject to a perfected security interest in favor of the Administrative Agent within 360 days following the Closing Date;

(d)    other than as provided in Sections 7.3.3(a) through (c), the Obligors shall not be required to provide any leasehold mortgages or any Related Real Estate Documents with respect to any Mortgaged Property; and

(e)    within 30 days of the Closing Date (or such longer period as Administrative Agent may agree in its reasonable discretion), the Obligors shall deliver a Securities Account Control Agreement with respect to Account no. xxxxxx01 maintained at Wells Fargo Securities, LLC signed by Wells Fargo Securities, LLC, in the form previously agreed to or such other form reasonably satisfactory to Administrative Agent.

7.3.4.    Post-Amendment Effective Date Covenant. Borrowers shall, and shall cause each other Obligor to, as promptly as reasonably practicable, but in no event later than the number of days after the Third Amendment Effective Date applicable to each clause set forth on Schedule 7.3.4 as any such period may be extended by the Collateral Agent (such extensions not to be unreasonably withheld, delayed or conditioned), provide the items or perform the actions listed on Schedule 7.3.4 with respect to the Real Estate owned as of the Third Amendment Effective Date set forth on Schedule 1.1(C) (other than such Real Estate that becomes the Agent Excluded Real Property, the “Third Amendment Effective Date Mortgaged Real Property”).

7.4.    Other Collateral.

7.4.1.    Commercial Tort Claims. Except as shown on Schedule 7.4.1, as of the Closing Date, no Obligor has a Commercial Tort Claim (other than a Commercial Tort Claim for less than $5,000,000). Obligors shall promptly notify Administrative Agent in writing if any Obligor has a Commercial Tort Claim (other than a Commercial Tort Claim for less than $5,000,000), shall promptly amend Schedule 7.4.1 to include such claim, and shall take such actions as Administrative Agent deems appropriate to subject such claim to a duly perfected, first priority (or, subject to the Intercreditor Agreement, second priority) Lien in favor of Administrative Agent.

7.4.2.    Certain After-Acquired Collateral. Obligors shall promptly notify Administrative Agent in writing if, after the Closing Date, any Borrower obtains any interest in any Collateral consisting of (a) Deposit Accounts (other than an Excluded Account), (b) Intellectual Property that is material to such Obligor’s business or (c) Chattel Paper, Documents, Instruments or Investment Property, in each case with an individual value of or face amount in excess of $1,000,000, and, upon Administrative Agent’s request, shall promptly take such actions as Administrative Agent deems appropriate to effect Administrative Agent’s duly perfected, first priority (or subject to the Intercreditor Agreement, second priority) Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Administrative Agent’s request, Obligors shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Administrative Agent.

7.5.    Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Administrative Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.

7.6.    Further Assurances. All Liens granted to Administrative Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Administrative Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Administrative Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Administrative Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7.    Certain Limited Exclusions. (a) Notwithstanding Section 7.1, the Collateral shall not include, and no Obligor shall be deemed to have granted a security interest in, any of such Obligor’s right, title or interest in:

(i) any Excluded Property;

(ii) Letter-of-Credit Rights (other than to the extent such rights can be perfected by filing a UCC financing statement);

(iii) any governmental licenses or state or local franchises, charters and authorizations to the extent the granting of security interests therein are prohibited or restricted thereby;

(iv) pledges and security interests prohibited or restricted by Applicable Law (including any requirement to obtain the consent of any Governmental Authority, unless such consent has been obtained (it being understood that there shall be no obligation to obtain such consent)) (after giving effect to the applicable anti-assignment provisions of the UCC, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition);

(v) (1) Property subject to a purchase money security agreement or capital lease agreement evidencing or governing purchase money and capital lease obligations that are permitted to be incurred pursuant to the Loan Documents to the extent the granting of a security interest therein is validly prohibited thereby or otherwise requires consent (but only so long as such prohibition or consent requirement was not created in contemplation or anticipation of the Collateral requirements under the Loan Documents) and/or (2) any lease, license, permit or agreement or any property subject to such agreement, in each case in existence on the Closing Date or upon acquisition of the relevant Obligor party thereto, to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the UCC or other Applicable Law, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition), but only so long as such restriction or consent requirement was not created in contemplation or anticipation of the Collateral requirements under the Loan Documents);

(vi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(vi) Equity Interests in captive insurance Subsidiaries;

(vii) interests in joint ventures and non-wholly owned Subsidiaries which cannot be pledged without the consent of third parties (but only so long as such consent requirement was not created in contemplation or anticipation of the Collateral requirements under the Loan Documents);

(viii) payroll, employee benefits, withholding tax and other fiduciary deposit accounts;

(ix) voting Equity Interests in excess of 66% in any CFC that is directly owned by one or more Domestic Subsidiaries;

(x) other Property to the extent the Administrative Agent determines that the cost of obtaining or perfecting a lien or security interest therein is excessive in relation to the benefit afforded to the Lenders thereby; and

(xi) any assets (including Equity Interests) owned by a Foreign Subsidiary.

(b) Obligors shall not be required to (i) take any action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any intellectual property registered in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required) or (ii) deliver any leasehold mortgages and shall only be required to use commercially reasonable efforts to deliver landlord waivers, estoppels or collateral access letters to the extent reasonably requested by Administrative Agent.

7.8.    Intercreditor Agreement. Notwithstanding anything herein to the contrary, the liens and security interests granted to Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by Administrative Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

SECTION 8.    COLLATERAL ADMINISTRATION

8.1.    Borrowing Base Reports. Borrowers shall deliver to Administrative Agent (and

Administrative Agent shall promptly deliver same to Lenders) a Borrowing Base Report (i) as of the close of business of the previous month by the 20th day of each month, (ii) during any Reporting Trigger Period, as of the close of business of the previous week by Wednesday of each week and (iii) at such other times as Administrative Agent may request after a Default has occurred and is continuing. All information (including calculation of Availability) in a Borrowing Base Report shall be certified by Borrower Agent. Administrative Agent may from time to time adjust any such report (a) to reflect Administrative Agent’s reasonable estimate of declines in value of Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent any information or calculation does not comply with this Agreement.

8.2.    Accounts.

8.2.1.    Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records, in all material respects, of its Accounts, including all payments and collections thereon, and shall submit to Administrative Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Administrative Agent, on such periodic basis as Administrative Agent may reasonably request. Each Borrower shall also provide to Administrative Agent, on or before the 20th day of each month and, during any Reporting Trigger Period, by Wednesday of each week, a detailed aged trial balance of all Accounts as of the end of the preceding month and, during any Reporting Trigger Period, as of the end of the preceding week, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Administrative Agent may reasonably request; provided that Administrative Agent and the Lenders understand that information delivered during a Reporting Trigger Period may be preliminary and subject to customary month-end adjustments. If any Account in an aggregate face amount of $5,000,000 or more ceases to be an Eligible Account, Borrowers shall notify Administrative Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.

8.2.2.    Taxes. If an Account of any Borrower includes a charge for any Taxes, Administrative Agent is authorized, during the continuance of an Event of Default, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Administrative Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3.    Account Verification. After an Event of Default has occurred and is continuing, Administrative Agent shall have the right at any time, in the name of Administrative Agent, any designee of Administrative Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4.    Maintenance of Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Administrative Agent. Borrowers shall obtain an agreement (in form and substance reasonably satisfactory to Administrative Agent) from each lockbox servicer and Dominion Account bank, establishing Administrative Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Administrative Agent during any Sweep Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America,

Administrative Agent may, during any Sweep Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Administrative Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5.    Proceeds of Collateral. Borrowers shall request in writing and otherwise take all reasonably necessary steps to ensure that all payments on Accounts or otherwise relating to the ABL Priority Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Restricted Subsidiary receives cash or Payment Items with respect to any ABL Priority Collateral, it shall hold same in trust for Administrative Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3.    Proceeds of the Term Loans. The TL Proceeds and Priority Collateral Account and funds on deposit therein shall at all times be subject to a Deposit Account Control Agreement (or a control agreement over Securities Account(s)) and perfected Lien in favor of Administrative Agent (subject to (i) the prior Lien in favor of the Term Loan Agent and (ii) Permitted Liens in favor of the account bank and that have priority by operation of law). Funds on deposit in the TL Proceeds and Priority Collateral Account on the Closing Date, identifiable proceeds of Asset Dispositions of Term Priority Collateral, and identifiable proceeds of insurance resulting from casualty of the Term Priority Collateral and of awards arising from condemnation of the Term Priority Collateral to the extent deposited in the TL Proceeds and Priority Collateral Account, (i) may not be commingled with any other funds and (ii) shall at all times remain segregated funds, separate and apart from any other funds of the Borrowers and their Subsidiaries.

8.4.    Equipment.

8.4.1.    Records and Schedules of Equipment. Each Obligor shall keep accurate and complete records, in all material respects, of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Administrative Agent, on such periodic basis as Administrative Agent may reasonably request, a current schedule thereof, in form reasonably satisfactory to Administrative Agent. Promptly upon request, Obligors shall deliver to Administrative Agent evidence of their ownership or interests in any Equipment.

8.4.2.    [Reserved.].

8.4.3.    Condition of Equipment. With respect to the Obligors’ obligations in connection with the operation of their business, the Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of such Equipment is preserved at all times, reasonable wear and tear excepted. Each Obligor shall ensure that such Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Borrower shall permit any Equipment having a value in excess of $2,500,000 to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.

8.5.    Deposit Accounts and Securities Accounts. Schedule 8.5 sets forth all Deposit Accounts and Securities Accounts maintained by Borrowers and other Obligors, including all Dominion Accounts as of the Closing Date. Each Borrower and other Obligors shall take all actions necessary to establish Administrative Agent’s control of each such Deposit Account and Securities Account and each new Deposit Account and Securities Account opened after the Closing Date (other than (a) an account exclusively used for payroll, employee benefits, withholding tax and other fiduciary deposit accounts, such account, (b) escrow, defeasance and discharge accounts which are required to be established pursuant to the terms of related documents in connection with consummation of transactions otherwise permitted by the terms of this Agreement, and (c) accounts containing not more than $2,500,000 for all such accounts at any time (each an “Excluded Account” and collectively for all such accounts in clauses (a), (b) and (c) above, the “Excluded Accounts”)); it being understood and agreed that the Administrative Agent’s control of account #xxxx xxxx xx03 maintained at Bank of America, N.A. is effected in reliance on § 9-104 (a)(1) of the UCC and that a control agreement with respect to such account will not be required. Each Borrower and each other Obligor shall be the sole account holders of each Deposit Account and Securities Account and shall not allow any other Person (other than Administrative Agent and, subject to the Intercreditor Agreement, the Term Loan Agent) to have control over a Deposit Account or a Securities Account or any Property deposited therein. Each Borrower and each other Obligor shall promptly notify Administrative Agent of any opening or closing of a Deposit Account or a Securities Account (other than an Excluded Account) and, with the consent of Administrative Agent, will amend Schedule 8.5 to reflect same. Each Borrower shall (i) request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to lockboxes and Dominion Accounts maintained pursuant to and in accordance with Section 8.2.4, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all ABL Priority Collateral (whether or not otherwise delivered to a lockbox) into one or more Dominion Accounts. All Net Proceeds of the sale or other disposition of any ABL Priority Collateral, shall be deposited directly into the applicable Dominion Accounts.

8.6.    General Provisions.

8.6.1.    Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by the Borrowers at locations owned or leased by an Obligor, at customer locations or at manufacturer locations or other locations for the purposes of repair or servicing of such Collateral, except that the Borrowers may make sales or other dispositions of Collateral in accordance with Section 10.2.9.

8.6.2.    Insurance of Collateral; Condemnation Proceeds

(a)    Each Obligor shall maintain insurance with respect to the Collateral in accordance with Section 10.1.8. From time to time upon request, the Borrowers shall provide Administrative Agent with reasonably detailed information as to the insurance so carried; provided, that if Real Estate secures any Obligations, flood hazard diligence, documentation and insurance shall comply with the Flood Disaster Protection Act or otherwise shall be reasonably satisfactory to all Lenders. Unless Administrative Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Administrative Agent as loss payee in respect of the property insurance policies relating to the Collateral; (ii) (x) 10 days’ prior written notice to Agent in the event of cancellation of the policy due to non-payment of premiums and (y) requiring 30 days prior written notice to Administrative Agent in the event of cancellation of the policy for any other reason; and (iii) specifying that the interest of Administrative Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Administrative Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are, subject to the terms of the Intercreditor Agreement, delivered to Administrative Agent. If an Event of Default exists, subject to the terms of the Intercreditor Agreement, only Administrative Agent shall be authorized to settle, adjust and compromise such claims.

(b)    Subject to the terms of the Intercreditor Agreement, any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Administrative Agent. Subject to the terms of the

Intercreditor Agreement and following the Discharge of Term Obligations, subject to clause (c) below, any proceeds or awards that relate to Equipment or Real Estate shall be applied first to Revolver Loans and then to other Obligations.

(c)    Following the Discharge of Term Obligations, if requested by Borrowers in writing within 15 days after Administrative Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Borrowers may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Administrative Agent as Cash Collateral) as long as (i) no Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans satisfactory to Administrative Agent; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; and (v) Borrowers comply with disbursement procedures for such repair or replacement as Administrative Agent may reasonably require.

8.6.3.    Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Administrative Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Administrative Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Administrative Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4.    Defense of Title. Each Obligor shall defend its title to Collateral and Administrative Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7.    Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Administrative Agent (and all Persons designated by Administrative Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Administrative Agent, or Administrative Agent’s designee, may (but shall have no obligation to), without notice and in either its or an Obligor ‘s name, but at the cost and expense of Obligors and subject to the terms of the Intercreditor Agreement:

(a)    endorse an Obligor ‘s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Administrative Agent’s possession or control; and

(b)    during an Event of Default to the extent any of the following relates to the ABL Priority Collateral, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Administrative Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Administrative Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Administrative Agent deems appropriate to fulfill any Obligor ‘s obligations under the Loan Documents.

SECTION 9.    REPRESENTATIONS AND WARRANTIES

9.1.    General Representations and Warranties. To induce Administrative Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:

9.1.1.    Organization; Powers. Each Borrower and its Restricted Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

9.1.2.    Authority; Enforceability. The Transactions are within each Obligor’s corporate, limited liability company or partnership powers, as applicable, and have been duly authorized by all necessary corporate, limited liability company or partnership, as applicable, and, if required, equity holder action (including, without limitation, any action required to be taken by any class of directors or other governing body of any Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which an Obligor is a party has been duly executed and delivered by such Obligor and constitutes a legal, valid and binding obligation of such Obligor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

9.1.3.    Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or other equity holders or any class of directors or other governing body, whether interested or disinterested, of any Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Documents as required by this Agreement, and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, or could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any Sanctions and Applicable Law or any Organic Documents of any Borrower or any Restricted Subsidiary, or any order of any Governmental Authority, (c) will not violate or result in a default under any Material Contract, or give rise to a right thereunder to require any payment to be made by any Borrower or any Restricted Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of any Borrower or any Restricted Subsidiary (other than the Liens created by the Loan Documents).

9.1.4.    Financial Condition; No Material Adverse Effect.

(a)     The Borrowers have heretofore furnished to Administrative Agent and the Lenders the consolidated balance sheet and statements of operations, stockholders’ equity and cash flows of the Company and its Consolidated Subsidiaries as of and for the Fiscal Year ended December 31, 2018, reported on by Grant Thornton LLP, independent public accountants. Such financial statements are prepared in accordance with GAAP and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP.

(b)    The Borrowers has heretofore furnished to Administrative Agent and the Lenders the unaudited consolidated balance sheet and statements of operations, stockholders’ equity and cash flows of the Borrowers and its Consolidated Subsidiaries as of and for the Fiscal Quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, reported on by Grant Thornton LLP, independent public accountants. Such financial statements are prepared in accordance with GAAP and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP, except as otherwise set forth therein and except for the absence of footnotes and year-end adjustments.

(c)    Since the Third Amendment Effective Date, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

(d)    Neither any Borrowers nor any Restricted Subsidiary has, on the date hereof after giving effect to the Transactions (as defined in the Term Loan Credit Agreement), any Material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except for the Term Loans under the Term Loan Credit Agreement or as referred to or reflected or provided for in the financial statements delivered to Administrative Agent and Lenders as set forth in Schedule 9.1.4.

9.1.5.    Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened in writing against or affecting the Borrowers or any Restricted Subsidiary or any of their respective Properties (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

9.1.6.    Accounts. Administrative Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account shown as an Eligible Account in a Borrowing Base Report, that:

(a)    it is genuine and in all material respects what it purports to be;

(b)    it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)    it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to Administrative Agent on request;

(d)    it is not subject to any offset, Lien (other than Permitted Liens in favor of the account bank or Liens in favor of Administrative Agent, the Term Loan Agent or holders of Permitted Junior Priority Secured/Unsecured Debt), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Administrative Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e)    no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Administrative Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f)    no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Administrative Agent hereunder; and

(g)    to the Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7.    Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)    the Borrowers and the Subsidiaries and each of their respective Properties and operations thereon are, and have been for the preceding five years, in compliance with applicable Environmental Laws;

(b)    the Borrowers and the Subsidiaries have obtained Environmental Permits required for their respective operations and each of their Properties, with such Environmental Permits being currently in full force and effect, and neither the Borrowers nor any Subsidiary has received any written notice or otherwise has actual knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c)    there are no claims, demands, suits, orders, inquiries, investigations, written requests for information or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Law that is pending or, to any Borrower’s knowledge, threatened against any Borrower or any Subsidiary or any of their respective Properties or as a result of any operations at such Properties;

(d)    none of the Properties of any Borrower or any Subsidiary contain or, during the period of ownership or operation of the respective Property by the Borrowers or any Subsidiary, to any Borrower’s knowledge have, at any time, contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the “National Priority List” promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e)    there has been no Release or, to any Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from any Borrower’s or any Subsidiary’s Properties requiring any investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property in quantities or concentrations that would require remediation;

(f)    neither any Borrower nor any Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite any Borrower’s or any Subsidiary’s Properties and there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice; and

(g)    there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrowers’ or the Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation and there are no conditions or circumstances that could reasonably be expected to result in the receipt of notice regarding such exposure.

9.1.8.    Surety Obligations. No Borrower or Restricted Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9.    Compliance with the Laws and Agreements; No Defaults.

(a)    Each Borrower and each Restricted Subsidiary is in compliance, and its Properties and business operations are in compliance, with all Applicable Law (including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes), and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so (other than failure to comply with Anti-Terrorism Laws), individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except for the FCPA Settlement, there have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law. No Inventory has been produced in violation of the FLSA.

(b)    None of the Borrowers or any Restricted Subsidiary is in default, nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require any Borrower or a Restricted Subsidiary to redeem or make any offer to redeem under any material indenture, note, credit agreement or instrument pursuant to which any Material Debt is outstanding or by which any Borrower or any Restricted Subsidiary or any of their Properties is bound.

(c)    No Default has occurred and is continuing.

9.1.10.    Investment Company Act, etc.. No Obligor is (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt..

9.1.11.    Taxes. Each Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) to the extent being Properly Contested or (b) to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of each Borrower and its Restricted Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of such Borrower, adequate. No Lien relating to Taxes described in the first sentence of this Section 9.1.11 has been filed and, to the knowledge of the Borrowers, no claim is being asserted with respect to any such Tax or other such governmental charge.

9.1.12.    ERISA. Each Borrower represents and warrants as of the Closing Date that such Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)     the Borrowers, the Subsidiaries and each ERISA Affiliate have complied with ERISA and, where applicable, the Code regarding each Plan;

(b)    each Plan is, and has been, established and maintained in compliance with its terms, ERISA and, where applicable, the Code;

(c)    no act, omission or transaction has occurred which could result in imposition on any Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA;

(d)    full payment when due has been made of all amounts which the Borrowers, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof;

(e)    neither the Borrowers, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by a Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability; and

(f)    neither the Borrowers, the Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

9.1.13.    Governmental Approvals. Each Borrower and Restricted Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except as could not reasonably be expected to result in a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Restricted Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.14.    [Reserved].

9.1.15.    Insurance. The Borrowers have, and have caused all of their Subsidiaries (after giving effect to any self-insurance) to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including hazard insurance). Administrative Agent has been named as additional insured in respect of such liability insurance policies, and Administrative Agent has been named as loss payee with respect to property loss insurance for all items of Collateral.

9.1.16.    Burdensome Contracts. As of the Closing Date, no Borrower or Restricted Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.16. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.17.    Restriction on Liens. Neither any Borrower nor any of the Restricted Subsidiaries is a party to any material agreement or arrangement (other than (a) Purchase Money Debt permitted by Section 10.2.1(c), but then only on the Property subject of such Purchase Money Debt, and (b) restrictions under instruments creating Permitted Liens, but then only on the Property subject of such Lien), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to Administrative Agent on or in respect of their Properties to secure the Obligations and the Loan Documents.

9.1.18.    Capital Structure. Schedule 9.1.18 shows, for each Borrower and each of its Subsidiaries, its jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests (other than the holders of the Equity Interests in the Company), and agreements binding on such holders with respect to such Equity Interests, in each case as of the Closing Date. Except as disclosed on Schedule 9.1.18, in the five years preceding the Closing Date, no Borrower or Restricted Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Borrower has good title to its Equity Interests in its Restricted Subsidiaries, subject only to Administrative Agent’s and the Term Loan Agent’s Lien and any Liens securing holders of Permitted Junior Priority Secured/Unsecured Debt (or their representative), and all such Equity Interests are duly issued, fully paid and non-assessable (to the extent applicable). As of the Closing Date, except as disclosed on Schedule 9.1.18 or as expressly contemplated in the Prepackaged Plan, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Borrower or Restricted Subsidiary (other than relating to Equity Interests in the Company).

9.1.19.    Location of Business and Offices. Schedule 9.1.19 shows, as of the Closing Date, the name of each Obligor as listed in the public records of its jurisdiction of organization, such Obligor’s organizational identification number in its jurisdiction of organization, and the address for such Obligor’s principal place of business and chief executive office.

9.1.20.    Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between the Borrowers and their Restricted Subsidiaries, taken as a whole on one hand, and any customer or supplier, or any group of customers or suppliers, on the other hand, who individually or in the aggregate are material to the business of such Borrower and its Restricted Subsidiaries, taken as a whole, except in each case, as could not reasonably be expected to result in a Material Adverse Effect. There exists no condition or circumstance that could reasonably be expected to materially impair the ability of any Borrower or Restricted Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.21.    Properties; Titles, Intellectual Property; Licenses; Etc.

. (a)    Each Borrower and each Restricted Subsidiary has good and valid title to, valid leasehold interests in, or valid easements, rights of way or other property interests in all of its material real and personal Property free and clear of all Liens except Permitted Liens. All Liens of Administrative Agent in the Collateral are or will be duly perfected, first priority Liens (or subject to the Intercreditor Agreement, second priority), subject only to Permitted Liens that are expressly allowed to have priority over Administrative Agent’s Liens. From and after the transfers to the SPV described in Section 7.3.1 and 7.3.3, the SPV will have good and valid title to, valid leasehold interests in, or valid easements, rights of way or other property interests in all of its material real and personal Property free and clear of all Liens except Permitted Liens.

(b)    All material leases, easements, rights of way and other agreements necessary for the conduct of the business of the Borrowers and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and, to any of the Borrowers’ knowledge there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to result in a Material Adverse Effect.

(c)    Each Borrower and each Restricted Subsidiary owns, or is licensed to use, all Intellectual Property material to its business, and to the Borrowers’ knowledge, the use thereof by such Borrower and such Restricted Subsidiary, as applicable, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Restricted Subsidiary or any of their Property (including any Intellectual Property) that could reasonably be expected to result in a Material Adverse Effect. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Restricted Subsidiary as of the Closing Date is shown on Schedule 9.1.21.

9.1.22.    Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Properties owned, leased or used by the Borrowers and their Restricted Subsidiaries that are necessary to the conduct of their businesses, in the aggregate, are in good operating condition and repair, subject to ordinary wear and tear.

9.1.23.    Payable Practice. No Borrower or Restricted Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.24.    Hedging Agreements. Schedule 9.1.24, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrowers pursuant to Section 10.1.2(f), sets forth, a true and complete list of all Hedging Agreements of the Borrowers and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

9.1.25.    Security Documents.

(a)    The provisions of this Agreement are effective to create, in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on, and security interest in, all of the Collateral described herein, and (i) when financing statements and other filings in appropriate form are filed in the offices set forth on Schedule 9.1.25(a) and (ii) upon the taking of possession or control by Administrative Agent (or by the Term Loan Agent subject to the terms of the

Intercreditor Agreement) of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to Administrative Agent (or the Term Loan Agent subject to the terms of the Intercreditor Agreement) to the extent possession or control by Administrative Agent is required by this Agreement), the Liens created by this Agreement shall constitute fully perfected first priority (or, subject to the Intercreditor Agreement, second priority) Liens on, and security interests in, all right, title and interest of the Obligors in the Collateral covered thereby (other than such Collateral in which a security interest cannot be perfected under the Uniform Commercial Code as in effect at the relevant time in the relevant jurisdiction), in each case free of all Liens other than Permitted Liens, and prior and superior to all other Liens other than such Liens and, subject to the terms of the Intercreditor Agreement, the Liens in favor of the Term Loan Agent.

(b)    If and when executed and delivered, each Mortgage will be effective to create, in favor of Administrative Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Mortgaged Property and the proceeds thereof, subject only to Permitted Liens, and when any Mortgage is executed and delivered after the date hereof in accordance with the provisions of Section 7.3.1 and filed in the appropriate offices), the Mortgages shall constitute fully perfected first priority (or, subject to the Intercreditor Agreement, second priority) Liens on, and security interests in, all right, title and interest of the Obligors in the Real Estate subject to such Mortgage and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such Mortgage and, subject to the terms of the Intercreditor Agreement, the Liens in favor of the Term Loan Agent.

(c)    Each Security Document delivered pursuant to Section 7.4, Section 7.6 or Section 10.1.13, upon execution and delivery thereof, is effective to create in favor of Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under Applicable Law or possession or control is conferred to Administrative Agent, such Security Document will constitute fully perfected first priority (or, subject to the Intercreditor Agreement, second priority) Liens on, and security interests in, all right, title and interest of the Obligors in such Collateral, in each case with no other Liens except for Permitted Liens.

9.1.26.    Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used to pay fees and transaction expenses in connection with the Transactions, to refinance the existing Debt of the Borrowers and their Subsidiaries and for ongoing working capital and for other lawful, general corporate, limited liability company or partnership purposes of Borrowers and their Subsidiaries, including without limitation to finance permitted restricted payments, share repurchases, acquisitions, permitted Capital Expenditures and other Investments of Borrowers and their Subsidiaries. The Borrowers and their Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. No part of the proceeds of any Loan or Letter of Credit will be used, whether immediate, incidental or ultimate, to buy or carry, or to reduce or refinance any Debt incurred to buy or carry, Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.27.    Solvency. As of the Third Amendment Effective Date, after giving effect to (i) Transactions (as defined in the Term Loan Credit Agreement) and (ii) any extension of credit under the Term Loan Credit Agreement, the Borrowers and the Obligors, taken as a whole, are Solvent. No Obligor is planning to take any action described in Section 12.1(h).

9.1.28.    Common Enterprise. Each Borrower and Restricted Subsidiary and their business operations are closely integrated with one another into a single, interdependent and collective,

common enterprise so that any benefit received by any one of them from the financial accommodations provided under this Agreement will be to the direct benefit of the others. The Borrowers and their Restricted Subsidiaries intend to render services to or for the benefit of each other, to purchase or sell and supply goods to or from or for the benefit of each other, to make loans, advances and provide other financial accommodations to or for the benefit of each other and to provide administrative, marketing, payroll and management services to or for the benefit of each other (in each case, except as may be prohibited by this Agreement).

9.1.29.    Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable by any Borrower or any Restricted Subsidiary with respect to the Transactions.

9.1.30.    Employee Matters. As of the Third Amendment Effective Date Date, (a) neither any Borrower nor any Restricted Subsidiary, nor any of their respective employees, is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending or, to the knowledge of any Borrower or any Restricted Subsidiary, contemplated with respect to the employees thereof and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Borrower or any Restricted Subsidiary, and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of any Borrower, threatened between any Borrower or any Restricted Subsidiary and its respective employees.

9.1.31.    Anti-Corruption Laws and Sanctions. The Borrowers have developed and implemented and maintain in effect internal controls, policies and procedures, management oversight, monitoring, audit and training designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions. The Borrowers, their Subsidiaries and, to the knowledge of the Borrowers, their respective officers, employees, directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

9.1.32.    Status under Sanctions. None of the Borrowers or their Subsidiaries or, to the knowledge of any Borrower or such Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction.

9.2.    Complete Disclosure; Financial Statements and Projections. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers or any Restricted Subsidiary to Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated balance sheet and statements of operations, stockholders’ equity and cash flows of the Company and its Consolidated Subsidiaries hereafter delivered to Administrative Agent and Lenders will be prepared in accordance with GAAP and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Consolidated Subsidiaries as of the date and for the period set forth therein in accordance with GAAP.    All projections delivered from time to time to Administrative Agent and Lenders have been prepared and will have been prepared, as the case may be, in good faith, based on assumptions believed by management of the Borrowers to be reasonable at the time made, it being recognized by Administrative Agent and the Lenders that such projections as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

SECTION 10.    COVENANTS AND CONTINUING AGREEMENTS

10.1.    Affirmative Covenants. Until Full Payment of all Obligations, each Borrower (on behalf of itself and its Restricted Subsidiaries) and each Guarantor by its execution of this Agreement, covenants and agrees with the Administrative Agent, Issuing Banks and the Lenders that:

10.1.1.    Inspections; Appraisals.

(a)    Each Borrower shall, and shall cause each Restricted Subsidiary to, permit Administrative Agent from time to time, subject (except when an Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or any Restricted Subsidiary, inspect, audit and make extracts from any Borrower’s or Restricted Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Restricted Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Administrative Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower or any of its Subsidiaries. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Administrative Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.

(b)    Each Borrower shall, and shall cause each Restricted Subsidiary to, permit Administrative Agent to examine any Obligor’s books and records or any other financial or Collateral matters as Administrative Agent deems appropriate, which examinations shall be limited to ~~one time per each twelve-month period; provided that if Availability is less than the greater of (x) $21,000,000 and (y) 30.0% of the Line Cap at any time, the Administrative Agent shall be permitted to conduct a second such field examination during such~~two times per each twelve-month period; provided, however, that the foregoing limits shall not apply if an examination is initiated during a Default. Each Borrower shall, and shall cause each Restricted Subsidiary to, reimburse Administrative Agent for all reasonable and documented charges, costs and expenses of Administrative Agent in connection with foregoing examinations (including a per diem field examination charge and out-of-pocket expenses), and Borrowers agree to pay Administrative Agent’s then standard charges for examination activities, including reasonable and documented charges for Administrative Agent’s internal examination groups, as well as the reasonable and documented charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations (which shall not be included in the limits provided above) reasonably satisfactory to Administrative Agent.

10.1.2.    Financial Statements; Other Information. The Borrowers will furnish to Administrative Agent and, with respect to clause (n) below, the Collateral Agent (the documents required to be delivered pursuant to clauses (a), (b) and (i) below shall be deemed to have been delivered on the date on which such documents are posted on the SEC’s website at www.sec.gov):

(a)    Annual Financial Statements. As soon as available, but in any event in accordance with then Applicable Law and not later than ninety (90) days after the end of each Fiscal Year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Grant Thornton LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than as a result of an upcoming maturity date under this Agreement or the Term Loan Credit Agreement occurring within one year from the time such opinion is delivered or any potential inability to satisfy the springing financial covenant set forth in

Section 10.13 on a future date or in a future period) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)    Quarterly Financial Statements. As soon as available, but in any event in accordance with then Applicable Law and not later than sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company, its consolidated balance sheet and related statements of operations and cash flows as of the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Senior Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied or as prepared in accordance with the requirements of the SEC, subject to normal year-end audit adjustments and the absence of footnotes.

(c)    ~~[Reserved].~~Cash Flow Forecast Reports. On or prior to 5:00 p.m. (Eastern time) on Wednesday of every calendar week, beginning with the calendar week ending on May 22, 2020, a report for the weekly period ended on the most recent Friday that provides (x) a narrative description of any material variances from, or changes to, the 13-Week Forecast, (y) the aggregate amount of payments made during such period and (z) the aggregate book cash balance of the Company and Subsidiaries as of the close of such period.

(d)    Annual Financial Projections. Concurrently with any delivery of financial statements under Section 10.1.2(a), projections of Company’s consolidated balance sheets, related statements of operations, cash flow and Availability for the next Fiscal Year, quarter by quarter.

(e)    Certificate of Senior Officer – Compliance. (i) Concurrently with any delivery of financial statements under Section 10.1.2(a) and Section 10.1.2(b) and (ii) commencing on the first day of a Covenant Trigger Period and continuing for each month ending thereafter not later than thirty (30) days after the end of each such month until the Covenant Trigger Period is no longer in effect, a Compliance Certificate.

(f)    Certificate of Senior Officer – Hedging Agreements. Concurrently with any delivery of financial statements under Section 10.1.2(a) and Section 10.1.2(b), a certificate of a Senior Officer of Borrower Agent, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of the last Business Day of such month, Fiscal Quarter or Fiscal Year, as applicable, a true and complete list of all Hedging Agreements of each Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(g)    Certificate of Insurer/Broker – Insurance Coverage. Use commercially reasonable efforts to provide, concurrently with any delivery of financial statements under Section 10.1.2(a), a certificate of insurance coverage from each insurer or insurance broker with respect to the insurance required by Section 10.1.8.

(h)    Other Accounting Reports. Promptly upon receipt thereof, a copy of each other material report or letter (except standard and customary correspondence) submitted to any Borrower or any Restricted Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of any such Borrower or any such Restricted Subsidiary, and a copy of any response by any such Borrower or any such Restricted Subsidiary, or the board of directors or other governing body, as applicable, of any such Borrower or any such Restricted Subsidiary, to such material letter or report.

(i)    SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Restricted Subsidiary with the SEC, or with any national or foreign securities exchange (except standard and customary correspondence), or distributed by the Company to its shareholders generally, as the case may be.

(j)    Notices Under Material Contracts. Promptly after the furnishing thereof, copies of any material report or material notice furnished to or by any Person pursuant to the terms of any Material Contract.

(k)    Information Regarding Obligors. Prompt written notice (and in any event not more than three (3) Business Days after the occurrence thereof) of any change (i) in any Obligor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Obligor’s chief executive office or principal place of business, (iii) in any Obligor’s identity or corporate structure, (iv) in any Obligor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in any Obligor’s federal taxpayer identification number.

(l)    Notices of Certain Changes. Promptly, but in any event within ten (10) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other Organic Document of any Borrower or any Restricted Subsidiary.

(m)    Trade Payables. At Administrative Agent’s request, a listing of each Borrower’s trade payables specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Administrative Agent.

(n)    Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs, Collateral and financial condition of any Borrower or any Restricted Subsidiary or any other Obligor (including, without limitation, any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent may reasonably request.

10.1.3.    Notices of Material Events. The Borrowers will furnish to Administrative Agent prompt and, in any event, within ten (10) Business Days after acquiring knowledge thereof, written notice of the following:

(a)     the occurrence of any Default of which any Borrower has knowledge;

(b)    the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any Borrower or any Affiliate thereof not previously disclosed in writing to Administrative Agent or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Administrative Agent) that, in either case, could reasonably be expected to result in a Material Adverse Effect;

(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $10,000,000; and

(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 10.1.3 shall be accompanied by a statement of a Senior Officer of the Borrowers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

10.1.4.    Existence; Conduct of Business. Each Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, consents, privileges and franchises material to the conduct of its business and maintain, including, if necessary, its qualification to do business in each other jurisdiction in which its Properties are located or the ownership of its Properties requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 10.2.8.

10.1.5.    Payment of Tax Liabilities. Each Borrower will, and will cause each Restricted Subsidiary to, pay its Tax liabilities before the same shall become delinquent or in default, except where such Tax liabilities are being Properly Contested.

10.1.6.    Performance of Obligations under Loan Documents. The Borrowers will repay the Loans according to the reading, tenor and effect thereof, and each Borrower will, and will cause each Restricted Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

10.1.7.    Operation and Maintenance of Properties. Except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect, each Borrower, at its own expense, will, and will cause each Restricted Subsidiary to:

(a)    operate its Properties or cause such Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Applicable Law, including, without limitation, applicable Environmental Laws; and

(b)    preserve, maintain and keep in good repair, condition and working order (ordinary wear and tear excepted) all Property material to the conduct of its business, including, without limitation, all equipment, machinery and facilities.

10.1.8.    Insurance.

(a)    The Borrowers will, and will cause each Restricted Subsidiary to, maintain (after giving effect to any self-insurance), with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including hazard insurance). The loss payable clauses or provisions in any insurance policy or policies insuring any of the Collateral for the Loans shall be endorsed in favor of and made payable to Administrative Agent as its interests may appear and such policies shall name Administrative Agent as an “additional insured” and “loss payee”, as applicable, and provide that the insurer will give at least thirty (30) days’ prior notice of any cancellation to Administrative Agent (or at least 10 days’ prior notice in the case of cancellation of such insurance due to non-payment of premiums).

(b)    If any building that forms a part of Mortgaged Property is located in an area designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise to ensure compliance with Applicable Law (including any applicable Flood Laws).

10.1.9.     Books and Records. Each Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities.

10.1.10.     Compliance with Laws. The Borrowers will, and will cause each Subsidiary to, comply with all Applicable Laws, including FLSA, OSHA, Environmental Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrowers will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

10.1.11.     Compliance with Material Contracts. Each Borrower will, and will cause each Restricted Subsidiary to, comply with all Material Contracts, except to the extent that such noncompliance could not reasonably be expected to have a Material Adverse Effect.

10.1.12.     Environmental Matters.

(a)     Except for matters that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Restricted Subsidiary and each Restricted Subsidiary’s Properties and operations to comply, with applicable Environmental Laws; (ii) not cause a Release or threatened Release, and shall cause each Restricted Subsidiary not to cause a Release or threatened Release, of any Hazardous Material on, under, about or from any of such Borrower’s or its Restricted Subsidiaries’ Properties except in compliance with, and in a manner not reasonably likely to give rise to liability under, applicable Environmental Laws; (iii) timely obtain or file, and shall cause each Restricted Subsidiary to timely obtain or file, Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of such Borrower’s or its Restricted Subsidiaries’ Properties; (iv) promptly commence and diligently prosecute to completion, and shall cause each Restricted Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) if such Remedial Work is required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Restricted Subsidiaries’ Properties; and (v) conduct, and cause each of its Restricted Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation.

(b)    The Borrowers will promptly, but in no event later than ten (10) Business Days after the receipt of notice by any member of the executive management team of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against any Borrower or any Restricted Subsidiary or their Properties of which any Borrower has knowledge in connection with any Environmental Laws if any Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $10,000,000, not fully covered by insurance, subject to normal deductibles.

10.1.13.     Future Subsidiaries; Subsidiary No Longer Immaterial Domestic Subsidiaries. The Borrowers will promptly notify Administrative Agent upon any Person becoming a Subsidiary, including upon formation of any Subsidiary that is a Division Successor (and upon any Subsidiary that is an Immaterial Domestic Subsidiary ceasing to be an Immaterial Domestic Subsidiary) and, if such Person is not an Excluded Subsidiary, cause it (and cause any Subsidiary that is an Immaterial Domestic Subsidiary that ceased to be an Immaterial Domestic Subsidiary) to either (a) become a Borrower (provided, however, that no such Subsidiary shall become a Borrower unless such Subsidiary is wholly owned, directly or indirectly, by one or more Obligors) or (b) guaranty the Obligations, in each case in a manner reasonably satisfactory to Administrative Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Administrative Agent shall reasonably require to evidence and perfect a Lien in favor of Administrative Agent on the Collateral of such Person, including delivery of such legal opinions, in form and substance reasonably satisfactory to Administrative Agent, as it shall deem appropriate.

10.1.14.     ERISA Compliance.

(a)    The Borrowers will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent immediately upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Senior Officer of the Borrower, such Restricted Subsidiary or such ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, such Subsidiary or such ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

(b)    Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Borrower will ensure that neither it nor any of its Subsidiaries, at any time:

(i)    engages in, or permits any ERISA Affiliate to engage in, any transaction in connection with which a Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(ii)    fails to make, or permits any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, a Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.

(iii)    contributes to or assumes an obligation to contribute to, or permits any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

10.1.15.     Compliance with Terms of Leaseholds. Each Borrower will, and will cause all of its Restricted Subsidiaries to, make all payments and otherwise perform all obligations in respect of all material leases of real property to which any Borrower or any of its Restricted Subsidiaries is or is to be a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify Administrative Agent of any default by any party with respect to such leases of which any Borrower has knowledge and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Restricted Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

10.1.16.     [Reserved.]

10.1.17.     PP&E Value Reports. Borrowers will deliver within five (5) Business Days after delivering a PP&E Value Report to the Term Loan Agent pursuant to the Term Loan Credit Agreement a copy of such PP&E Value Report to Administrative Agent.

10.1.18.     Company Calls. Unless the Company holds a quarterly public earnings call with a “Q&A” component, the Company shall following delivery of the financial statements required pursuant to Section 10.1.2, participate in one conference call per quarter with Administrative Agent and the Lenders, collectively, in each case at such times as may be agreed to by the Company and Administrative Agent or the Required Lenders.

10.2.    Negative Covenants. Until Full Payment of all Obligations, each Borrower (on behalf of itself and its Restricted Subsidiaries) and each Guarantor by its execution of this Agreement, covenants and agrees with the Administrative Agent, Issuing Banks and the Lenders that:

10.2.1.    Debt. It will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, guarantee or suffer to exist any Debt or Contingent Obligation, except:

(a)    the Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Obligations arising under the Loan Documents;

(b)    accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the Ordinary Course of Business to the extent, in each case, not past due for more than ninety (90) days after the date on which such accounts payable, accrued expenses, liabilities or other obligations were created or incurred unless being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c)    Permitted Purchase Money Debt;

(d)    Debt arising from performance or appeal bonds or surety obligations required by Applicable Law in connection with the operation of the Properties of any Borrower or any Restricted Subsidiary and in the Ordinary Course of Business;

(e)    to the extent permitted by Section 10.2.4(d) and with respect to Investments in Foreign Subsidiaries, Section 10.2.4(m)(ii), (X) intercompany Debt between the Borrowers, between any Borrower and any Restricted Subsidiary or between Restricted Subsidiaries; provided, that all such Debt shall be (i) evidenced by a master intercompany note, in form and substance reasonably satisfactory to Administrative Agent (the “Intercompany Note”), and, if owed to an Obligor, which shall be subject to a first priority (or, subject to the Intercreditor Agreement, second priority) perfected Lien in favor of Administrative Agent pursuant to the Loan Documents, and (ii) unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note and (Y) intercompany Debt owing by any Borrower or any Restricted Subsidiary to any Excluded Subsidiary, provided that such Debt is evidenced by the Intercompany Note to which such Excluded Subsidiary is a party and is unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note;

(f)    Debt issued to insurance companies, or their affiliates, to finance insurance premiums payable to such insurance companies in connection with insurance policies purchased by a Obligor in the Ordinary Course of Business;

(g)    Debt (i) with respect to (X) the Term Loans made or deemed made on the Third Amendment Effective Date pursuant to the Term Loan Credit Agreement in an aggregate principal amount not to exceed $51,215,625 at any time outstanding plus (Y) any increase in the principal amount of the Term Loans solely as a result of paid-in-kind interest thereon;

(h)    Debt with respect to Permitted Junior Priority Secured/Unsecured Debt (and any Permitted Junior Priority Secured/Unsecured Debt or Permitted Unsecured Debt which refinances or replaces such Permitted Junior Priority Secured/Unsecured Debt, including any such refinancing or replacement Debt) that is incurred in reliance on this Section 10.2.1(h)) in an aggregate principal amount not to exceed $50,000,000 at any time outstanding for all such Debt;

(i)    Debt with respect to Permitted Junior Priority Secured/Unsecured Debt to the extent the proceeds of such Debt are used to refinance, in whole or in part, any unsecured Debt as long as (i) each of the Refinancing Conditions (other than with respect to clause (e) of the definition of “Refinancing Conditions”) are satisfied and (ii) after giving effect to the incurrence of such Debt (including any such refinancing or replacement Debt), the ratio of (X) the PP&E Value to (Y) the aggregate principal amount of Debt permitted by Section 10.2.1(g) that is outstanding on such date and all Permitted Junior Priority Secured/Unsecured Debt incurred prior to the date of determination in reliance on this Section 10.2.1(i) (including, for the avoidance of doubt, any such Permitted Junior Priority Secured/Unsecured Debt that is unsecured) is at least 1.35 to 1.00 and Administrative Agent receives a certificate of a Senior Officer, in form and substance reasonably satisfactory to Administrative Agent, certifying and demonstrating in reasonable detail that all of the requirements set forth in subclauses (i) and (ii) of this clause (i) have been satisfied or will be satisfied on or prior to the incurrence of such Debt;

(j)    Debt with respect to Borrowed Money owing by Foreign Subsidiaries to non-Affiliates in an aggregate principal amount not to exceed $5,000,000 as long as (a) no Obligor (i) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt) or (ii) is directly or indirectly liable (as a guarantor or otherwise) for such Debt; (b) the incurrence of which will not result in any recourse against any of the assets of any Obligor and (c) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Debt of any Obligor to declare pursuant to the express terms governing such Debt a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity;

(k)    Borrowed Money (other than the Obligations, Term Loans and Permitted Purchase Money Debt) set forth on Schedule 10.2.1(k), but only to the extent outstanding on the Closing Date;

(l)    Debt with respect to Bank Products incurred in the Ordinary Course of Business;

(m)    Debt that is in existence when a Person becomes a Restricted Subsidiary or that is secured by an asset (other than Accounts) when acquired by a Borrower or a Restricted Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition; provided that, after giving pro forma effect to such incurrence of Debt and acquisition of such Restricted Subsidiary or asset pursuant to this clause (m), (i) the Fixed Charge Coverage Ratio on a pro forma basis (x) for the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter prior to the date of such payment or transaction, in each case for which Administrative Agent has received financial statements in accordance with Section 10.1.2(a) or 10.1.2(b) or (y) during the Reporting Trigger Period, for the 12-month period ending on the last day of the most recent month prior to the date of such payment or transaction (on the basis of internally prepared monthly financial statements for the 12-month period then ended), is at least 1.00 to 1.00 and (ii) the Asset Coverage Ratio (which shall be calculated excluding the value of the assets acquired that are subject to Liens other than liens in favor of Administrative Agent or Permitted Liens that have priority by operation of law, to the extent of the amount of the obligation secured by such Liens) exceeds the Asset Coverage Ratio calculated immediately prior to such incurrence of Debt and acquisition of such Restricted Subsidiary or asset pursuant to this clause (m) and Administrative Agent receives a certificate of a Senior Officer certifying and demonstrating in reasonable detail that all of the requirements set forth in clauses (i) and (ii) of this clause (m) have been satisfied or will be satisfied on or prior to the incurrence of such Debt;

(n)    Permitted Contingent Obligations;

(o)    Refinancing Debt as long as each Refinancing Condition is satisfied;

(p)    Permitted Unsecured Debt that is not included in any of the preceding clauses of this Section so long as, giving pro forma effect to any incurrence of Debt pursuant to this clause (p), the Fixed Charge Coverage Ratio on a pro forma basis (x) for the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which Administrative Agent has received financial statements in accordance with Section 10.1.2(a) or 10.1.2(b) or (y) during the Reporting Trigger Period, for the 12-month period ending on the last day of the most recent month (on the basis of internally prepared monthly financial statements for the 12-month period then ended), prior to the date of such payment or transaction, is at least 1.00 to 1.00 and Administrative Agent receives a certificate of a Senior Officer certifying and demonstrating in reasonable detail that all of the requirements set forth in this clause (p) have been satisfied or will be satisfied on or prior to the incurrence of such Debt;

(q)    Debt with respect to Hedging Agreements entered into in compliance with Section 10.2.14;

(r)    unsecured subordinated Debt incurred (or any subordinated Disqualified Capital Stock issued) pursuant to Section 10.3.3(c) of the Term Loan Credit Agreement (as in effect on the Closing Date) solely to extent necessary in accordance with Section 10.3.3(c) of the Term Loan Credit Agreement to bring the Company and its Subsidiaries in compliance with Section 10.3.1 or 10.3.2 of the Term Loan Credit Agreement, as applicable, which shall be subordinated in right of payment to the Obligations upon subordination terms as are reasonably satisfactory to the Administrative Agent; and

(s)    Debt in respect of purchase cards and similar services in a principal amount not to exceed $300,000.

10.2.2.    Liens. Each Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except the following (collectively, “Permitted Liens”):

(a)    Liens securing the payment of any Obligations pursuant to the Loan Documents;

(b)    Excepted Liens;

(c)    Purchase Money Liens securing Permitted Purchase Money Debt;

(d)    non-exclusive licenses of Intellectual Property in the Ordinary Course of Business;

(e)    Liens on property (other than Accounts) existing at the time such property is acquired by a Borrower or a Restricted Subsidiary of a Borrower; provided that (i) such Liens were not created in contemplation of such acquisition, (ii) such Liens do not extend to any assets other than those being acquired by such Borrower or such Restricted Subsidiary and (iii) the applicable Debt secured by such Lien is permitted under Section 10.2.1(m);

(f)    any interest or title of a lessor under any lease entered into by any Borrower or any Restricted Subsidiary in the Ordinary Course of Business and covering only the assets so leased;

(g)    Liens on the assets of any Foreign Subsidiary which secure Debt permitted pursuant to Section 10.2.1(j);

(h)    Liens on unearned premiums in respect of insurance policies securing insurance premium financing permitted under Section 10.2.1(f);

(i)    subject to the terms of the Intercreditor Agreement, Liens securing Debt permitted by Section 10.2.1(g);

(j)    subject to the terms of the applicable intercreditor agreement, Liens securing Permitted Junior Priority Secured/Unsecured Debt to the extent permitted by Section 10.2.1(h) or Section 10.2.1(i);

(k)    subject to the terms of the Intercreditor Agreement, Liens securing Debt permitted by Section 10.2.1(l);

(l)    Liens not otherwise permitted by this Section 10.2.2 so long as securing obligations other than Borrowed Money and neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate book value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrowers and all Restricted Subsidiaries) $10,000,000 at any one time, provided that no such Lien shall extend to or cover any Collateral (other than cash);

(m)    Liens with respect to Hedging Agreements entered into in compliance with Section 10.2.14; and

(n)    Liens on cash collateral securing obligations permitted by Section 10.2.1(s).

10.2.3.    Distributions; Upstream Payments. The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Distributions except (1) Upstream Payments, and (2):

(a)    the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(b)    the Borrowers and each Restricted Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(c)    if no Event of Default then exists or would result from the making of such Distribution, the Company may repurchase or redeem its Equity Interests owned by employees, officers or directors of the Company or its Subsidiaries or make payments to employees, officers or directors of the Company or its Subsidiaries upon termination of employment or service in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees, officers or directors in an aggregate amount not to exceed $2,500,000 in any Fiscal Year (with unused amounts in any Fiscal Year being carried over to succeeding calendar years, but not to exceed $5,000,000 of repurchases or redemptions in any Fiscal Year):

(d)    the Company may repurchase its Equity Interests in connection with the administration of its equity-based compensation plans from time to time in effect in connection with the repurchase of Equity Interests from employees, directors and other such recipients to satisfy federal, state or local tax withholding obligations of such employees, directors and other recipients with respect to income deemed earned as the result of options, stock grants or other awards made under such plans;

(e)    other Distributions (other than repurchases or redemptions of Equity Interests or cash distributions to holders of Equity Interests) in an aggregate amount not to exceed $10,000,000 during the term of this Agreement; and

(f)    other Distributions as long as the Payment Conditions are satisfied.

10.2.4.    Investments, Loans and Advances. The Borrowers will not, and will not permit any Restricted Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except:

(a)    Investments in Restricted Subsidiaries or disclosed on Schedule 10.2.4, in each case to the extent existing on the Closing Date;

(b)    Accounts arising in the Ordinary Course of Business;

(c)    Cash Equivalents;

(d)    Investments (i) made by any Borrower in or to any Guarantors or another Borrower, (ii) made by any Restricted Subsidiary in or to any Borrower or any Guarantor, or (iii) made by any Excluded Subsidiary in or to another Subsidiary or a Borrower;

(e)    Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under Section 10.2.4(b) owing to any Borrower or any Restricted Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of any Borrower or any of its Restricted Subsidiaries; provided that the Borrower Agent shall give Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 10.2.4(e) exceeds $10,000,000;

(f)    Investments received in consideration for any Asset Disposition permitted under Section 10.2.9; provided that the Obligors shall take appropriate steps to grant a first priority (or, subject to the Intercreditor Agreement, second priority) perfected Lien in such Investments in favor of Administrative Agent for the benefit of the Secured Parties;

(g)    advances to officers, directors and employees of the Borrowers and their Restricted Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(h)    any purchases of Equity Interests permitted under Section 10.2.3;

(i)    so long as the Payment Conditions are satisfied, Investments by Foreign Subsidiaries in the Ordinary Course of Business;

(j)    Permitted Acquisitions (or, if consideration therefor consists solely of the proceeds of Equity Interests issued by the Company, Permitted Acquisitions for which clauses (b), (c)(i), (e) and (g) of the definition of “Permitted Acquisitions” are satisfied and the Administrative Agent has received a certificate of a Senior Officer of the Borrower Agent certifying as to compliance with the preceding clauses);

(k)     Investments (including Debt and other obligations) received in connection with the bankruptcy or reorganization of suppliers or in settlement of delinquent obligations of, and other disputes with, suppliers in the Ordinary Course of Business;

(l)    (i) so long as the Payment Conditions are satisfied, Investments in the SPV pursuant to Sections 7.3.1 and 7.3.3(l) and (ii) additional Investments in the SPV consisting of Real Property released from Mortgages in connection with the Third Amendment Agreement; and

(m)    other Investments (including controlling interests in Persons in the same or a similar line of business as the Borrower) not to exceed $15,000,000 in the aggregate at any time, provided that (i) after giving effect to such Investment, no Default would exist, (ii) no more than $5,000,000 in the aggregate under this Section 10.2.4(m) may be used for Investments in Foreign Subsidiaries, and (iii)(A) Availability at all times during the immediately preceding 30 consecutive day period on a pro forma basis shall have been at least $30,000,000 and (B) after giving effect to any such transaction, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such transaction, Availability shall be at least $30,000,000.

10.2.5.    Fundamental Changes. Each Borrower will not, and will not permit any Restricted Subsidiary to, (a) engage (directly or indirectly) in any business other than those businesses in which the Borrowers and their Restricted Subsidiaries are engaged on the Closing Date (or which are reasonably related thereto or are reasonable extensions thereof but not any trading business or similar activities) or allow any material change to be made in the character of its business; (b) change its name or conduct business under any fictitious name; (c) change its tax, charter or organizational identification number; or (d) change its form or state of organization; provided, in the case of clause (b), (c), and (d), Borrowers have (i) complied with Section 10.1.2(k) and given written notice of such change in accordance therewith and (ii) have taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of Administrative Agent’s security interest in the Collateral granted or intended to be granted and agreed to hereby or as Administrative Agent may reasonably request.

10.2.6.    Proceeds of Loans. Each Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 9.1.26. Neither any Borrower nor any Person acting on behalf of any Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board of Governors or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such issuance of the Letter of Credit or such funding of a Loan, is the subject of any Sanction; (ii) in any manner that would result in a violation of any Sanctions by any Person (including any Secured Party or other Person participating in a transaction); or (iii) for any purpose that would breach any Anti-Corruption Law.

10.2.7.    [Reserved.]

10.2.8.    Mergers, Etc. Each Borrower will not, and will not permit any Restricted Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; except that (a) any Restricted Subsidiary of a Borrower may participate in a consolidation with any other Restricted Subsidiary of a Borrower or a Borrower (provided that if a Borrower or Guarantor is consolidated with such Restricted Subsidiary, such Borrower or such Guarantor, as applicable, shall be the continuing or surviving corporation and if a Borrower is consolidated with a Guarantor, such Borrower shall be the continuing or surviving corporation) and (b) any Excluded Subsidiary may participate in a consolidation with any other Subsidiary of a Borrower or a Borrower (provided that if a Borrower, a Guarantor or a Restricted Subsidiary is consolidated with such Excluded Subsidiary, such Borrower, such Guarantor or such Restricted Subsidiary shall be the continuing or surviving corporation).

10.2.9.     Sales of Properties. The Borrowers will not, and will not permit any Restricted Subsidiary to make any Asset Disposition except for:

(a)    the sale of Inventory in the Ordinary Course of Business;

(b)    the sale or transfer of Equipment or other goods that is obsolete, worn out or no longer necessary for, or used or useful in, the business of the Borrowers or such Restricted Subsidiary or is replaced by Equipment or other goods;

(c)    any Asset Disposition (other than an Asset Disposition of Accounts) the consideration for which is at least equal to the fair market value thereof and (i) at least 75% of such consideration received is in the form of cash, Cash Equivalents or Deemed Cash Equivalents and (ii) the fair market value of all forms of consideration other than cash or Cash Equivalents or Deemed Cash Equivalents received for such Asset Disposition does not exceed $10,000,000 in the aggregate for all such dispositions;

(d)    the sale, transfer, lease or other disposition of Property by a Subsidiary or a Guarantor to any Borrower or another Guarantor or by a non-Guarantor to another non-Guarantor;

(e)    the sale of the Borrowers’ treasury stock and the sale or issuance of any Subsidiary’s Equity Interests to a Borrower or any Guarantor;

(f)    an exchange or “swap” of assets of any Borrower or any Restricted Subsidiary for the assets of a Person other than a Borrower or any Restricted Subsidiary in the Ordinary Course of Business, provided that (i) the assets received will be used or useful in its business, and (ii) such Borrower or such Restricted Subsidiary, as applicable, shall have received reasonably equivalent value for such assets, such value to be demonstrated to the reasonable satisfaction of Administrative Agent;

(g)    Asset Dispositions constituting Investments permitted under Section 10.2.4 or constituting Distributions permitted by Section 10.2.3;

(h)    non-exclusive licenses of Intellectual Property;

(i)    abandonment or allowing to lapse of any Intellectual Property determined in good faith by the management of the Company to be no longer economically desirable in the Ordinary Course of Business of the Borrowers or any of the Consolidated Subsidiaries;

(j)    Asset Dispositions of drill pipe or down hole equipment lost, abandoned or destroyed in the Ordinary Course of Business;

(k)    Asset Dispositions of Accounts obtained by any Borrower or any Restricted Subsidiary out of the Ordinary Course of Business or the settlement of joint interest billing accounts in the Ordinary Course of Business or discounts granted to settle collection of Accounts or the sale of defaulted Accounts arising in the Ordinary Course of Business in connection with the compromise or collection thereof and not in connection with any financing transaction as long as (i) such Accounts are not Eligible Accounts and (ii) the aggregate amount of all such Accounts so disposed does not exceed $5,000,000 in any Fiscal Year; and

(l)    Asset Dispositions of tangible Property to the extent located outside of the United States on the Third Amendment Effective Date and Equity Interests in Foreign Subsidiaries in existence on the Third Amendment Effective Date.

10.2.10.     Transactions with Affiliates. The Borrowers will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (other than the Company or another Restricted Subsidiary) (each, an “Affiliate Transaction”), involving aggregate consideration in excess of $1,000,000, unless:

(a)    the Affiliate Transaction is on terms that taken as a whole are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by a Borrower or such Restricted Subsidiary with an unrelated Person; and

(b)    the Borrower Agent delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40,000,000, a resolution of the board of directors of the Borrower Agent certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the board of directors of the Borrower Agent;

10.2.11.     Subsidiaries. Each Borrower will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary unless such Borrower gives prior written notice to the Administrative Agent of such creation or acquisition and complies with Section 10.1.13. Each Borrower shall not, and shall not permit any Restricted Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 10.2.9(c) and except that Equity Interests in Foreign Subsidiaries owned on the Third Amendment Effective Date may be sold, assigned or otherwise disposed of in connection with Asset Dispositions permitted by Section 10.2.9(k) .

10.2.12.     Limitation on Issuance of Equity Interests. Each Borrower shall not permit any Restricted Subsidiary to issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except for (i) issuances of Equity Interests to an Obligor or another Restricted Subsidiary or (ii) stock splits, stock dividends and other issuances which (A) do not decrease the percentage ownership of Borrower and its Restricted Subsidiaries in any class of the Equity Interests of such Restricted Subsidiary and (B) do not result in a Change of Control. The Borrowers and the Subsidiaries shall comply with Section 10.1.13 with respect to any such issued Equity Interests.

10.2.13.     Restrictive Agreements. Each Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Restrictive Agreement (other than this Agreement, the Security Documents, documents governing Purchase Money Liens securing Permitted Purchase Money Debt, the Term Loan Credit Agreement or documents governing Permitted Junior Priority Secured/Unsecured Debt and other Debt permitted hereunder); provided that the foregoing shall not prohibit any Borrower or any Restricted Subsidiary from creating, incurring, assuming or suffering any agreement which contains restrictions existing by reason of (i) restrictions imposed by Applicable Law, (ii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the Ordinary Course of Business and applicable solely to such joint venture (iii) customary provisions contained in licenses, sublicenses, covenants not to sue, releases and other agreements in connection with Intellectual Property and other similar agreements entered into in the Ordinary Course of Business, (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Borrower or a Restricted Subsidiary, (v) customary provisions restricting assignment of any agreement entered into in the Ordinary Course of Business, (vi) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 10.2.9 pending the consummation of such sale, transfer, lease or other disposition, (vii) customary net worth provisions contained in real property leases entered into by any Borrower or its Restricted Subsidiaries, so long as such Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of such Borrower and its Restricted Subsidiaries to meet their ongoing obligations and (viii) restrictions on cash or other deposits imposed by customers under contracts entered into in the Ordinary Course of Business.

10.2.14.     Hedging Agreements. Each Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedging Agreements except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.15.     Sale and Leaseback. Each Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, whether now owned or hereafter acquired, and thereafter rent or lease such Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

10.2.16.     Amendments to Organic Documents or Fiscal Year End.

(a)    Each Borrower shall not, and shall not permit any Restricted Subsidiary to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organic Documents in a manner that would be adverse to the Lenders in any material respect.

(b)    Each Borrower shall not, and shall not permit any Restricted Subsidiary to, (i) change the last day of its Fiscal Year from December 31 of each year, or the last days of the first three Fiscal Quarters in each of its Fiscal Years from March 31, June 30 and September 30 of each year, respectively or (ii) make any material change in accounting treatment or reporting practices, except as required by GAAP.

(c)    Each Borrower shall not, and shall not permit any Restricted Subsidiary to, (i) prior to the date that is ninety-one (91) days after the Revolver Termination Date: (x) make any optional or voluntary repayment of the Term Loans unless the Payment Conditions are satisfied or (y) amend, modify, waive or otherwise change, consent or agree to any amendment, supplement, modification, waiver or other change to, any of the terms of the Term Loan Credit Agreement to (1) shorten or hasten the maturity date of the Term Loan Credit Agreement, (2) shorten or hasten the date scheduled for any principal payment thereunder, or (3) increase the amount of any required principal payment thereunder (or change the methodology by which any such principal amount is determined, unless the same shall have in all cases the effect of reducing the amount of any required principal payment thereunder or extending the date on which such required principal payment becomes due) or (ii) prior to March 6, 2021, make any interest payment in cash in respect of the Term Loans (other than “Specified Initial Loans” (as defined in the Term Loan Credit Agreement), to which this clause (ii) does not apply) unless the Payment Conditions are satisfied.

10.2.17.     Tax Consolidation. Each Borrower shall not, and shall not permit any Restricted Subsidiary to, file or consent to the filing of any consolidated income tax return with any Person other than the Borrowers and their Restricted Subsidiaries.

10.2.18.     Plans. Each Borrower shall not, and shall not permit any Restricted Subsidiary to, become a party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date, except where becoming such a party could not reasonably be expected to have a Material Adverse Effect.

10.2.19.     Additional Deposits in the TL Proceeds and Priority Collateral Account Prohibited. Each Borrower shall not, and shall not permit any Restricted Subsidiary to, deposit any funds or other Property in, or credit any funds or other Property to, the TL Proceeds and Priority Collateral Account other than up to $45,000,000 on the Closing Date, identifiable proceeds of Asset Dispositions of Term Priority Collateral, and identifiable proceeds of insurance resulting from casualty of the Term Priority Collateral and of awards arising from condemnation of the Term Priority Collateral.

10.2.20.     SPV. No Borrower shall permit the SPV to (a) engage in any activity, other than holding certain real property of the Obligors transferred to the SPV pursuant to Section 7.3 and activities related to the maintenance of its corporate existence, (b) incur any Debt, other than (i) intercompany obligations subject to subordination agreements reasonably acceptable to Administrative Agent, (ii) pursuant to leases governing any leasehold interests held by the SPV and (iii) providing guarantees in favor of Administrative Agent or (c) grant any Liens, other than Liens that arise pursuant to leases governing any leasehold interests held by the SPV or by operation of law; provided, that, for the avoidance of doubt, in no event shall the SPV be required to qualify as a “bankruptcy remote” entity.

10.2.21.     Transactions Contemplated by the Restructuring Support Agreement. Notwithstanding any other provision of this Agreement, the implementation of the transactions specifically provided for in the Restructuring Support Agreement in accordance with the terms of the Restructuring

Support Agreement to be implemented on the Third Amendment Effective Date, shall be deemed to be permitted by this Agreement so long as they are consummated in a manner not inconsistent with the terms of this Agreement or the Intercreditor Agreement.

10.2.22.     Advisory Fees. The Company shall not pay, nor permit to be paid, any fees (including fees accrued prior to the Third Amendment Effective Date) payable pursuant to the Corporate Advisory Services Agreement, dated as of December 15, 2016, among the Company and the other parties thereto, without the prior written consent of the Required Lenders.

10.3.    Financial Covenants. As long as any Commitments or Obligations are outstanding, Borrowers shall:

10.3.1.    Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 as of the last day of each month, calculated for the 12-month period then ending, commencing with the last day of the most recently completed month ending at least 30 days before the commencement of a Covenant Trigger Period and continuing for each month ending thereafter until the Covenant Trigger Period is no longer in effect.

SECTION 11.    GUARANTY

11.1.    Guaranty. For value received, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to the Borrowers by the Secured Parties, each Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Administrative Agent, for the ratable benefit of the Secured Parties, the full and prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of the Guaranteed Obligations (as hereafter defined) and the punctual performance of all of the terms contained in the documents executed by one or more Borrowers in favor of one or more Secured Parties in connection with the Guaranteed Obligations. This Guaranty is a guaranty of payment and performance and is not merely a guaranty of collection. As used herein, the term “Guaranteed Obligations” means any and all existing and future Obligations of any Borrower to any Secured Party, whether associated with any credit or other financial accommodation made to or for the benefit of any Borrower by any Secured Party or otherwise and whenever created, arising, evidenced or acquired (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof); provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such Debt, obligations, and liabilities which may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Guarantor or any Borrower under the Bankruptcy Code, any successor statute or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (collectively, “Debtor Relief Laws”), and shall include interest that accrues after the commencement by or against any Borrower of any proceeding under any Debtor Relief Laws. Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable provisions of any similar federal or state law.

11.2.    No Setoff or Deductions; Taxes; Payments. Each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature (other than Taxes, which shall be governed by Section 5.9) now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or authority therein unless such Guarantor is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to Taxes) is imposed upon a Guarantor with respect to any amount payable by it hereunder, such Guarantor will pay to the applicable Secured Party, on the date on which such amount is due and payable hereunder, such additional amount in U.S. dollars as shall be necessary to enable such Secured Party to receive the same net amount which such Secured Party would have received on such due date had no such obligation been imposed upon such Guarantor. Each Guarantor will deliver promptly to such Secured Party certificates or other valid vouchers for all charges deducted from or paid with respect to payments made by such Guarantor hereunder. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

11.3.    Rights of Secured Parties. Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend (including increase), modify, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Secured Parties in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

11.4.    Certain Waivers. Each Guarantor waives to the fullest extent permitted by law (a) any defense arising by reason of any disability or other defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of any Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of any Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to require any Secured Party to proceed against any Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in any Secured Party’s power whatsoever and any defense based upon the doctrines of marshalling of assets or of election of remedies; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; (f) any defense relating to the failure of any Secured Party to comply with the applicable laws in connection with the sale or other disposition of Collateral for all or any part of the Guaranteed Obligations; (g) any amendment or waiver of the term of any Guaranteed Obligation; (h) any law or regulation of any jurisdiction or any other event affecting any term of a Guaranteed Obligation; (i) any fact or circumstance related to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of such Guarantor under this Guaranty and (j) any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, other than the defense that the Guaranteed Obligations have been fully performed and indefeasibly paid in full in cash.

Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any Collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

11.5.    Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrowers or any other person or entity is joined as a party.

11.6.    Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until Full Payment of all Guaranteed Obligations and any amounts payable under this Guaranty. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to Administrative Agent (for the benefit of itself and the other Secured Parties) to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

11.7.    Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until Full Payment of all Guaranteed Obligations and any amounts payable under this Guaranty. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any Guarantor is made, or any Secured Party exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not such Secured Party is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

11.8.    Subordination. Each Guarantor hereby subordinates the payment of all obligations and Debt of any Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower to such Guarantor as subrogee of any Secured Party or resulting from such Guarantor’s performance under this Guaranty, to the Full Payment of all Guaranteed Obligations. If the Administrative Agent so requests, any such obligation or Debt of any Borrower to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Administrative Agent and the proceeds thereof, as well as any other amounts received by such Guarantor in violation of this Section, shall be paid over to the Administrative Agent on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

11.9.    Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor or any Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by any Guarantor immediately upon demand by Administrative Agent.

11.10.    Expenses. Each Guarantor shall pay on demand all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and expenses) in any way relating to the enforcement or protection of the any Secured Party’s rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of any Secured Party in any proceeding under any Debtor Relief Laws. The obligations of each Guarantor under this paragraph shall survive the Full Payment of the Guaranteed Obligations and termination of this Guaranty.

11.11.    Miscellaneous. Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor and conclusive, absent manifest error, for the purpose of establishing the amount of the Guaranteed Obligations. No failure by any Secured Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Administrative Agent and each Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by any Guarantor or any other guarantor for the benefit of the Secured Parties or any term or provision thereof.

11.12.    Condition of Borrowers. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as each Guarantor requires, and that the Secured Parties have no duty, and each Guarantor is not relying on any Secured Party at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrowers or any other guarantor (the guarantor waiving any duty on the part of any Secured Party to disclose such information and any defense relating to the failure to provide the same).

11.13.    Additional Guarantors. Each Person that is required to become a party to this Guaranty pursuant to Section 10.1.13 shall become a Guarantor for all purposes of this Guaranty upon execution and delivery by such Person of a supplement in form reasonably satisfactory to Administrative Agent.

SECTION 12.    EVENTS OF DEFAULT; REMEDIES ON DEFAULT

12.1.    Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)    (i) any Borrower fails to pay principal on any Loan when due (whether at stated maturity, on demand, upon acceleration or otherwise), (ii) any Borrower fails to pay the applicable Issuing Bank on the same day (or by 11:00 am Central time on the next Business Day with respect to draws as to which Borrowers receive notice of such draws after 3:00 pm Central time) such Issuing Bank honors any request for payment under a Letter of Credit the amount paid by such Issuing Bank under such Letter of Credit or (iii) any Borrower fails to pay any interest, fee or any other Obligation, and such failure continues unremedied for a period of three (3) Business Days;

(b)    any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)    a Borrower breaches or fail to perform any covenant contained in Section 7.2, 7.3, 7.4, 7.6, 8.1, 8.2.4, 8.2.5, 8.3, 8.6.2, 10.1.1, 10.1.2, 10.1.3, 10.1.4, 10.1.18, 10.1.20, 10.2 or 10.3;

(d)    an Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Administrative Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e)    a Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents (or any material provision thereof) or Obligations, or the perfection or priority of any Lien granted to Administrative Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Administrative Agent and Lenders) or any Security Document ceases to create a perfected security interest having the priority required by this Agreement in a material portion of the Collateral in favor of Administrative Agent for any reason (other than pursuant to the terms hereof or thereof or a waiver or release by Administrative Agent and Lenders);

(f)    any (i) failure of any Obligor to make any payment or (ii) other breach or default of an Obligor occurs under any instrument or agreement to which it is a party or by which it or any of its Properties is bound, in each case relating to any Material Debt, if, in the case of clause (ii), the maturity of or any payment with respect to such Material Debt may be accelerated or demanded due to such breach;

(g)    any failure by any Borrower or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $15,000,000 (excluding amounts covered by insurance), which judgments are either (i) not paid within sixty (60) days after the date payment is due or (ii) not discharged or stayed for a period of sixty (60) days from the date of such judgment;

(h)    an Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

(i)    an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that, when taken together with all other ERISA Events that have occurred, has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC in an amount exceeding $30,000,000 in the aggregate, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(j)    [reserved]; or

(k)    a Change of Control occurs; or any event occurs or condition exists that has a Material Adverse Effect.

12.2.    Remedies upon Default. If an Event of Default described in Section 12.1(h) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Administrative Agent or notice of any kind. In addition, or if any other Event of Default exists, Administrative Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c)    require Obligors to Cash Collateralize their LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and if Obligors fail to deposit such Cash Collateral, Administrative Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)    exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Administrative Agent at a place designated by Administrative Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Administrative Agent, in its discretion, deems advisable. Each Borrower agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Administrative Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Administrative Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Administrative Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Administrative Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

12.3.    License. Administrative Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of Royalties or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Borrower’s rights and interests under Intellectual Property shall inure to Administrative Agent’s benefit.

12.4.    Setoff. At any time during an Event of Default, Administrative Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Administrative Agent, such Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Administrative Agent, such Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Administrative Agent, such Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such Debt. The rights of Administrative Agent, each Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

12.5.    Remedies Cumulative; No Waiver.

12.5.1.    Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Administrative Agent and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

12.5.2.    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Administrative Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Administrative Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 13.    AGENTS

13.1.    Appointment, Authority and Duties of Agents.

13.1.1.    Appointment and Authority. Each Secured Party appoints and designates Bank of America as Administrative Agent and Collateral Agent under all Loan Documents. Each Agent may, and each Secured Party authorizes each Agent to, enter into all Loan Documents to which such Agent is intended to be a party and accept all Security Documents. Any action taken by any Agent in accordance with the provisions of the Loan Documents, and the exercise by such Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver, as Administrative Agent, each Loan Document, including the Intercreditor Agreement and any other intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agents alone shall be authorized to determine eligibility and applicable advance rates under the Borrowing Base in accordance with the terms of this Agreement, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate each Agent from liability to any Secured Party or other Person for any error in judgment. In addition to the foregoing, each Secured Party hereby irrevocably authorizes the Administrative Agent (x) to enter into the Intercreditor Agreement and (y) with the consent of Required Lenders, such consent not to be unreasonably withheld or delayed, (i) to amend the Intercreditor Agreement, (ii) enter into, or amend, similar agreements with the same or similar purpose, as agent for and on its behalf in accordance with the terms specified in this Agreement and (iii) to enter into, or amend, any other subordination or intercreditor agreement to effect the subordination of Liens securing Obligations under the Loan Documents contemplated by Sections 10.2.1(h) and 10.2.1(i) as agent for and on its behalf in accordance with the terms specified in this Agreement. Any such Intercreditor Agreement or subordination or intercreditor agreement entered into by Administrative Agent on behalf of the Secured Parties shall be binding upon each Secured Party. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 14.3) and each other Secured Party hereby authorizes and directs the Administrative Agent to enter into the Intercreditor Agreement and any such subordination and intercreditor agreement on behalf of such Secured Party and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement and any such subordination or intercreditor agreement. Administrative Agent shall notify the Secured Parties of the effectiveness of the Intercreditor Agreement and any such subordination or intercreditor agreement when executed and shall provide a copy of the executed Intercreditor Agreement and any such subordination or intercreditor agreement to the Secured Parties as and when effective.

13.1.2.    Duties. The title of “Administrative Agent” and “Collateral Agent” is used solely as a matter of market custom and the duties of Agents are administrative in nature only. No Agent has any duties except those expressly set forth in the Loan Documents, and in no event does any Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon any Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

13.1.3.    Agent Professionals. Each Agent may perform its duties through agents and employees. Each Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. No Agent shall be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

13.1.4.    Instructions of Required Lenders. The rights and remedies conferred upon Agents under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, each Agent may presume that the condition is satisfactory to a Secured Party unless such Agent has received notice to the contrary from such Secured Party before such Agent takes the action. Any Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by such Agent. Any Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 15.1.1. In no event shall any Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

13.2.    Agreements Regarding Collateral and Borrower Materials.

13.2.1.    Lien Releases; Care of Collateral. Secured Parties authorize Administrative Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrower Agent certifies in writing is an Asset Disposition permitted pursuant to Section 10.2.9 or a Permitted Lien entitled to priority over Administrative Agent’s Liens (and Administrative Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 15.1, with the consent of Required Lenders. Secured Parties authorize Administrative Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Administrative Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Administrative Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

13.2.2.    Possession of Collateral. Administrative Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Administrative Agent thereof and, promptly upon Administrative Agent’s request, deliver such Collateral to Administrative Agent or otherwise deal with it in accordance with Administrative Agent’s instructions.

13.2.3.    Reports. Administrative Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Administrative Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Administrative Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Administrative Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers’ books, records and representations; (b) that Administrative Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Administrative Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Administrative Agent furnishing same to such Lender, via the Platform or otherwise.

13.3.    Reliance By Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Administrative Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

13.4.    Action Upon Default. Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Administrative Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Administrative Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.

13.5.    Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Administrative Agent for application under Section 4.2.2 and it shall provide a written statement to Administrative Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against a Dominion Account without Administrative Agent’s prior consent.

13.6.    Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Administrative Agent’s Permitted Discretion, it may reserve for any Claims made against an Agent Indemnitee or an Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Administrative Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Administrative Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Administrative Agent by each Secured Party to the extent of its Pro Rata share.

13.7.    Limitation on Responsibilities of Administrative Agent. Administrative Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Administrative Agent’s gross negligence or willful misconduct. Administrative Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Administrative Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

13.8.    Successor Administrative Agent.

13.8.1.    Resignation; Successor Administrative Agent. Administrative Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Any such resignation shall also constitute a resignation of the Administrative Agent in its capacity as Collateral Agent. If Administrative Agent is a Defaulting Lender under clause (d) of the definition thereof, Required Lenders may, to the extent permitted by Applicable Law, remove such Administrative Agent by written notice to Borrowers and Administrative Agent. Required Lenders may appoint a successor to replace the resigning or removed Administrative Agent, which successor shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor agent is appointed prior to the effective date of Administrative Agent’s resignation or removal, then Administrative Agent may appoint a successor agent that is a financial institution acceptable to it (which shall be a Lender unless no Lender accepts the role) or in the absence of such appointment, Required Lenders shall on such date assume all rights and duties of Administrative Agent hereunder. Upon acceptance by any successor Administrative Agent of its appointment hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Administrative Agent without further act. On the effective date of its resignation or removal, the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder but shall continue to have all rights and protections under the Loan Documents with respect to actions taken or omitted to be taken by it while Administrative Agent, including the indemnification set forth in Sections 13.6 and 15.2, and all rights and protections under this Section 13. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Administrative Agent hereunder without further act on the part of any Secured Party or Obligor.

13.8.2.    Co-Agent. If appropriate under Applicable Law, Administrative Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Administrative Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Administrative Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Administrative Agent until appointment of a new agent.

13.9.    Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Administrative Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Administrative Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Administrative Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Administrative Agent or its Affiliates.

13.10.    Remittance of Payments and Collections.

13.10.1.    Remittances Generally. All payments by any Lender to Administrative Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Administrative Agent and request for payment is made by Administrative Agent by 1:00 p.m. on a Business Day, payment shall be made by Lender not later than 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Administrative Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Administrative Agent. Any such payment shall be subject to Administrative Agent’s right of offset for any amounts due from such payee under the Loan Documents.

13.10.2.    Failure to Pay. If any Secured Party fails to pay any amount when due by it to Administrative Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Administrative Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Base Rate Revolver Loans. In no event shall Borrowers be entitled to credit for any interest paid by a Secured Party to Administrative Agent, nor shall a Defaulting Lender be entitled to interest on amounts held by Administrative Agent pursuant to Section 4.2.

13.10.3.    Recovery of Payments. If Administrative Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Administrative Agent from an Obligor and such related payment is not received, then Administrative Agent may recover such amount from the

Secured Party. If Administrative Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Administrative Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by Administrative Agent to Obligations held by a Secured Party are later required to be returned by Administrative Agent pursuant to Applicable Law, such Secured Party shall pay to Administrative Agent, on demand, its share of the amounts required to be returned.

13.11.    Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Administrative Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Administrative Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Administrative Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

13.12.    Titles. Each Lender, other than Bank of America, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Administrative Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

13.13.    Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Administrative Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.6, 15.3.3 and 13. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

13.14.    [Reserved].

13.15.    No Third Party Beneficiaries. This Section 13 is an agreement solely among Secured Parties and Administrative Agent, and shall survive Full Payment of the Obligations. Except as set forth in Section 13.8 with respect to the Borrowers, this Section 13 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Administrative Agent, any action that Administrative Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

13.16.    Certain ERISA Matters.

13.16.1.    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

a)

such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

b)

the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

c)

(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, or

d)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

13.16.2.    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that:

a)

none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto),

b)

the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance with respect to the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

c)

the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

d)

the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance with respect to the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

e)

no fee or other compensation is being paid directly to the Administrative Agent or any of its respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

13.16.3.    The Administrative Agent hereby informs the Lenders that it is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender, or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 14.    BENEFIT OF AGREEMENT; ASSIGNMENTS

14.1.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Administrative Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 14.3. Administrative Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 14.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

14.2.    Participations.

14.2.1.    Permitted Participants; Effect. Subject to Section 14.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Administrative Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Administrative Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

14.2.2.    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantially all Collateral.

14.2.3.    Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (including principal and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

14.2.4.    Benefit of Setoff. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 13.5 as if such Participant were a Lender.

14.3.    Assignments.

14.3.1.    Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Administrative Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Administrative Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Administrative Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

14.3.2.    Effect; Effective Date. Upon delivery to Administrative Agent of a fully executed Assignment in the form of Exhibit A and a processing fee of $3,500 (unless otherwise agreed or waived by Administrative Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 14.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Administrative Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Administrative Agent.

14.3.3.    Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. Administrative Agent shall have no obligation to determine whether any assignee is permitted under the Loan Documents. Assignment by a Defaulting Lender shall be effective only if there is concurrent satisfaction of all outstanding obligations of the Defaulting Lender under the Loan Documents in a manner satisfactory to Administrative Agent, including payment by the Eligible Assignee or Defaulting Lender to Administrative Agent of an aggregate amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Administrative Agent) to satisfy all funding and payment liabilities of the Defaulting Lender. If assignment by a Defaulting Lender occurs (by operation of law or otherwise) without compliance with the foregoing sentence, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

14.3.4.    Register. Administrative Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, principal interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Administrative Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Administrative Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

14.4.    Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.9 (and has not designated a different Lending Office pursuant to Section 3.8), then Administrative Agent or Borrower Agent may, upon 10 days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within 20 days after such notice. Administrative Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

SECTION 15.    MISCELLANEOUS

15.1.    Consents, Amendments and Waivers.

15.1.1.    Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Administrative Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, that

(a)    without the prior written consent of Administrative Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Administrative Agent;

(b)    without the prior written consent of each applicable Issuing Bank, no modification shall alter Section 2.3 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of such Issuing Bank;

(c)    without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Revolver Termination Date; or (iv) amend this clause (c);

(d)    without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) waive the conditions precedent contained in Section 6.1; (ii) alter Section 5.6.2, 7.1 (except to add Collateral), 13.5 or 15.1.1; (iii) change any provision of this Section 15.1.1(d) or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentages of Lenders required to amend, waive or otherwise modify any rights hereunder or any other Loan Document or make any determination or grant any consent hereunder; (iv) amend the definition of Borrowing Base (or any defined term used in such definition) if the effect of such amendment is to increase borrowing availability; (v) increase the advance rates in the Borrowing Base or modify this Agreement in any way that would have the effect of increasing the advance rates in the Borrowing Base, in each case, beyond such advance rates in effect on the Closing Date; (vi) release all or substantially all Collateral; or (vii) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations;

(e)    without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.6.2;

(f)     if Real Estate secures any Obligations, no modifications or a Loan Document shall add, increase, renew or extend any credit line hereunder until the completion of flood diligence and documentation as required by the Flood Disaster Protection Act or otherwise satisfactory to all Collateral Agent; and

(g)    without the prior written consent of Super Majority Lenders (except any Defaulting Lender), no modification shall amend or modify (i) Section 10.3 or waive any Default due to a failure to comply with Section 10.3, (ii) the definition of Fixed Charge Coverage Ratio or Covenant Trigger Period (or any component definitions of such terms) and (iii) Section 10.1.2(a) or (b) or waive any Default due to a failure to comply with Section 10.1.2(a) or (b).

15.1.2.    Limitations. The agreement of Borrowers shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders, Administrative Agent and/or Issuing Bank as among themselves but the parties to such shall provide prompt written notice thereof to the Borrowers. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement. Any waiver or consent granted by Administrative Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

15.1.3.    Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

15.2.    Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON AND, IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE OR SOLE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim (a) that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result directly from the bad faith, gross negligence or willful misconduct of such Indemnitee or (b) arises out of or is in connection with any claim, litigation, loss or proceeding not involving an act or omission of any Borrower or any of its Affiliates and that is brought by an Indemnitee against another Indemnitee (other than against any Agent in its capacity as such); and Claims consisting of attorneys’ fees and expenses incurred by the Indemnitees will be limited to the reasonable and documented fees, disbursements and other charges of one firm of counsel to the Indemnitees taken as a whole and one firm of local counsel to the Indemnitees taken as a whole in each appropriate jurisdiction and, in the case of an actual or potential conflict of interest as determined by the affected Indemnitee Party, one additional counsel to such affected Indemnitee.

15.3.    Notices and Communications.

15.3.1.    Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 15.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Administrative Agent pursuant to Section 2.1.4, 2.3, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Administrative Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

15.3.2.    Communications. Electronic communications (including e-mail, messaging and websites) may be used only in a manner acceptable to Administrative Agent and only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents and matters permitted under Section 4.1.4. Secured Parties make no assurance as to the privacy or security of electronic communications. E-mail and voice mail shall not be effective notices under the Loan Documents.

15.3.3.    Platform. Borrower Materials shall be delivered pursuant to procedures approved by Administrative Agent, including electronic delivery (if possible) upon request by Administrative Agent to an electronic system maintained by Administrative Agent (“Platform”). Borrowers shall notify Administrative Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Administrative Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Administrative Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Borrowers, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system.

15.3.4.    Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor’s securities.

15.3.5.    Non-Conforming Communications. Administrative Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Borrower.

15.4.    Performance of Borrowers’ Obligations. Administrative Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or, upon notice to Borrower Agent unless an Event of Default exists, do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Administrative Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Administrative Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All reasonable and documented payments, costs and expenses (including Extraordinary Expenses) of Administrative Agent under this Section shall be reimbursed to Administrative Agent by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Administrative Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

15.5.    Credit Inquiries. Administrative Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

15.6.    Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

15.7.    Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document (other than the Intercreditor Agreement), the provision herein shall govern and control.

15.8.    Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Administrative Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement. Any signature, contract formation or record-keeping through electronic means shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.

15.9.    Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter hereof and thereof.

15.10.    Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Administrative Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Administrative Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Administrative Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

15.11.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Administrative Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and their Affiliates, on one hand, and Administrative Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Administrative Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Administrative Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Administrative Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document. Each Borrower hereby agrees that it will not claim that Administrative Agent, Lenders, their Affiliates or any arranger has rendered advisory services of any nature or owes any agency or fiduciary or similar duty to it in connection with any transaction contemplated by a Loan Document.

15.12.    Confidentiality. Each of Administrative Agent, Lenders and Issuing Banks shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; provided that unless specifically prohibited by Applicable Law, each of Administrative Agent and each Lender shall endeavor to notify the Borrowers (without any liability for a failure to so notify the Borrower) of any request made to such Lender or Administrative Agent, as applicable, by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such Information prior to disclosure of such Information; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Administrative Agent, any Lender, any Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Notwithstanding the foregoing, Administrative Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrowers’ logos, trademarks or product photographs approved by Borrower Agent in advertising materials; provided, however that such general information does not include any Information required to be kept confidential pursuant to this Section 15.12. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Administrative Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

15.13.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 5.13, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

15.14.    GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

15.15.    Consent to Forum; Bail-In of EEA Financial Institutions.

15.15.1.     Forum. EACH BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

15.15.2.     Other Jurisdictions.    Nothing herein shall limit the right of Administrative Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Administrative Agent of any judgment or order obtained in any forum or jurisdiction.

15.15.3.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.    Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that any liability arising under a Loan Document of any Secured Party that is an EEA Financial Institution, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority, and agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising under any Loan Documents which may be payable to it by any Secured Party that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

15.16.    Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Administrative Agent, each Issuing Bank and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan

Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Administrative Agent on which a Borrower may in any way be liable, and hereby ratifies anything Administrative Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Administrative Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against any party hereto on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto (which Administrative Agent, each Issuing Bank and each Lender hereby also waives); and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Administrative Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

15.17.    PATRIOT Act Notice. Administrative Agent and Lenders hereby notify Borrowers that pursuant to the Patriot Act, Administrative Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Administrative Agent and Lenders to identify it in accordance with the Patriot Act. Administrative Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth. Borrowers shall, promptly upon request, provide all documentation and other information as Administrative Agent, any Issuing Bank or any Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law.

15.18.    NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

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